EXECUTION VERSION
LOAN FINANCING AND SERVICING AGREEMENT
dated as of June 26, 2024
VCSL FUNDING 1 LLC,
as Borrower
VISTA CREDIT STRATEGIC LENDING CORP.,
as Equityholder and as Servicer
THE LENDERS FROM TIME TO TIME PARTIES HERETO,
DEUTSCHE BANK AG, NEW YORK BRANCH,
as Facility Agent
THE OTHER AGENTS PARTIES HERETO,
and
STATE STREET BANK AND TRUST COMPANY,
as Collateral Agent and as Collateral Custodian

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EXHIBIT A    Form of Note
EXHIBIT B    Audit Standards
EXHIBIT C-1    Form of Advance Request
EXHIBIT C-2    Form of Reinvestment Request
EXHIBIT C-3    Form of Electronic Asset Approval Request
EXHIBIT C-4    Form of Prepayment Notice
EXHIBIT C-5    Form of Electronic Asset Approval Notice
EXHIBIT D    Form of Monthly Report
EXHIBIT E    Form of Joinder Agreement
EXHIBIT F-1    Authorized Representatives of Servicer
EXHIBIT F-2    Request for Release and Receipt
EXHIBIT F-3    Request for Release of Request for Release and Receipt
EXHIBIT G-1    U.S. Tax Compliance Certificate (Foreign Lender - non-Partnerships)
EXHIBIT G-2    U.S. Tax Compliance Certificate (Foreign Participant - non-Partnerships)
EXHIBIT G-3    U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
EXHIBIT G-4    U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)
EXHIBIT H    Schedule of Collateral Obligations Certification

SCHEDULE 1    Diversity Score Calculation
SCHEDULE 2    Moody’s Industry Classification Group List
SCHEDULE 3    Collateral Obligations
SCHEDULE 4    Responsible Officers

ANNEX A    Notice Information
ANNEX B    Commitments
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LOAN FINANCING AND SERVICING AGREEMENT
THIS LOAN FINANCING AND SERVICING AGREEMENT is made and entered into as of June 26, 2024, among VCSL FUNDING 1 LLC, a Delaware limited liability company, as the BORROWER (in such capacity, the “Borrower”), VISTA CREDIT STRATEGIC LENDING CORP., a Maryland corporation, as the EQUITYHOLDER (in such capacity, the “Equityholder”), and as the SERVICER (as hereinafter defined), each LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the AGENTS for each LENDER GROUP (as hereinafter defined) FROM TIME TO TIME PARTIES HERETO (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, an “Agent”), STATE STREET BANK AND TRUST COMPANY, as Collateral Agent and as Collateral Custodian (each as hereinafter defined), and DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Facility Agent”).
RECITALS
WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein and also desires to retain the Servicer to perform certain servicing functions related to the Collateral Obligations (as defined herein) on the terms and conditions set forth herein; and
WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein and the Servicer desires to perform certain servicing functions related to the Collateral Obligations on the terms and conditions set forth herein.
NOW, THEREFORE, based upon the foregoing Recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I

DEFINITIONS
Section 1.1Defined Terms. As used in this Agreement, the following terms have the following meanings:
“1940 Act” means the Investment Company Act of 1940.
“Account” means the Principal Collection Account and the Interest Collection Account, together with any sub-accounts deemed appropriate or necessary by the Securities Intermediary, for convenience in administering such accounts.
“Account Collateral” has the meaning set forth in Section 12.1(d).

“Account Control Agreement” means the securities account control agreement, dated as of the Closing Date, by and among the Borrower, as pledgor, the Collateral Agent on behalf of the Secured Parties, as secured party, and the Collateral Custodian, as Securities Intermediary.
“Accrual Period” means, with respect to any Distribution Date, the period from and excluding the Determination Date for the immediately preceding Distribution Date (or, in the case of the first Distribution Date, from and including the Closing Date) through and including the Determination Date preceding such Distribution Date.
“Adjusted Aggregate Eligible Collateral Obligation Balance” means, as of any date, the Aggregate Eligible Collateral Obligation Amount minus the Excess Concentration Amount on such date.
“Advance” has the meaning set forth in Section 2.1(a).
“Advance Date” has the meaning set forth in Section 2.1(a).
“Advance Rate” means, with respect to any Eligible Collateral Obligation on any date of determination (a) that is a First Lien Broadly Syndicated Loan, 75.0%, (b) that is a First Lien Middle Market Loan, 72.5%, (c) that is either a Multiple of Recurring Revenue Loan with Positive EBITDA or a Multiple of Recurring Revenue Loan without Positive EBITDA but which meets the Necessary Criteria, 67.5%, (d) that is a Multiple of Recurring Revenue Loan without Positive EBITDA and which does not meet the Necessary Criteria, 62.5%, (e) that is a FILO Loan and the attaching Leverage Multiple (x) exceeds 1.0x and is equal to or less than 1.5x, 55%, (y) exceeds 1.5x and is equal to or less than 2.0x, 50% and (z) exceeds 2.0x and is equal to or less than 2.5x, 45%, (f) that is a Broadly Syndicated Stretch First Lien Loan, 40.0%, (g) that is a Middle Market Stretch First Lien Loan, 37.5%, (h) that is a Broadly Syndicated Second Lien Loan, 35.0% and (i) that is either a Middle Market Second Lien Loan or a Multiple of Recurring Revenue Stretch Loan, 32.5%.
“Advance Request” has the meaning set forth in Section 2.2(a).
“Adverse Claim” means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than Permitted Liens.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Person” has the meaning set forth in Section 5.1.
“Affiliate” of any Person means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan). For the purposes of this definition, “Control” means the possession, directly or indirectly (including through affiliated entities), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, provision of management services, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Affiliate Sponsored Obligor” means an Obligor to which the Servicer, the Equityholder or one or more of their Affiliates have provided debt in an amount less than 50% of the aggregate amount of Indebtedness of such Obligor.
“Agent” has the meaning set forth in the Preamble.
“Aggregate Eligible Collateral Obligation Amount” means, as of any date, the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations.
“Aggregate Funded Spread” means, as of any day, the sum of: (a) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that bears interest at a spread over an index, (A) the excess (which excess may be expressed as a negative percentage) for each such Collateral Obligation of (x) the sum of (I) the sum of such spread (inclusive of any credit adjustment spread, if any) for each such Collateral Obligation and such index for each such Collateral Obligation plus (II) for each such Collateral Obligation that provides for a minimum index amount, the excess, if any, of such minimum index amount over such index on such date of determination, over (y) the Base Rate in effect for the Accrual Period that includes such date of determination multiplied by (B) the Collateral Obligation Amount of each such Collateral Obligation plus (b) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that is a Fixed Rate Collateral Obligation, (i) the excess (which excess may be expressed as a negative percentage) for each such Collateral Obligation of (x) the interest rate for such Collateral Obligation over (y) the Base Rate in effect for the Accrual Period that includes such date of determination multiplied by (ii) the Collateral Obligation Amount of each such Collateral Obligation.
“Aggregate Notional Amount” means, as of any date of determination, an amount equal to the sum of the notional amounts or equivalent amounts of all outstanding Hedging Agreements, Replacement Hedging Agreements and Qualified Substitute Arrangements, each as of such date of determination.
“Agreement” means this Loan Financing and Servicing Agreement (including each annex, exhibit and schedule hereto), as it may be amended, restated, supplemented or otherwise modified from time to time.
“AIF” has the meaning given to the term under the AIFMD and/or UK AIFM Regulations as relevant.
“AIFM” has the meaning given to the term under the AIFMD and/or UK AIFM Regulations as relevant.

“AIFMD” means (a) Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No. 1060/2009 and (EU) No. 1095/2010, as the same may be amended, supplemented, superseded or re-adopted from time to time (whether with or without qualification) and (b) any applicable law of a member state of the European Union implementing the AIFMD.
“Alternate Base Rate” means a fluctuating rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:
(a)    the rate of interest announced publicly by DBNY in New York, New York, from time to time as DBNY’s base commercial lending rate;
(b)    ½ of one percent above the Federal Funds Rate; and
(c)    0.
“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections in the Collection Account with respect to the related Accrual Period (excluding any Collections necessary to settle the acquisition of Eligible Collateral Obligations), plus (b) any investment income earned on amounts on deposit in the Collection Account since the immediately prior Distribution Date (or since the Closing Date in the case of the first Distribution Date).
“Anti-Bribery and Corruption Laws” has the meaning set forth in Section 9.31(a).
“Anti-Money Laundering Laws” has the meaning set forth in Section 9.30(b).
“Applicable Banking Law” means, for any Person, all existing and future laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to anti-bribery and corruption, the funding of terrorist activities and money laundering, including the Anti-Money Laundering Laws, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, other applicable anti-bribery and corruption legislation, and Section 326 of the USA Patriot Act.
“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
“Applicable Margin” means (i) during the Revolving Period, 2.40% per annum and (ii) after the Revolving Period, 2.90% per annum; provided that, during any period while an Event of Default has occurred and is continuing, the Applicable Margin otherwise in effect shall be increased by the addition thereto of 2.00% per annum; provided, further, that, if the Borrower has issued an Equity Cure Notice pursuant to Section 13.1(e)(y) or Section 13.1(r)(y) and the Event of Default is not cured within the applicable cure period, the Applicable Margin in effect shall be increased (without duplication of any increase due to the foregoing proviso) by the addition thereto of 3.00% per annum.
“Appraised Value” means, with respect to any Asset Based Loan, the most recently calculated appraised value of the pro rata portion of the underlying collateral securing such Collateral Obligation as determined by an Approved Valuation Firm.
“Approved Valuation Firm” means, with respect to any Collateral Obligation, any valuation firm either (a) specified on the related Asset Approval Request or Reinvestment Request and approved by the Facility Agent or (b) otherwise approved in writing by the Facility Agent in its commercially reasonable discretion.
“Article 7 Transparency and Reporting Requirements” means the reporting requirements set out in Article 7(1) of the EU Securitization Regulation, together with any relevant technical standards adopted by the European Commission in relation thereto, and, in each case relevant guidance published in relation thereto as may be effective from time to time.
“Asset Approval Notice” means an electronic notice containing the information from Exhibit C-5 and that provides the approval of the Facility Agent, in its sole discretion, to the acquisition (or incremental pledge) of one or more Collateral Obligations.
“Asset Approval Request” means an electronic notice to the Facility Agent in the form of an email that (a) either (i) is in the form of Exhibit C-3 or (ii) notifies the Facility Agent that the information required by Exhibit C-3 has been posted to the relevant data site and (b) requests the approval of the Facility Agent, in its sole discretion, of one or more Collateral Obligations.
“Asset Based Loan” means any Loan where (i) the underwriting of such Loan was based primarily on the appraised value of the assets securing such Loan and (ii) advances in respect of such Loan are governed by a borrowing base relating to certain of the assets securing such Loan.
“Available Funds” has the meaning set forth in Section 17.12.
“Average Life” means, as of any day with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded up to the nearest one hundredth thereof) from such day to the respective dates of each successive Scheduled Collateral Obligation Payment of principal on such Collateral Obligation (assuming, for purposes of this definition, the full exercise of any option to extend the maturity date or otherwise lengthen the maturity schedule that is exercisable without the consent of the Borrower) multiplied by (b) the respective amounts of principal of such Scheduled Collateral Obligation Payments by (ii) the sum of all successive Scheduled Collateral Obligation Payments of principal on such Collateral Obligation.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.
“Base Rate” for any Advance means a rate per annum equal to Term SOFR for such Advance or portion thereof; provided, that in the case of
(a)    any day on or after the first day on which a Committed Lender shall have notified the Facility Agent that the introduction of or any change in or in the interpretation of any law or regulation, in each case, made effective after the Closing Date, makes it unlawful, or any central bank or other Official Body asserts after the Closing Date that it is unlawful, for such Committed Lender to fund such Advance at the Base Rate set forth above (and such Committed Lender shall not have subsequently notified the Facility Agent that such circumstances no longer exist), or
(b)    any period in the event Term SOFR is not reasonably available to any Lender for such period, the “Base Rate” shall be a floating rate per annum equal to the Alternate Base Rate in effect on each day of such period.
“Basel III Regulation” means, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any Official Body implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, “Basel III Regulation” shall include Part 6 of the European Union regulation 575/2013 on prudential requirements for credit institutions and investment firms (the “CRR”) and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published in May 2018 to comply with the Financial Crimes Enforcement Network customer due diligence rules.
“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.
“Benefit Plan Investor” means (a) any “employee benefit plan” (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any “plan” as defined in Section 4975(e) of the Code that is subject to Section 4975 of the Code, or (c) any governmental or other plan or arrangement that is not subject to ERISA or to Section 4975 of the Code but is subject to any law or restriction substantially similar to Section 406 of ERISA or Section 4975 of the Code or (d) any entity whose underlying assets include “plan assets” of the foregoing employee benefit plans or plans (within the meaning of the DOL Regulations or otherwise).
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning set forth in the Preamble.
“Borrower Assigned Agreements” has the meaning set forth in Section 12.1(c).
“Borrowing Base” means, as of any date of determination, (i) the product of the lower of (a) the Weighted Average Advance Rate and (b) the Maximum Portfolio Advance Rate multiplied by the Adjusted Aggregate Eligible Collateral Obligation Balance plus (ii) the amount of Principal Collections on deposit in the Principal Collection Account.
“Broadly Syndicated Stretch First Lien Loan” means any portion of a First Lien Broadly Syndicated Loan that is designated as a “Broadly Syndicated Stretch First Lien Loan” in the applicable Asset Approval Request (as approved by the Facility Agent in its sole discretion).
“Broadly Syndicated Second Lien Loan” means any Broadly Syndicated Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the related Obligor other than a First Lien Broadly Syndicated Loan or First Lien Middle Market Loan, with respect to the liquidation of such Obligor or the collateral for such Loan and (ii) is secured by a valid second priority perfected Lien to or on specified collateral securing the related Obligor’s obligations under the Loan, which Lien is not subordinate to the Lien securing any other debt for borrowed money other than a First Lien Broadly Syndicated Loan or First Lien Middle Market Loan, on such specified collateral.
“Business Day” means any day (and, solely for the purposes of determining Term SOFR, a day that is also a U.S. Government Securities Business Day) that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, Chicago, Illinois or the city in which the offices of the Collateral Agent or Collateral Custodian are located are authorized or obligated by law, executive order or government decree to remain closed; provided that (i) when used in connection with Term SOFR, the term “Business Day” shall also exclude any day on which dealings in deposits in Dollars are not carried out in the relevant market and (ii) when used in connection with any funding of any Advance pursuant to Section 2.2, the term “Business Day” shall also exclude any day on which banking institutions in the city in which the offices of the Facility Agent or any Lender are located are authorized or obligated by law, executive order or government decree to remain closed. All references to any “day” or any particular day of any “calendar month” shall mean a calendar day unless otherwise specified.
“Capital Call Line” has the meaning set forth in Section 7.4(p).
“Capped Fees/Expenses” means, at any time, the Collateral Agent Fees and Expenses and the Collateral Custodian Fees and Expenses, in an aggregate amount not to exceed $100,000 in any calendar year.
“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of, or bad faith or gross negligence with respect to, such Independent Manager’s duties as set forth in the Borrower’s Constituent Documents, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, or (iv) that such Independent Manager no longer meets the definition of “Independent Manager”.
“Change of Control” means any of (a) the Equityholder shall no longer be the sole equityholder of the Borrower (free and clear of any liens), (b) the owners of the Management Company as of the Closing Date shall (i) cease to own directly or indirectly at least a majority of the outstanding equity interests of the Management Company or (ii) effect any “assignment” (as defined in Section 202(a)(1) of the Investment Advisors Act of 1940) of the Equityholder Investment Advisory Agreement and (c) the Management Company is no longer the investment manager of the Equityholder.
“Charges” means (i) all material federal, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the PBGC at the time due and payable); (ii) all material levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on the Collateral Obligations or any other property of the Borrower and (iii) any such Taxes, levies, assessment, charges or claims which constitute a Lien or encumbrance on any property of the Borrower.
“Closing Date” means June 26, 2024.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning set forth in Section 12.1.

“Collateral Agent” means State Street Bank and Trust Company, solely in its capacity as collateral agent hereunder, together with its successors and permitted assigns in such capacity.
“Collateral Agent and Collateral Custodian Fee Letter” means that certain letter agreement among the Collateral Agent, the Collateral Custodian and the Borrower and hereby acknowledged by the Servicer and the Facility Agent, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Facility Agent.
“Collateral Agent Fees and Expenses” has the meaning set forth in Section 11.11.
“Collateral Custodian” means State Street Bank and Trust Company, solely in its capacity as collateral custodian, together with its successors and permitted assigns in such capacity.
“Collateral Custodian Fees and Expenses” has the meaning set forth in Section 18.10.
“Collateral Database” has the meaning set forth in Section 11.3(a)(i).
“Collateral Obligation” means a Loan owned by the Borrower, excluding the Retained Interest thereon.
“Collateral Obligation Amount” means for any Collateral Obligation, as of any date of determination, an amount equal to the product of (i) the Discount Factor of such Collateral Obligation at such time multiplied by (ii) the Principal Balance of such Collateral Obligation at such time; provided that if the Effective LTV of any Asset Based Loan exceeds (as of such date of determination) the limit for the applicable Loan type set forth below, then the Principal Balance component of “Collateral Obligation Amount” of such Collateral Obligation will be automatically (and without any action by the Facility Agent) reduced by the amount necessary to cause such Collateral Obligation to comply with the applicable limit set forth below:

Asset Based Loan Type (by collateral source)	Effective LTV Limit
working capital	90%
fixed assets	75%
intellectual property	60%
The Collateral Obligation Amount of any Collateral Obligation that ceases to be or otherwise is not an Eligible Collateral Obligation shall be zero.
“Collateral Obligation File” means, with respect to each Collateral Obligation as identified on the related Document Checklist, in each case in English, (i)(A) if the Collateral Obligation includes an original promissory note, (x) an original, executed copy of the related promissory note, or (y) in the case of a lost promissory note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower or the prior holder of record either in blank or to the Collateral Agent, in each case with respect to clause (x) or clause (y) with an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower or to the Collateral Agent, or in blank, or (B) in the case of a noteless Collateral Obligation, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the Borrower, (ii) paper or electronic copies of the related loan agreement, and (to the extent received by the Borrower) any guaranty, security agreement, intercreditor agreement or any other material agreement (as determined by the Servicer in its reasonable discretion), (iii) with respect to each Collateral Obligation originated by the Equityholder and with respect to which the Equityholder acts as administrative agent (or in a comparable capacity), electronic copies of the file-stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Collateral Obligation or evidence that such financing statements have been submitted for filing, in each case only to the extent reasonably available to the Servicer, and (iv) any other document included on the related Document Checklist that is reasonably requested by any Agent and reasonably available to the Servicer.
“Collateral Obligation Schedule” means the list of Collateral Obligations set forth on Schedule 3, as the same may be updated by the Borrower (or the Servicer on behalf of the Borrower) from time to time.
“Collateral Quality Tests” means, collectively or individually as the case may be, the Minimum Diversity Test, the Minimum Weighted Average Spread Test, the Minimum Weighted Average Coupon Test and the Maximum Weighted Average Life Test.
“Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number VTYD-1-S1, which is created and maintained on the books and records of the Securities Intermediary entitled “Collection Account” in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, which contains the Principal Collection Account and the Interest Collection Account.
“Collections” means the sum of all Interest Collections and Principal Collections received with respect to the Collateral.
“Commercial Paper Rate” for Advances means, to the extent a Conduit Lender funds such Advances by issuing commercial paper, the sum of (i) the weighted average of the rates at which commercial paper notes of such Conduit Lender issued to fund such Advances (which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to its commercial paper maturing on dates other than those on which corresponding funds are received by the Conduit Lender and costs or other borrowings by the Conduit Lender (other than under any related support facility)) may be sold by any placement agent or commercial paper dealer selected by such Conduit Lender, as agreed in good faith between each such agent or dealer and such Conduit Lender; provided, that if the rate (or rates) as agreed between any such agent or dealer and such Conduit Lender for any Advance is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum plus, without duplication (ii) any and all reasonable costs and expenses of any issuing and paying agent or other Person responsible for the administration of such Conduit Lender’s commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper issued to fund the making or maintenance of any Advance. Each Conduit Lender shall notify the Facility Agent of its Commercial Paper Rate applicable to any Advance promptly after the determination thereof.
“Commitment” means, for each Committed Lender, (a) prior to the Facility Termination Date, the commitment of such Committed Lender to make Advances to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Committed Lender’s name on Annex B or pursuant to the assignment executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XV or pursuant to a Joinder Agreement executed and delivered pursuant to Article XV (as such Commitment may be reduced as set forth in Section 2.5 or increased as set forth in Section 2.8), and (b) on and after the earlier to occur of (i) the Facility Termination Date and (ii) the end of the Revolving Period, such Committed Lender’s pro rata share of all Advances outstanding.
“Committed Lenders” means, for any Lender Group, the Person(s) executing this Agreement in the capacity of a “Committed Lender” for such Lender Group (or an assignment hereof or a Joinder Agreement in accordance with Article XV) in accordance with the terms of this Agreement.
“Competitor” means (a) any fund (including business development companies and finance companies) primarily engaged in the business of lending to middle-market or lower-middle-market companies or investing in loans to middle-market or lower-middle-market companies, which is in direct or indirect competition with the Borrower, the Equityholder, the Servicer, any sub-advisor of the Servicer, or any Affiliate thereof, (b) any Person controlled by, or controlling, or under common control with, a Person referred to in clause (a) above, or (c) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority, in each case as determined by the Facility Agent in its reasonable discretion.
“Conduit Advance Termination Date” means, with respect to a Conduit Lender, the date of the delivery by such Conduit Lender to the Borrower of written notice that such Conduit Lender elects, in its sole discretion, to permanently cease funding Advances hereunder.
“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable certificate or agreement of registration or formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the certificate or articles of formation, limited liability company agreement and operating agreement (as applicable); (c) in the case of a corporation or an exempted company, the certificate or articles of incorporation or association and the bylaws, or its memorandum and articles of association (as applicable); and (d) in the case of any trust, the trust deed, declaration of trust or equivalent establishing such trust, in each such case as it may be restated, modified, amended or supplemented from time to time.
“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent or the Collateral Custodian, as applicable, specified on Annex A hereto, or such other address within the United States as it may designate from time to time by notice to the Facility Agent.
“Cost of Funds Rate” means, for any Accrual Period and any Lender, the rate determined as set forth below:
(a)    with respect to each Conduit Lender and each day of such Accrual Period, the lower of (i) such Conduit Lender’s Commercial Paper Rate for such day and (ii) Term SOFR; provided that if and to the extent that, and only for so long as, a Conduit Lender at any time determines in good faith that it is unable to raise or is precluded or prohibited from raising, or that it is not advisable to raise, funds through the issuance of commercial paper notes in the commercial paper market of the United States to finance its making or maintenance of its portion of any Advance or any portion thereof (which determination may be based on any allocation method employed in good faith by such Conduit Lender), upon notice from such Conduit Lender to the Agent for its Lender Group, the Facility Agent and the Servicer, such Conduit Lender’s portion of such Advance shall bear interest at a rate per annum equal to the Alternate Base Rate; and
(b)    with respect to each Committed Lender, the Base Rate.
“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 17.21.

“Credit Risk Obligation” means any Collateral Obligation that, in the Servicer’s judgment exercised in accordance with this Agreement, has a significant risk of declining in credit quality or price.
“Critical Component” means, in respect of a weapons system referred to in the definition of Prohibited Defense Asset, a component used specifically in the production of the weapons system or plays a direct role in the lethality of the weapons system.
“Cut-Off Date” means, with respect to each Collateral Obligation, the date such Collateral Obligation becomes part of the Collateral.
“Data Room” means an electronic password protected data room maintained by the Borrower (or by the Servicer on behalf of Borrower) at Intralinks, SyndTrak Online or any other similar electronic distribution system reasonably acceptable to the Facility Agent.
“DBNY” means Deutsche Bank AG, New York Branch, and its successors.
“Debt-to-Recurring-Revenue Ratio” means, with respect to any Multiple of Recurring Revenue Loan for any period, the meaning of “Debt-to-Recurring-Revenue Ratio” or any comparable definition in the Underlying Instruments for such Loan, and in any case that “Debt-to-Recurring-Revenue Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) Indebtedness of the related Obligor less unrestricted cash, to (b) Revenue of the related Obligor, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments, and approved by the Facility Agent as set forth on the related Asset Approval Notice.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulted Collateral Obligation” means any Collateral Obligation as to which any one of the following events has occurred:
(a)any Scheduled Collateral Obligation Payment or part thereof is unpaid more than two (2) Business Days beyond the grace period (if any) permitted by the related Underlying Instrument;
(d)an Insolvency Event occurs with respect to the Obligor thereof;
(e)a Responsible Officer of the Servicer or the Borrower has actual knowledge of the occurrence of a default as to the payment of principal and/or interest has occurred and is continuing for the lesser of (x) two (2) Business Days beyond the grace period (if any) permitted by the related Underlying Instrument and (y) five (5) Business Days with respect to another debt obligation of the same Obligor secured by the same collateral which is full recourse and senior to and pari passu with in right of payment to such Collateral Obligation;
(f)such Collateral Obligation has (x) a rating by Standard & Poor’s of “CC” or below or “SD” or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by Standard & Poor’s or Moody’s, as applicable;
(g)a Responsible Officer of the Servicer or the Borrower has actual knowledge that such Collateral Obligation is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has (i) a rating by Standard & Poor’s of “CC” or below or “SD” or (ii) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”, and in each case such other debt obligation remains outstanding (provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor);
(h)a Responsible Officer of the Servicer or the Borrower has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments, any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of such Collateral Obligation (but only until such default is cured or waived) in the manner provided in the Underlying Instruments; or
(i)the Servicer determines, in its sole discretion, in accordance with the Servicing Standard, that all or a portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status.
“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay to the Facility Agent, the Collateral Agent or any other Lender any other amount required to be paid by it hereunder to such applicable Person within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Servicer, the Facility Agent, any Agent, the Collateral Agent or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has failed, within one (1) Business Day after request by the Facility Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement, or (v) has (or has a parent company) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding or become the subject of a Bail-in Action, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Deferrable Collateral Obligation” means a Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest, excluding, however, any

Collateral Obligation that provides for periodic payments of interest thereon in cash no less frequently than semi-annually and the portion of interest required to be paid in cash under the terms of the related Underlying Instruments results in the outstanding principal amount of such Collateral Obligation having an effective rate of current interest paid in cash on such day of not less than (i) if such Deferrable Collateral Obligation is a Fixed Rate Collateral Obligation, 6.00% per annum or (ii) otherwise, 4.75% per annum over the applicable index rate.
“Determination Date” means the last calendar day of each month, or if such day is not a Business Day, the next succeeding Business Day.
“Discount Factor” means, with respect to each Collateral Obligation and as of any date of determination, the value (expressed as a percentage of par) of such Collateral Obligation as determined by the Facility Agent in its sole discretion in accordance with Section 2.7.
“Distribution Date” means the 20th calendar day of each month, or if such date is not a Business Day, the next succeeding Business Day, commencing in August 2024.
“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 1 hereto, as such diversity scores shall be updated at the option of the Facility Agent in its sole discretion if Moody’s publishes revised criteria.
“Document Checklist” means an electronic list delivered by the Borrower (or by the Servicer on behalf of the Borrower) to the Collateral Custodian that identifies each of the documents that have been included in or may be requested by any Agent to be included in each Collateral Obligation File whether such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Collateral Custodian related to a Collateral Obligation and includes the name of the Obligor with respect to such Collateral Obligation, in each case as of the related Funding Date.
“DOL Regulations” means regulations promulgated by the U.S. Department of Labor at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, and at 29 C.F.R. § 2550.401c-1.
“Dollar(s)” and the sign “$” mean lawful money of the United States of America.
“EBITDA” means, with respect to any period and any Collateral Obligation, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Collateral Obligation. In any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation, amortization and, to the extent approved by the Facility Agent in the applicable Asset Approval Request or otherwise, any other non-cash charges and organization costs deducted in determining earnings from continuing operations for such period, and, to the extent approved by the Facility Agent in the applicable Asset Approval Request on a Collateral Obligation by Collateral Obligation basis, costs and expenses reducing earnings and other extraordinary non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution to the extent such public administrative authority or person has the authority to exercise Write-Down and Conversion Powers.
“Effective Advance Rate” means, as of any date of determination, (a) the Advances outstanding on such date divided by (b) the sum of (i) the Adjusted Aggregate Eligible Collateral Obligation Balance on such date plus (ii) the amount of Principal Collections on deposit in the Principal Collection Account on such date.
“Effective Equity” means, as of any day, the greater of (x) the sum of the Principal Balances of all Eligible Collateral Obligations plus the amount of Principal Collections on deposit in the Principal Collection Account minus the outstanding principal amount of all Advances and (y) $0.
“Effective Loan Level LTV” means, with respect to any Multiple of Recurring Revenue Loans, the result of the calculation expressed as a percentage, made in good faith by the Servicer in a manner consistent with its underwriting of such Collateral Obligation (calculated using the most recent financial information of such Obligor received by the Borrower or the Servicer).
“Effective LTV” means, with respect to any Asset Based Loan as of any date of determination, the result, expressed as a percentage, of (i) the Principal Balance of such Collateral Obligation divided by (ii) the Appraised Value of such Collateral Obligation as of such date.
“Eligible Account” means (i) a segregated trust account or (ii) a segregated securities account, in each case, maintained with a securities intermediary or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least A-1 by Standard & Poor’s and P-1 by Moody’s; provided that Computershare Trust

Company, N.A. in its capacity as Securities Intermediary shall not be required to satisfy such rating requirement so long as the Collateral credited to each Account are deposited with and held by an institution that does meet such ratings. In either case, such depository institution or trust company shall have been approved by the Facility Agent, acting in its reasonable discretion, by written notice to the Servicer. DBNY and State Street Bank and Trust Company are deemed to be acceptable securities intermediaries to the Facility Agent.
“Eligible Collateral Obligation” means, on any Measurement Date, each Collateral Obligation that satisfies the following conditions (unless otherwise added with the consent of the Borrower or waived by the Facility Agent in its sole discretion in the related Asset Approval Notice):
(a)the Facility Agent in its sole discretion has delivered an Asset Approval Notice with respect to such Collateral Obligation;
(b)such Collateral Obligation is not a Defaulted Collateral Obligation;
(c)such Collateral Obligation is not an Equity Security and is not convertible into an Equity Security at the option of the applicable Obligor or any Person other than the Borrower;
(d)such Collateral Obligation is not a Structured Finance Obligation, an unsecured loan, a mezzanine loan or a participation interest;
(e)such Collateral Obligation is denominated in Dollars and is not convertible by the Obligor thereof into any currency other than Dollars;
(f)such Collateral Obligation is not a single-purpose real estate based loan (unless the related real estate is a hotel, casino or other operating company), a construction loan or a project finance loan;
(g)such Collateral Obligation is not a lease (including a financing lease);
(h)if such Collateral Obligation is a Deferrable Collateral Obligation, it provides for periodic payments of interest thereon in cash no less frequently than semi-annually and the portion of the interest required to be paid in cash under the terms of the Underlying Instruments results in the outstanding principal amount of such Collateral Obligation having an effective rate of current interest paid in cash on such day of not less than (i) if such Deferrable Collateral Obligation is a Fixed Rate Collateral Obligation of 4.50% per annum or (ii) otherwise, 3.50% per annum over the applicable index rate;
(i)such Collateral Obligation is not a Revolving Loan or other asset that by its terms may require one or more future advances to be made to the related Obligor by any lender thereon or owner thereof;
(j)such Collateral Obligation is not incurred or issued in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a Person,

restructuring or similar transaction, which obligation or security by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions has provided the issuer of such obligation or security with a binding written commitment to provide the same, so long as (i) such commitment is equal to the outstanding principal amount of such Collateral Obligation and (ii) such committed replacement facility has a maturity of at least one year and cannot be extended beyond such one year maturity pursuant to the terms thereof);
(k)such Collateral Obligation is not a trade claim and the value of such Collateral Obligation is not primarily derived from an insurance policy;
(l)such Collateral Obligation is not a bond or a Floating Rate Note;
(m)the Obligor with respect to such Collateral Obligation is an Eligible Obligor;
(n)such Collateral Obligation is not a purpose credit, advanced for the acquisition of Margin Stock;
(o)such Collateral Obligation is not a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation;
(p)such Collateral Obligation provides for the periodic payment of cash interest;
(q)such Collateral Obligation has a term to stated maturity that does not exceed eight years;
(r)such Collateral Obligation is not subject to substantial non-credit related risk, as determined by the Servicer in accordance with the Servicing Standard, other than non-credit related risks that have previously been disclosed to the Facility Agent during the process of obtaining an acknowledgment to the applicable Asset Approval Request with respect to such Collateral Obligation;
(s)the acquisition of such Collateral Obligation will not cause the Borrower to be deemed to own 5.0% or more of any class of vested voting securities of any Obligor or 25.0% or more of the total issued and outstanding vested voting equity securities of any Obligor or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.0% or more of any class of vested voting equity securities of any Obligor or 25.0% or more of the total issued and outstanding vested voting equity securities of any Obligor, in each case as determined by the Servicer;
(t)the Underlying Instrument for which does not contain confidentiality provisions that restrict the ability of the Facility Agent to exercise its rights under the

Transaction Documents, including, without limitation, its rights to review such debt obligation, the Underlying Instrument and related documents and credit approval file so long as the Facility Agent or each Lender, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;
(u)the acquisition of which is not in violation of Regulations T, U or X of the FRS Board;
(v)such Collateral Obligation is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein, subject to customary qualifications for instruments similar to such Collateral Obligation (i) to the Facility Agent, (ii) to any assignee of the Facility Agent permitted or contemplated under this Agreement, (iii) to any Person at any foreclosure or strict foreclosure sale or other disposition initiated by a secured creditor in furtherance of its security interest, and (iv) to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the UCC);
(w)the proceeds of such Collateral Obligation will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), or 2372 (Land Subdivision);
(x)the Related Security for such Collateral Obligation is primarily located in the United States or any state or territory thereof (other than any Related Security that is in addition to the primary Related Security with respect to which such Collateral Obligation was principally underwritten);
(y)such Collateral Obligation does not have either (x) a public rating by Standard & Poor’s of “CCC-” or below or (y) a Moody’s probability of default rating (as published by Moody’s) of “Caa3” or below;
(z)such Collateral Obligation is not the subject of an offer, exchange or tender by the related Obligor;
(aa)if such Collateral Obligation is an Asset Based Loan, the related Underlying Instruments require delivery of a calculation of each related borrowing base in reasonable detail (if requested by such lender) to each lender not less frequently than monthly;
(bb)if such Collateral Obligation is a Multiple of Recurring Revenue Loan, as of the Cut-Off Date (i) it is a First Lien Loan, (ii) the related Obligor has annualized Revenue of at least $30,000,000 (calculated using the most recent financial information of such Obligor received by the Borrower prior to the Cut-Off Date), (iii) it has a Debt-to-Recurring-Revenue Ratio of less than 3.25x and (iv) has an Effective Loan Level LTV of less than 40%;

(cc)excluding Multiple of Recurring Revenue Loans, the Obligor with respect to such Collateral Obligation has a trailing 4-quarter EBITDA as of the applicable Cut-Off Date with respect thereto of at least $5,000,000;
(dd)such Collateral Obligation does not have an Obligor in a Prohibited Industry; and
(ee)the proceeds of such Collateral Obligation will not be used to finance activities within the marijuana industry, the opioid market, the sale of firearms or any other defense equipment, the development of adult entertainment, any form of betting and gambling or the making or collection of pay day loans, nor will they be used to provide financing to any other industry which is illegal under Applicable Law at the time of acquisition of such Collateral Obligation.
For purposes of determining compliance with clause (a) of the definition of “Eligible Collateral Obligation,” the Borrower shall be deemed to have delivered a properly completed Asset Approval Request and the Facility Agent shall be deemed to have delivered an acknowledgment to each such Asset Approval Request with respect to each Collateral Obligation included in the Collateral Obligation Schedule set forth on Schedule 3 hereto as of the Closing Date.
“Eligible Obligor” means, on any day, any Obligor that (i) is a Person (other than a natural person) that is duly organized and validly existing under the laws of, the United States or any state or territory thereof, (ii) is a legal operating entity or holding company, (iii) is not an Official Body, (iv) is not insolvent, (v) is required to pay all maintenance, repair, insurance and taxes related to the related Collateral Obligation, (vi) except for any Affiliate Sponsored Obligor, is not an Affiliate of, or controlled by, the Borrower, the Servicer or the Equityholder and (vii) is not a Non-Sustainable Obligor.
“Eligible Securitization” means any issuance of notes or other securities by a newly formed securitization special purpose vehicle (i) managed or advised on a discretionary basis by the Servicer or any of its affiliates, (ii) whose equity capitalization is provided by the Equityholder or any of its Affiliates and (iii) for which an Affiliate of the Facility Agent acts as lead structuring agent and underwriter.
“Enterprise Value Loan” means any Loan that is not an Asset Based Loan or a Multiple of Recurring Revenue Loan; provided that, with respect to any Loan that was a Multiple of Recurring Revenue Loan (for which the covenants set forth in the related Underlying Instrument relate to the “Debt-to-Recurring-Revenue Ratio”) as of the Cut-Off Date but subsequently became an Enterprise Value Loan (for which the covenants set forth in the related Underlying Instrument relate to a “Leverage Multiple”), the Borrower shall provide notice of such transition to the Facility Agent and the Facility Agent may, in its sole discretion and as set forth on the related Asset Approval Notice, deem such Loan to be an Enterprise Value Loan for all purposes hereunder (provided that such Loan shall remain a Multiple of Recurring Revenue Loan pending approval by the Facility Agent as an Enterprise Value Loan).

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or any other Official Body, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.
“Equityholder” has the meaning set forth in the Preamble.
“Equityholder Investment Advisory Agreement” means that certain investment advisory agreement entered into on June 16, 2023 between the Equityholder and the Management Company.
“Equityholder Originated Collateral Obligation” means a Collateral Obligation that the Equityholder itself or through related entities (including without limitation the Borrower), directly or indirectly, was involved in the original agreement which created such Collateral Obligation.
“Equity Cure Notice” means a notice from the Borrower to the Facility Agent which satisfies each of the following conditions:
(a)such notice is delivered to the Facility Agent not later than two (2) Business Days after the occurrence of an event specified in Section 13.1(e)(y) or (r)(y), as applicable;
(b)such notice sets forth evidence reasonably satisfactory to the Facility Agent that the Equityholder has made a capital call on its investors in an aggregate amount sufficient to cure such event, and the proceeds of such capital call will be paid by the Equityholder to the Borrower;
(c)not more than three (3) Equity Cure Notices have been delivered within the previous six (6) calendar months.
“Equity Interests” has the meaning set forth in Section 10.22(a).
“Equity Security” means any asset that is not a First Lien Broadly Syndicated Loan, a First Lien Middle Market Loan, Broadly Syndicated Stretch First Lien Loan, Middle Market Stretch First Lien Loan, Middle Market Second Lien Loan, Broadly Syndicated Second Lien

Loan, Multiple of Recurring Revenue Loan, Multiple of Recurring Revenue Stretch Loan or Permitted Investment.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, including all regulations promulgated thereunder.
“ERISA Affiliate” means any Person that, for purposes of Title IV of ERISA, is a member of the Borrower’s “controlled group” or is under “common control” with the Borrower, within the meaning of Section 414 of the Code.
“ERISA Event” means (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the thirty (30)-day notice requirement with respect thereto has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such a Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(k) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A or Section 4042 of ERISA); (k) the failure of the Borrower or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (l) the Borrower or any ERISA Affiliate incurs any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); or (m) the Borrower or any ERISA Affiliate commits any act (or omission) which could give rise to the imposition of fines, penalties, taxes, or related charges under ERISA or the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EU Risk Retention Requirement” means the risk retention requirement under Article 6(1) of the EU Securitization Regulation.
“EU Securitization Regulation” means Regulation (EU) 2017/2402 (as amended by Regulation (EU) 2021/557) and, except as otherwise stated, as further amended from time to time.
“EU Securitization Rules” means (a) the EU Securitization Regulation; (b) any supplementary regulatory technical standards, implementing technical standards and any official guidance published in relation thereto by the European Supervisory Authorities or the European Commission; and (c) any implementing laws or regulations (all, except as otherwise stated, as amended from time to time).
“European Supervisory Authorities” means, together, the European Banking Authority, the European Insurance and Occupational Pensions Authority and the European Securities and Markets Authority (including any predecessor, successor or replacement organization thereto).
“Event of Default” means any of the events described in Section 13.1.
“Excess Concentration Amount” means, as of the most recent Measurement Date (and after giving effect to all Eligible Collateral Obligations to be purchased or sold by the Borrower on such date), the sum, without duplication, of the following amounts (which may be increased with the consent of the Facility Agent in its sole discretion):
(a)the excess, if any and without duplication, of the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations that are Broadly Syndicated Stretch First Lien Loans, Middle Market Stretch First Lien Loans, Multiple of Recurring Revenue Stretch Loans, Broadly Syndicated Second Lien Loans or Middle Market Second Lien Loans over 15.0% of the Excess Concentration Measure; provided that the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations that are Broadly Syndicated Second Lien Loans, Middle Market Second Lien Loans or FILO Loans shall not exceed 5.0% of the Excess Concentration Measure;
(b)the excess, if any, of the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations that are obligations of any single Obligor (other than an Obligor described in the following proviso) over 5.0% of the Excess Concentration Measure; provided, that with respect to any three (3) Obligors that represent Collateral Obligation Amounts of all Eligible Collateral Obligations in excess of all other single Obligors, the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations that are obligations of each of such Obligors may be up to 7.5% of the Excess Concentration Measure;
(c)the excess, if any, of the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations in any single Moody’s Industry Classification (other than a Moody’s Industry Classification described in the following proviso) over 10.0% of the Excess Concentration Measure; provided that (x) the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations with Obligors in the largest Moody’s Industry Classification in excess of all other Moody’s Industry Classifications may be up to (i) if in the “Services: Business” Moody’s Industry Classification, “High Tech Industries” Moody’s Industry Classification or the “Banking, Finance, Insurance & Real Estate” Moody’s Industry Classification, 30.0% of the Excess Concentration Measure or (ii) otherwise, 25.0% of the Excess Concentration Measure, (y) the sum of the Collateral Obligation Amount of all Eligible Collateral Obligations with Obligors in the second largest Moody’s Industry Classification may be up to 20.0% of the Excess Concentration Measure, and (z) the sum of the Collateral Obligation Amount of all Eligible Collateral Obligations with Obligors in the third largest Moody’s Industry Classification may be up to 17.5% of the Excess Concentration Measure; provided further, subject to the above limitation, that the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations with Obligors in (1) “Utilities: Oil & Gas”, “Corp-Energy: Oil & Gas” and “Corp-Metals & Mining” Moody’s Industry Classifications may in the aggregate be up to 10% of the Excess Concentration Measure and (2) “Retail” Moody’s Industry Classification may be up to 10% of the Excess Concentration Measure;
(d)the excess, if any, of the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations that are Fixed Rate Collateral Obligations that are not subject to a qualifying Hedging Agreement pursuant to Section 10.6 over 10.0% of the Excess Concentration Measure;
(e)the excess, if any, of the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations that are Deferrable Collateral Obligations over 15.0% of the Excess Concentration Measure;
(f)the excess, if any, of the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations that are not Asset Based Loans (excluding Multiple of Recurring Revenue Loans) with respect to which the EBITDA for the prior twelve calendar months of the related Obligor is less than $10,000,000 over 10.0% of the Excess Concentration Measure;
(g)    the excess, if any, of the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations that are in a Permitted Gaming Industry over 7.5% of the Excess Concentration Measure; and
(h)the excess, if any, of the sum of the Collateral Obligation Amounts of all Eligible Collateral Obligations that are in the defense industry (other than a Prohibited Defense Asset) over 7.5% of the Excess Concentration Measure.
“Excess Concentration Measure” means, (i) prior to the end of the Ramp-up Period, the Target Portfolio Amount and (ii) thereafter, the sum of (x) the Aggregate Eligible Collateral Obligation Amount plus (y) all amounts on deposit in the Principal Collection Account.
“Excess Funds” means, as of any date of determination with respect to any Conduit Lender, funds of such Conduit Lender not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of (i) all of its matured and maturing commercial paper notes on such date of such determination and (ii) the principal of and interest on all of its loans outstanding on such date of such determination.
“Excluded Amounts” means, as of any date of determination, (i) any amount deposited into the Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Collateral Obligation or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Obligation, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments or (v) any amount deposited into the Collection Account in error (including any amounts relating to any portion of an asset sold by the Borrower and occurring after the date of such sale).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to an assignment request by the Borrower under Section 17.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any withholding Taxes imposed under FATCA.
“Executive Officer” means, with respect to the Borrower, the Servicer or the Equityholder, the Chief Executive Officer, the Chief Operating Officer of such Person or any other Person included on the incumbency certificate of the Borrower, Servicer or Equityholder, as applicable, delivered pursuant to Section 6.1(g) and, with respect to any other Person, the President, Chief Financial Officer or any Vice President.
“Facility Agent” has the meaning set forth in the Preamble.
“Facility Amount” means (a) prior to the end of the Revolving Period, $200,000,000, unless this amount is permanently reduced pursuant to Section 2.5 or increased pursuant to Section 2.8, in which event it means such lower or higher amount and (b) from and after the end of the Revolving Period, the Advances outstanding.

“Facility Termination Date” means the earliest to occur of (i) the date that is two (2) years from the end of the Revolving Period, (ii) the date on which the term of the Equityholder’s existence ends and (iii) the effective date on which the facility hereunder is terminated and all of the outstanding principal amount of the Advances and the other Obligations have become due and payable pursuant to Section 13.2.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any period, the greater of (a) 0.0% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” has the meaning set forth in Section 8.4.
“Fees” has the meaning set forth in Section 8.4.
“FILO Loan” means any Loan that (i) becomes, by its terms, subordinate in right of payment to one or more other obligations of the related Obligor, in each case issued under the same Underlying Instruments as such Loan, in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Official Body), and (iii) the Servicer determines in good faith that the value of the collateral or the enterprise value securing the Loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; provided that FILO Loans with an attaching Leverage Multiple greater than or equal to 2.50x will be treated as Second Lien Loans.
“First Lien Broadly Syndicated Loan” means any First Lien Loan that (i)  is a broadly syndicated commercial loan, (ii) has a tranche size of $200,000,000 or greater, (iii) as of the date such Loan was added to the Collateral, the relevant Obligor has an EBITDA for the prior twelve calendar months of at least $40,000,000 or such lower amount as set forth in the applicable Asset Approval Request (as approved by the Facility Agent in its sole discretion) (after giving pro forma effect to any acquisition in connection therewith) and (iv) at the time such Loan was added to the Collateral, it is (A) either rated by two of S&P, Moody’s or Fitch (or the relevant Obligor is rated by two of S&P, Moody’s or Fitch) and such ratings are not lower than “B3” by Moody’s, “B-” by S&P and “B-” by Fitch respectively and (B) is actively quoted by two (2) Qualified Broker-Dealers and such quotes have been determined with respect to such Loan by Loan X Mark-It Partners, Loan Pricing Corporation or another nationally recognized pricing service.
“First Lien Loan” means any Loan that (i) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of specified collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable Underlying Instruments, and liens accorded priority by law in favor of any Official Body), and (iii) the Servicer determines in good faith that the value of the collateral securing the loan (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; provided that, with respect to any Loan that would otherwise be a First Lien Loan but for the fact that such Loan is subordinated in right of payment to other obligations of the applicable Obligor, such Loan will be deemed to be a First Lien Loan for all purposes hereunder so long as (a) all such obligations that are senior to such Loan do not exceed an amount equal to the product of (i) 25% multiplied by (ii) the aggregate principal amount of senior tranches of such credit facility (including any such revolving tranche or senior tranche as well as the “first lien” tranche acquired by the Borrower) and (b) all such obligations that are senior to such Loan do not represent more than 1.0x of leverage (or, with respect to Multiple of Recurring Revenue Loans, do not represent more than 0.25x of leverage) of such Obligor, as determined by the Facility Agent in its sole discretion.
“First Lien Middle Market Loan” means any First Lien Loan that does not satisfy one or more of the requirements of a First Lien Broadly Syndicated Loan.
“Fitch” means Fitch Ratings, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.
“Fixed Rate Collateral Obligation” means any Collateral Obligation that bears a fixed rate of interest.
“Floating Rate Note” means a floating rate note issued pursuant to an indenture or equivalent document by a corporation, partnership, limited liability company, trust or other person that is secured by a first or second priority perfected security interest or lien in or on specified collateral securing the issuer’s obligations under such note.
“Foreign Lender” means a Lender that is not a U.S. Person.
“FRS Board” means the Board of Governors of the Federal Reserve System and, as applicable, the staff thereof.
“Funding Date” means any Advance Date (including the Closing Date) or any Reinvestment Date, as applicable.

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of any day.
“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.
“Hedge Breakage Costs” means, with respect to each Hedge Counterparty upon the early termination of any Hedge Transaction with such Hedge Counterparty, the net amount, if any, payable by the Borrower to such Hedge Counterparty for the early termination of that Hedge Transaction or any portion thereof.
“Hedge Counterparty” means (a) DBNY and its affiliates and (b) any other entity that (i) on the date of entering into any Hedge Transaction (x) is an interest rate swap dealer that has been approved in writing by the Facility Agent, and (y) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “Fl” by Fitch (if such entity is rated by Fitch) (the “Short-term Rating Requirement”), and (ii) in a Hedging Agreement (x) consents to the assignment hereunder of the Borrower’s rights under the Hedging Agreement to the Facility Agent on behalf of the Secured Parties and (y) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement or reduces it short-term debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner reasonably satisfactory to the Facility Agent, or transfer its rights and obligations under each Hedging Agreement (excluding, however, any right to net payments or Hedge Breakage Costs under any Hedge Transaction, to the extent accrued to such date or to accrue thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the requirements of clauses (b)(i) and (b)(ii) hereof.
“Hedge Transaction” means each interest rate swap, index rate swap or interest rate cap transaction or comparable derivative arrangement between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 10.6 and is governed by a Hedging Agreement.
“Hedging Agreement” means the agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 10.6, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction or a “Confirmation” that incorporates the terms of such a “Master Agreement” and “Schedule.”
“Increased Costs” means, collectively, any increased cost, loss or liability owing to the Facility Agent and/or any other Affected Person under Article V.
“Indebtedness” means, with respect to any Person, as of any day, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss.
“Indemnified Amounts” has the meaning set forth in Section 16.1.
“Indemnified Party” has the meaning set forth in Section 16.1.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made to a Recipient by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Accountants” means a firm of nationally recognized independent certified public accountants.
“Independent Manager” means with respect to any Person, that such Person is an individual who has prior experience as an independent director, independent manager, independent limited partner or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Citadel SPV LLC, Puglisi & Associates, Global Securitization Services, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation or an Affiliate thereof or, if none of those companies is then providing professional independent managers or members, another nationally-recognized company reasonably approved by the Facility Agent, in each case that is not an Affiliate of the Borrower and that provides professional independent directors, managers, limited partners and/or members and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:
(a)a member, partner, equityholder, manager, director, officer or employee of the Borrower, the Equityholder, any of their respective equityholders or Affiliates or any other single purpose bankruptcy remote entity managed or controlled by the Servicer or any of its Affiliates;
(b)a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors, managers, limited partners and/or members and other corporate services to the Borrower, the Equityholder or any of their respective Affiliates in the ordinary course of its business);
(c)a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(d)a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.
“Information” has the meaning set forth in Section 17.14(b).
“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, winding-up, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing or (c) any analogous procedure or step is taken in any jurisdiction to which such Person is subject.
“Interest Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number VTYD-2-S2, which is created and maintained on the books and records of the Securities Intermediary entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).
“Interest Collections” means, with respect to the Collateral following the applicable Cut-Off Date, (i) all payments and collections owing to or received by the Borrower in its capacity as lender and attributable to interest on any Collateral Obligation or other Collateral, including scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Collateral Obligation or other Collateral, (ii) any commitment, ticking, upfront or amendment fees received in respect of any Collateral Obligation and (iii) the earnings on Interest Collections in the Collection Account that are invested in Permitted Investments, in each case other than Retained Interests; provided that, any amounts received in respect of any Defaulted Collateral Obligation will constitute Principal Collections (and not Interest Collections) until the aggregate of all collections in respect of such Defaulted Collateral Obligation since it became a Defaulted Collateral Obligation equals the outstanding principal balance of such Loan at the time it became a Defaulted Collateral Obligation.
“Interest Coverage Ratio” means with respect to any Collateral Obligation for any period of time, the meaning of “Interest Coverage Ratio” or any comparable definition in the Underlying Instruments for such Collateral Obligation, and in any case that “Interest Coverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) EBITDA to (b) cash interest expense, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments; provided that in each case the “Interest Coverage Ratio” shall not take into account “interest expense” with respect to any Indebtedness of such Obligor that is junior in terms of payment or lien subordination (including unsecured Indebtedness) to Indebtedness of such Obligor held by the Borrower.
“Interest Rate” means, for any Accrual Period and any Lender, a rate per annum equal to the sum of (a) the Applicable Margin and (b) the Cost of Funds Rate for such Accrual Period and such Lender.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means an agreement among the Borrower, a Committed Lender and the Facility Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Committed Lender hereunder after the Closing Date, as contemplated by the terms of this Agreement, a copy of which shall be delivered to the Collateral Agent and the Servicer.
“Lender” means each Conduit Lender, each Committed Lender and each Uncommitted Lender, as the context may require.
“Lender Allocation Percentage” means, on any date of determination, (a) if the Diversity Score is greater than 15, 0%, and (b) if the Diversity Score is less than or equal to 15, the percentage set forth in the below table based on the Effective Advance Rate as of such date:

Effective Advance Rate	Lender Allocation Percentage

Greater than or equal to 67.5%	60%
Greater than or equal to 55% but less than 67.5%	50%
Greater than or equal to 45% but less than 55%	40%
Less than 45%	35%
“Lender Group” means each Lender and related Agent from time to time party hereto.
“Leverage Multiple” means, with respect to any Collateral Obligation for the most recent relevant period of time for which the Borrower has received the financial statements of the relevant Obligor, the ratio of (i) Indebtedness of the relevant Obligor (other than Indebtedness of such Obligor that is junior in terms of payment or lien subordination (including unsecured Indebtedness) to Indebtedness of such Obligor held by the Borrower) less unrestricted cash of the relevant Obligor to (ii) EBITDA of such Obligor.
“Lien” means any security interest, security assignment, lien, charge, pledge, preference, equity or encumbrance of any kind, including Tax liens, mechanics’ liens and any liens that attach by operation of law.
“Loan” means any commercial loan.
“Loan Register” has the meaning set forth in Section 15.5(a).
“Loan Registrar” has the meaning set forth in Section 15.5(a).
“Make-Whole Fee” has the meaning set forth in the Fee Letter.
“Management Company” means Vista Credit BDC Management, L.P.
“Margin Stock” means “Margin Stock” as defined under Regulation U issued by the FRS Board.
“Material Action” means an action to institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, to file any insolvency case or proceeding, to institute proceedings under any applicable insolvency law, to seek relief under any law relating to relief from debts or the protection of debtors, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower or file a petition seeking, or consent to, reorganization or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or a substantial part of its property, or make any assignment for the benefit of creditors of the Borrower, or admit in writing the Borrower’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, financial condition, or business of the Borrower or the Servicer; (b) the ability of the Borrower or the Servicer to perform its obligations under this Agreement or any of the other Transaction Documents; (c) the validity or enforceability of this Agreement, any of the other Transaction Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the aggregate value of the Collateral or on the assignments and security interests granted by the Borrower in this Agreement.
“Material Modification” means any amendment or waiver of, or modification or supplement to, any Underlying Instrument governing a Collateral Obligation executed or effected on or after the related Cut-Off Date which:
(a)reduces or forgives any or all of the principal amount due under such Collateral Obligation;
(b)(i) waives one or more interest payments (other than any deferral or capitalization of interest permitted by the related Underlying Instruments), (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Obligation or (iii) reduces the spread or coupon payable on such Collateral Obligation by fifty (50) basis points or more; provided that (i) any reduction of between fifty (50) and one hundred and fifty (150) basis points shall not constitute a Material Modification if the Servicer certifies that (after giving effect to such reduction) the pro forma Interest Coverage Ratio of such Collateral Obligation would be at least 1.25x or (ii) in the case of Multiple of Recurring Revenue Loans, the pro forma Debt-to-Recurring-Revenue Ratio would not be more then 2.5x, provided further the Servicer shall certify to the Facility Agent that any such reduction was not due to a deterioration in the credit worthiness of any related Obligor;
(c)contractually or structurally subordinates such Collateral Obligation by operation of (i) any priority of payment provisions, (ii) turnover provisions, (iii) the transfer of assets in order to limit recourse to the related Obligor or (iv) the granting of Liens (other than by the granting of Permitted Liens) on any of the collateral securing such Collateral Obligation, each that requires the consent of the Borrower or any lenders thereunder;
(d)either (i) extends the maturity date of such Collateral Obligation by more than 90 days past the maturity date as set forth in the applicable Underlying Instruments of the related Cut-Off Date or (ii) extends the amortization schedule with respect thereto by more than 10% with respect to any payment thereunder;
(e)substitutes, alters or releases (other than by the granting of Permitted Liens) the Related Security securing such Collateral Obligation and such substitution, alteration or release, individually or in the aggregate and as determined in the Facility Agent’s reasonable discretion, materially and adversely affects the value of such Collateral Obligation; provided that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the related Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the related loan facility from net proceeds;

(f)results in any less financial information in respect of reporting frequency, scope or otherwise being provided with respect to the related Obligor or reduces the frequency or total number of any appraisals required thereunder that, in each case, has an adverse effect on the ability of the Servicer or the Facility Agent (as determined by the Facility Agent in its reasonable discretion) to make any determinations or calculations required or permitted hereunder; provided that any consent by the Servicer to extend the time for delivery of such financial information for a period of 30 days or less shall not be a Material Modification; provided further that no more than two non-consecutive extensions shall be granted by the Servicer;
(g)amends, waives, forbears, supplements or otherwise modifies in any way the definition of “permitted lien” or “indebtedness” (or any similar term) in a manner that is materially adverse to any Lender;
(h)results in any change in the currency or composition of any payment of interest or principal to any currency other than that in which such Collateral Obligation was denominated as of the relevant Cut-Off Date;
(i)with respect to an Asset Based Loan, results in a material change to or grants material relief from the borrowing base or any related definition (each as determined by the Facility Agent in its reasonable discretion); or
(j)results in a change to the calculation of EBITDA for the related Obligor in a manner adverse to the interests of the Secured Parties.
“Maximum Availability” means, as of any date of determination, the difference of (i) the Facility Amount minus (ii) the balance of all unfunded Advances approved but not yet funded.
“Maximum Portfolio Advance Rate” means, on any date of determination, the percentage corresponding to the applicable Diversity Score as set forth in the table below:

Diversity Score (on such date)	Maximum Portfolio Advance Rate
Less than 8	50.00%
Greater than or equal to 8 but less than 10	57.50%
Greater than or equal to 10 but less than 15	65.00%
Greater than or equal to 15 but less than 20	67.50%
Greater than or equal to 20	70.00%

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of all Eligible Collateral Obligations included in the Collateral is less than or equal to 6.0 years.
“Measurement Date” means each of the following, as applicable: (i) the Closing Date; (ii) each Determination Date; (iii) each Funding Date; (iv) the date of any repayment or prepayment pursuant to Section 2.4; (v) the date that the Servicer has actual knowledge of the occurrence of any Revaluation Event with respect to any Collateral Obligation; (vi) the date of any optional repurchase or substitution pursuant to Section 7.11; (vii) the last date of the Revolving Period; and (viii) the date of any Optional Sale.
“Middle Market Second Lien Loan” means any Middle Market Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the related Obligor other than a First Lien Broadly Syndicated Loan or First Lien Middle Market Loan, with respect to the liquidation of such Obligor or the collateral for such Loan and (ii) is secured by a valid second priority perfected Lien to or on specified collateral securing the related Obligor’s obligations under the Loan, which Lien is not subordinate to the Lien securing any other debt for borrowed money other than a First Lien Broadly Syndicated Loan or First Lien Middle Market Loan, on such specified collateral.
“Middle Market Stretch First Lien Loan” means any portion of a First Lien Middle Market Loan that is designated as a “Middle Market Stretch First Lien Loan” in the applicable Asset Approval Request (as approved by the Facility Agent in its sole discretion).
“Minimum Diversity Test” means a test that will be satisfied on any date of determination if the Diversity Score of all Eligible Collateral Obligations included in the Collateral is equal to or greater than (x) 6, during the Ramp-up Period, and (y) 10, thereafter.
“Minimum Equity Test” means a test that will be satisfied on any date of determination if the Effective Equity is not less than the Required Equity.
“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any date of determination if the Weighted Average Coupon of all Eligible Collateral Obligations that are Fixed Rate Collateral Obligations included in the Collateral on such date is equal to or greater than 6.00%.
“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread of all Eligible Collateral Obligations included in the Collateral on such date is equal to or greater than 5.00%.
“Monthly Report” means a monthly report in the form of Exhibit D prepared as of the close of business on each Reporting Date.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 2, as such industry classifications shall be updated at the option of the Facility Agent in its sole discretion if (i) Moody’s publishes revised industry classifications and (ii) the application of such revised industry classifications to this facility is necessary to avoid an increased regulatory capital charge for the Facility Agent or its Affiliates that are Lenders hereunder.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or any ERISA Affiliate has or could have any obligation or liability, contingent or otherwise.
“Multiple of Recurring Revenue Loans” means any Loan that is structured based on a multiple of the related Obligor’s Revenue.
“Multiple of Recurring Revenue Stretch Loans” means any portion of a Multiple of Recurring Revenue Loan that is designated as a “Multiple of Recurring Revenue Stretch Loan” in the applicable Asset Approval Request (as approved by the Facility Agent in its sole discretion).
“Necessary Criteria” means a Multiple of Recurring Revenue Loan that as of the related Cut-Off Date satisfies the following criteria: (a) the related Obligor has annualized Revenue of at least $50,000,000, (b) such Loan has an Effective Loan Level LTV of no greater than 30.0%, and (c) such Loan has a Debt-to-Recurring-Revenue Ratio of no greater than 3.0x for sponsor backed Obligors and no greater than 2.25x for non-sponsor backed Obligors; provided that if any Multiple of Recurring Revenue Loan fails to satisfy the Necessary Criteria as of the related Cut-Off Date but satisfies the Necessary Criteria on any subsequent date of determination, the Servicer may request that the Facility Agent consent to such Multiple of Recurring Revenue Loan being deemed to satisfy the Necessary Criteria.
“Non-Sustainable Obligor” means any Obligor (a) currently engaged (i) in activities within or in close proximity to World Heritage Sites that might impact the outstanding universal values of the site as defined by UNESCO, (ii) in activities located in or involving the clearing of primary tropical moist forests, illegal logging or uncontrolled and/or illegal use of fire (iii) as an upstream producer and / or processor of palm oil and palm fruit products that is not a member or certified in accordance with the Roundtable on Sustainable Palm Oil (“RSPO”) or time-bound committed toward RSPO certification, (iv) in expanding an existing or developing a new coal-fired power irrespective of location, (v) in developing greenfield thermal coal mining, or (vi) in using mountain top removal as an extraction method in mining or (b) in relation to which there is evidence of child or forced labor in accordance with international labor conventions or other human rights violations such as slavery, forced or compulsory labor and human trafficking as defined by the Modern Slavery Act 2015.
“Note” means a promissory grid note, in the form of Exhibit A, made payable to an Agent on behalf of the related Lender Group.
“Note Agent” has the meaning set forth in Section 14.1.

“Obligations” means all obligations (monetary or otherwise) of the Borrower to the Lenders, the Agents, the Collateral Agent, the Collateral Custodian, the Facility Agent or any other Affected Person or Indemnified Party arising under or in connection with this Agreement, the Notes and each other Transaction Document.
“Obligor” means any Person that (x) owes payments under any Collateral Obligation and (y) is indicated as a primary obligor in the Asset Approval Request with respect to such Collateral Obligation, solely for purposes of calculating the Excess Concentration Amount pursuant to clause (b) or (c) of the definition thereof, any Obligor that is an Affiliate of another Obligor shall be treated as the same Obligor; provided that for purposes of this definition, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common financial sponsor.
“Obligor Information” means, with respect to any Obligor, (i) the legal name and address and, if available to the Servicer using commercially reasonable efforts, tax identification number of such Obligor; (ii) the jurisdiction in which such Obligor is domiciled; (iii) the audited financial statements for the two prior fiscal years of such Obligor (or such shorter period of time for which such audited financial statements have been prepared and are available, unless the Servicer has notified the Facility Agent that such audited financial statements are unavailable and the Facility Agent has, in its sole discretion, waived the requirement to deliver such audited financial statements); (iv) the Servicer’s internal credit memo (subject to any redactions required by the Servicer’s internal confidentiality policies and procedures), which is expected to include (a) an executive deal summary and financial performance of such Obligor, (b) the ownership structure of such Obligor, (c) an analysis of the historical performance of such Obligor, (d) a summary of historical financial statements and performance of such Obligor, (e) a company forecast of such Obligor including plans related to capital expenditures, (f) the business model, company strategy and names of known peers of such Obligor, (g) details of the management team of such Obligor and (h) details of any banking facilities and the debt maturity schedule of such Obligor; provided that the items set forth in clauses (a) through (h) above shall not be required (but should be provided upon request) with respect to each such internal credit memo but are indicative of the expected contents of such internal credit memos prepared by the Servicer; and (v) such other information reasonably available to the Servicer as the Facility Agent may reasonably request; provided, further, that to the extent any of the above information is unavailable, the Servicer will notify the Facility Agent of such missing information, and the Facility Agent may, in its sole discretion, provide a waiver with respect to such information.
“OFAC” has the meaning set forth in Section 9.30(a).
“Officer’s Certificate” means a certificate signed by an Executive Officer.
“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable in form and substance and from counsel reasonably acceptable to the Facility Agent.
“Optional Sale” has the meaning set forth in Section 7.10.
“Original Effective LTV” means, with respect to any Collateral Obligation, the Effective LTV of such Collateral Obligation as calculated by the Servicer and approved by the Facility Agent in accordance with the definition of Effective LTV and the definitions used therein and set forth in the related Asset Approval Request.
“Original Leverage Multiple” means, with respect to any Collateral Obligation, the Leverage Multiple applicable to such Collateral Obligation as calculated by the Servicer (and, to the extent set forth in the Asset Approval Request, approved by the Facility Agent in the related Asset Approval Notice) in accordance with the definition of Leverage Multiple and the definitions used therein and set forth in the related Asset Approval Request.
“Other Claims” has the meaning set forth in Section 13.14.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in the Obligations or any Transaction Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 17.16).
“Participant” has the meaning set forth in Section 15.9(a).
“Participant Register” has the meaning set forth in Section 15.9(c).
“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.
“Permitted Gaming Industry” means an industry in respect of which the following conditions must be satisfied:
(a)to the knowledge of the Borrower after reasonable inquiry, the Obligor or any of its Affiliates hold the required licenses for the jurisdiction and are in compliance with the applicable local gaming, betting and gambling legislation and regulation; and

(b)to the knowledge of the Borrower after reasonable inquiry, the Obligor or any of its Affiliates have satisfactory anti-financial crime policies (including anti-money laundering and anti-bribery and corruption) in place which satisfy the applicable policies of the Servicer.
“Permitted Investment” means, at any time:
(a)direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;
(c)demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian or Facility Agent or any agent thereof acting in its commercial capacity); provided, that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;
(d)commercial paper that (i) is payable in Dollars and (ii) is rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s; or
(e)shares or other securities of United States registered money market funds which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” by Standard & Poor’s.
Permitted Investments may be purchased by or through the Collateral Custodian or any of its Affiliates. All Permitted Investments shall be held in the name of the Securities Intermediary. No Permitted Investment shall have an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript affixed to its Standard & Poor’s rating. Any such investment may be made or acquired from or through the Collateral Agent or the Facility Agent or any of their respective affiliates, or any entity for whom the Collateral Agent or the Facility Agent or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition).
“Permitted Lien” means (i) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties and the Lien set forth in Section 11.6, (ii) Liens for Taxes, assessments or other governmental charges or levies if such Taxes, assessments or other governmental charges or levies shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (iii) Liens imposed by law, such as materialmen’s, warehouse’s, mechanics’, carriers’, workmen’s and repairmen’s

Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (iv) as to Related Security, any Liens on the Related Security permitted pursuant to the applicable Underlying Instruments, (v) Liens of broker-dealers and clearing corporations incurred in the ordinary course of business, but excluding Liens created in connection with the purchase of securities on margin or securities lending transactions, (vi) one or more judgment Liens securing judgments and other proceedings not constituting an Event of Default under Section 13.1(o), (vii) Liens, pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure public or statutory obligations, (viii) restrictions on transfer with respect to any Collateral Obligation, subject to customary qualifications for instruments similar to such Collateral Obligation (including consent of the relevant agent or Obligor) or Equity Security, either imposed by law or, solely with respect to any Equity Security, contained in the related Underlying Instruments and (ix) as to any Account, customary Liens in favor of the Securities Intermediary, to the extent set forth in the Account Control Agreement or other documentation governing the Account; provided that the sum of the aggregate amount secured by all Permitted Liens arising under clauses (iii), (iv), (v), (vi) and (vii) of the definition thereof shall at no time exceed $250,000 without the consent of the Facility Agent in its sole discretion.
“Person” means an individual, partnership, exempted limited partnership, corporation (including a business trust), joint stock company, limited liability company, exempted company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.
“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA, Section 412 and 430 of the Code, or Section 302 of ERISA and in respect of which the Borrower or any ERISA Affiliate (x) is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or (y) has or could have any obligation or liability, contingent or otherwise.
“Positive EBITDA” means, with respect to any Collateral Obligation, the EBITDA for the prior twelve calendar months of the related Obligor is greater than $0.
“Prepayment Fee” has the meaning set forth in the Fee Letter.
“Prepayment Notice” has the meaning set forth in Section 2.4(b)(i).
“Principal Balance” means with respect to any Collateral Obligation as of any date, the lower of (A) the Purchase Price paid by the Borrower for such Collateral Obligation and (B) the outstanding principal balance of such Collateral Obligation, exclusive of any deferred or capitalized interest on such Collateral Obligation. The “Principal Balance” of any Equity Security shall be zero; provided that for purposes of calculating the “Principal Balance” of any Deferrable Collateral Obligation, principal payments received on such Collateral Obligation shall first be applied to reducing or eliminating any outstanding deferred or capitalized interest.

“Principal Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) number VTYD-3-S3, which is created and maintained on the books and records of the Securities Intermediary entitled “Principal Collection Account” in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).
“Principal Collections” means any and all amounts of collections received with respect to the Collateral other than Interest Collections, including (but not limited to) (i) all collections attributable to principal on such Collateral (including any proceeds received by the Borrower as a result of exercising any Warrant Asset at any time), (ii) all payments received by the Borrower pursuant to any Hedging Agreement, (iii)  the earnings on Principal Collections in the Collection Account that are invested in Permitted Investments, and (iv) all Repurchase Amounts, in each case other than Retained Interests.
“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.
“Prohibited Defense Asset” means a Collateral Obligation in respect of which the related Obligor’s primary direct business is the production or distribution of antipersonnel landmines, cluster munitions, biological and chemical, radiological and nuclear weapons or their Critical Components.
“Prohibited Industry” means with respect to any Obligor, its primary business is (a) within an industry referred to in the definition of Prohibited Defense Asset; (b) the manufacture of fully completed and operational assault weapons or firearms; (c) in pornography or adult entertainment; (d) in the gaming industry (other than (i) a Permitted Gaming Industry or (ii) hospitality and/or resorts development or the management thereof); (e) in the marijuana industry; (f) in the opioid industry or (g) to finance any other industry which is illegal under Applicable Law at the time of acquisition of such Loan.
“Purchase Price” means, with respect to any Collateral Obligation, the greater of (a) zero and (b) the actual price in Dollars paid by the Borrower for such Collateral Obligation minus all collections attributable to principal on such Collateral Obligation; provided, that any Collateral Obligation (x) acquired by the Borrower in connection with the origination or primary syndication of such Collateral Obligation and (y) with a “Purchase Price” of greater than or equal to 95% (including, for the avoidance of doubt, in excess of 100%), shall be deemed to have a “Purchase Price” of 100%.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 17.21.

“Qualified Broker-Dealers” means any of Bank of America, NA, The Bank of Montreal, The Bank of New York Mellon, The Royal Bank of Scotland plc, Barclays Bank plc, BNP Paribas, Broadpoint Securities Inc., Calyon, Canadian Imperial Bank of Commerce, Cantor Fitzgerald, Citadel Securities, Citibank, N.A., Credit Agricole S.A., Credit Suisse, Deutsche Bank AG, FBR Capital Markets, Gleacher & Company Securities, Inc., Goldman Sachs & Co., HSBC Bank, JPMorgan Chase Bank, N.A., Knight/Libertas, Lazard Ltd., Macquarie Bank, Mizuho Bank, Ltd., Morgan Stanley & Co., Natixis, Nomura Securities Inc., Northern Trust Company, Oppenheimer & Co. Inc., Royal Bank of Canada, Scotia Bank, Societe Generale, Truist Bank, The Toronto-Dominion Bank, U.S. Bank National Association, UBS AG or Wells Fargo Bank, National Association, or a banking or securities Affiliate of any of the foregoing.
“Qualified Substitute Arrangement” has the meaning set forth in Section 10.6(c).
“Ramp-up Period” means the period from and including the Closing Date to the earlier of (i) the first date on which the sum of the Aggregate Eligible Collateral Obligation Amount plus all Principal Collections on deposit in the Principal Collection Account equals or exceeds the Target Portfolio Amount and (ii) the nine-month anniversary of the Closing Date; provided that, on and after the closing date of (x) any increase of the Facility Amount in an amount not less than an aggregate of $50,000,000 or (y) an Eligible Securitization (any such date, a “Securitization Closing Date”), the Ramp-up Period shall be mean the period from and including the date of such increase or Securitization Closing Date, as applicable, to the earlier of (i) the first date on which the sum of the Aggregate Eligible Collateral Obligation Amount plus all Principal Collections on deposit in the Principal Collection Account equals or exceeds the Target Portfolio Amount and (ii) the six-month anniversary of the date of such increase or Securitization Closing Date, as applicable.
“Rating Agency” means each of Standard & Poor’s and Moody’s.
“Recipient” means (a) the Facility Agent, (b) any Agent, (c) any Lender and (d) any other recipient of a payment hereunder.
“Records” means a copy of the Collateral Obligation File for any Collateral Obligation and all other documents, books, records and other information prepared and maintained by or on behalf of the Borrower with respect to any Collateral Obligation and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower or the Servicer with respect to such Collateral Obligation or Obligors.
“Regulatory Authority” has the meaning set forth in Section 17.14(c).
“Reinvestment” has the meaning set forth in Section 8.3(b).
“Reinvestment Date” has the meaning set forth in Section 8.3(b).
“Reinvestment Request” has the meaning set forth in Section 8.3(b).

“Related Committed Lender” means, with respect to any Uncommitted Lender, each Committed Lender in its Lender Group.
“Related Property” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets.
“Related Security” means, with respect to each Collateral Obligation:
(a)all Warrant Assets and any Related Property securing a Collateral Obligation, all payments paid to the Borrower in respect thereof and all monies due, to become due and paid to the Borrower in respect thereof accruing after the applicable Advance Date and all liquidation proceeds thereof;
(b)all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;
(c)all Collections with respect to such Collateral Obligation and any of the foregoing;
(d)any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Obligation, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);
(e)all Records with respect to such Collateral Obligation and any of the foregoing; and
(f)all recoveries and proceeds of the foregoing.
“REO Asset” means, with respect to any Collateral Obligation, any real property that is Related Property that has been foreclosed on or repossessed from the current Obligor by the Servicer, and is being managed by the Servicer on behalf of, and in the name of, any REO Asset Owner, for the benefit of the Secured Parties and any other equity holder of such REO Asset Owner.
“REO Asset Owner” has the meaning set forth in Section 7.12(a).
“REO Servicing Standard” has the meaning set forth in Section 7.12(a).

“Replacement Hedging Agreement” means one or more Hedging Agreements, which in combination with all other Hedging Agreements then in effect, after giving effect to any planned cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 10.6 to maintain Hedging Agreements.
“Reporting Date” means, with respect to any Distribution Date, the third Business Day prior to such Distribution Date.
“Repurchase Amount” means, for any Warranty Collateral Obligation for which a payment or substitution is being made pursuant to Section 7.11 as of any time of determination, the sum of (i)(x) during the Revolving Period, the lesser of (a) the Collateral Obligation Amount of such Collateral Obligation and (b) the amount (if any) necessary to cause the Advances outstanding to equal the Borrowing Base, or (y) after the Revolving Period, an amount equal to the purchase price paid by the Borrower for such Collateral Obligation (excluding purchased accrued interest and original issue discount) less all payments of principal received in connection with such Collateral Obligation since the date it was added to the Collateral, (ii) any accrued and unpaid interest thereon since the last Distribution Date and (iii) all Hedge Breakage Costs owed to any relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement, incurred in connection with such payment or repurchase and the termination of any Hedge Transactions in whole or in part in connection therewith.
“Repurchased Collateral Obligation” means, with respect to any Accrual Period, any Collateral Obligation as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Borrower or the Servicer, as applicable, on or before the immediately prior Reporting Date and any Collateral Obligation purchased by the Equityholder pursuant to the Sale Agreement as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Equityholder.
“Request for Release and Receipt” means a form substantially in the form of Exhibit F-2 completed and signed by the Servicer.
“Required Equity” means, as of any day, (i) during the Ramp-Up Period, the greater of (a) the sum of the Principal Balances of the three Obligors of Collateral Obligations constituting the highest aggregate Principal Balances and (b) $25,000,000 and (ii) thereafter, the greater of (a) the sum of the Principal Balances of the four Obligors of Collateral Obligations constituting the highest aggregate Principal Balances and (b) $40,000,000. For purposes of calculating the Required Equity, the Principal Balance with respect to any Obligor shall be the sum of all Principal Balances with respect to such Obligor.
“Required Lenders” means, at any time, (a) Lenders holding Advances aggregating greater than 50% of all Advances outstanding and (b) the Facility Agent.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to (a) the Servicer, the Equityholder or the Borrower, each of the persons listed on Schedule 4, as such list may be updated by notice of the Facility Agent from time to time, (b) the Collateral Agent or Collateral Custodian, any officer within the Corporate Trust Office, including any director, vice president, assistant vice president or associate having direct responsibility for the administration of this Agreement, who at the time shall be such officers, respectively, or to whom any matter is referred because of his or her knowledge of and familiarity with the particular subject, or (c) any other Person, the President, any Vice-President or Assistant Vice-President, Corporate Trust Officer or the Controller of such Person, or any other officer or employee having similar functions.
“Retained Economic Interest” has the meaning set forth in Section 10.22(a).
“Retained Interest” means, with respect to any Collateral Obligation included in the Collateral, (a) such obligations to provide additional funding with respect to such Collateral Obligation that have been retained by the other lender(s) of such Collateral Obligation, (b) all of the rights and obligations, if any, of the agent(s) under the Underlying Instruments, (c) any unused commitment fees associated with the additional funding obligations that are being retained in accordance with clause (a) above, (d) any arranger or underwriting fee and (e) any agency or similar fees associated with the rights and obligations of the agent(s) that are being retained in accordance with clause (b) above.
“Revaluation Diversion Event” means an event that shall occur (and be deemed continuing at all times thereafter) if, at any time after the end of the Revolving Period (a) the sum of all decreases in the Collateral Obligation Amount (solely as a result of (x) decreases in the related Discount Factor pursuant to Section 2.7(b) or (y) any Collateral Obligation becoming a Defaulted Collateral Obligation unless waived by the Facility Agent and if so waived, decreases in the related Discount Factor pursuant to Section 2.7(b)) first equals or exceeds the product of (A) 7.5% multiplied by (B) the Adjusted Aggregate Eligible Collateral Obligation Balance as of the first Business Day after the end of the Revolving Period and (b) a Revaluation Event shall occur with respect to two (2) or more Collateral Obligations after the end of the Revolving Period.
“Revaluation Event” means each occurrence of any of the following with respect to any Collateral Obligation during the time such Collateral Obligation is Collateral:
(a)the occurrence of a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Obligation (after giving effect to the shorter of (x) any grace period applicable thereto or (y) five (5) Business Days);
(b)[reserved];
(c)the occurrence of a default as to the payment of principal and/or interest has occurred and is continuing with respect to another debt obligation of the same Obligor secured by the same collateral and which is either full recourse or senior to or pari passu in right of payment to such Collateral Obligation (after giving effect to the shorter of (x) any grace period applicable thereto or (y) five (5) Business Days);

(d)the Servicer determines, in its sole discretion, in accordance with the Servicing Standard, that all or a portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status;
(e)the occurrence of a Material Modification with respect to such Collateral Obligation that is not approved by the Facility Agent (in its sole discretion);
(f)the related Obligor fails to deliver to the Borrower or the Servicer any financial reporting information (i) as required by the Underlying Instruments of such Collateral Obligation (without giving effect to any applicable grace period thereunder) and (ii) no less frequently than quarterly (after giving effect to the shorter of (x) any grace period applicable thereto or (y) thirty (30) days); provided that, with respect to any Multiple of Recurring Revenue Loan, the related Obligor also fails to deliver to the Borrower or the Servicer any information necessary to calculate the Debt-to-Recurring-Revenue Ratio no less frequently than quarterly;
(g)with respect to any Enterprise Value Loan, the Leverage Multiple with respect to such Collateral Obligation increases by 1.0x or more over the Original Leverage Multiple with respect to such Collateral Obligation; provided that each subsequent increase of an additional 1.0x over the applicable Original Leverage Multiple shall be an additional Revaluation Event;
(h)with respect to any Asset Based Loan, (A) the Borrower fails (or fails to cause the Obligor to) retain an Approved Valuation Firm to re-calculate the Appraised Value of (x) with respect to any such Asset Based Loan that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Asset Based Loan at least once every twelve (12) months that such Loan is included in the Collateral (subject to a 30 day grace period with respect to any such review) and (y) with respect to all other Asset Based Loans included in the Collateral, the collateral securing such Loan at least once every six (6) months that such Loan is included in the Collateral (subject to a 30 day grace period with respect to any such review) or (B) the Borrower (or the related Obligor, as applicable) changes the Approved Valuation Firm with respect to any Asset Based Loan or the related Approved Valuation Firm changes the metric for valuing the collateral of such Loan, each without the written approval of the Facility Agent;
(i)with respect to any Asset Based Loan, the Effective LTV of such Collateral Obligation is greater than 1.0 or increases by more than an amount equal to 10% of the Original Effective LTV of such Collateral Obligation; provided that each subsequent increase of an additional 10% over the applicable Original Effective LTV shall be an additional Revaluation Event;
(j)the Borrower sells a portion of such Collateral Obligation at a price (as a percentage of par) less than the lesser of (1) the currently assigned Discount Factor and (2) 95%;

(k)with respect to any Multiple of Recurring Revenue Loan, (i) except to the extent a different amount is agreed to by the Borrower, a 0.5x increase in the Debt-to-Recurring-Revenue Ratio from the time of acquisition thereof, (ii) the amount of liquidity falls below the minimum liquidity threshold (both as defined and specified in the Underlying Instruments) or (iii) the related Obligor’s last quarter annualized Revenue is less than $30,000,000 calculated using the most recent financial information of such Obligor received by the Borrower (or otherwise available to the Borrower with respect to such Obligor); or
(l)the related Obligor undergoes a merger, acquisition or other restructuring that is a material negative credit event, as determined by the Servicer in its reasonable discretion and certified to the Facility Agent in writing, and such merger, acquisition or other restructuring requires the consent of the Borrower, the Servicer or an Affiliate of the Servicer;
provided that the Facility Agent may include custom revaluation events other than those included in the definition of “Revaluation Event” as a condition of its approval of any Collateral Obligation, as noted in the related Asset Approval Notice.
“Revenue” means, with respect to any Collateral Obligations that are Multiple of Recurring Revenue Loans, the definition of annualized recurring revenue used in the Underlying Instruments for each such Collateral Obligation, or any comparable definition for “Revenue” or “Adjusted Revenue” in the Underlying Instruments for each such Collateral Obligation; provided that if there is no such definition in the Underlying Instruments, revenue for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP) for the most recent four fiscal quarter period for which financial statements have been delivered.
“Revolving Loan” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Obligation.
“Revolving Period” means the period of time starting on the Closing Date and ending on the earliest to occur of (i) the date that is three (3) years after the Closing Date or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and the Facility Agent, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5, (iii) the occurrence of an Event of Default or (iv) the date on which Vista Credit Strategic Lending Corp. ceases to be a “business development company” within the meaning of the 1940 Act.
“Sale Agreement” means the sale and contribution agreement, dated as of the date hereof, by and between the Equityholder, as seller, and the Borrower, as purchaser, as amended, supplemented or restated from time to time.
“Sanction Target” has the meaning set forth in Section 9.30(a).

“Sanctioned Countries” has the meaning set forth in Section 9.30(a).
“Sanctions” has the meaning set forth in Section 9.30(a).
“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request and each Reinvestment Request. Each such schedule shall identify the assets that will become Collateral Obligations, shall set forth such information with respect to each such Collateral Obligation as the Borrower or the Facility Agent may reasonably require and shall supplement any such schedules attached to previously-delivered Asset Approval Requests and Reinvestment Requests.
“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal and/or interest in accordance with the terms of the related Underlying Instrument.
“Secured Indebtedness” means, with respect to a Person as of a given date, all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property.
“Secured Parties” means, collectively, the Collateral Agent, the Collateral Custodian, the Securities Intermediary, each Lender, the Facility Agent, each Agent, each other Affected Person, Indemnified Party and Hedge Counterparty and their respective permitted successors and assigns.
“Securities Intermediary” means the Collateral Agent, or any subsequent institution acceptable to the Facility Agent at which the Accounts are kept.
“Securitization Closing Date” has the meaning set forth in the definition of “Ramp-up Period” in this Section 1.1.
“Servicer” means initially Vista Credit Strategic Lending Corp., or any successor servicer appointed pursuant to this Agreement.
“Servicer Default” means the occurrence of one of the following events:
(a)any failure by the Servicer to deposit or credit, or to deliver for deposit, in the Collection Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom, in each case continues unremedied for a period of two Business Days (or in the event of a failure due to an administrative error, which continues unremedied for a period of five Business Days after the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof);
(b)failure on the part of the Servicer duly to observe or to perform in any respect any other covenant or agreement of the Servicer set forth in this Agreement which failure continues unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Servicer by the Borrower, the Collateral Agent or the Facility Agent;

(c)the occurrence of an Insolvency Event with respect to the Servicer;
(d)any representation, warranty or statement of the Servicer made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be false or incorrect as of the time when the same shall have been made or deemed made (i) which incorrect representation, warranty or statement has a material and adverse effect on (1) the validity, enforceability or collectability of this Agreement or any other Transaction Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Transaction Document, and (ii) within 30 days after written notice thereof shall have been given to the Servicer by the Borrower, the Collateral Agent or the Facility Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured;
(e)an Event of Default occurs;
(f)(i) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $10,000,000, individually or in the aggregate; or (ii) the occurrence of any event or condition that has resulted in or permits the acceleration of such recourse debt, whether or not waived;
(g)the rendering against the Servicer of one or more final, non-appealable judgments, decrees or orders for the payment of money in excess of $10,000,000, individually or in the aggregate (excluding, in each case, any amounts covered by insurance), and the Servicer shall not have, within 60 days, either (a) discharged or dismissed or provided for the discharge or dismissal of any such judgment, decree or order, (b) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, or (c) the Servicer shall have provided evidence satisfactory to the Facility Agent that an insurance provider has agreed to satisfy such judgment, decree or order in full (excluding any applicable deductibles);
(h)a Change of Control occurs; or
(i)Vista Credit Strategic Lending Corp. (or an Affiliate appointed as a successor in accordance with the terms of Article VII hereof with the consent of the Facility Agent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Borrower shall promptly provide any information reasonably requested by a Lender that is necessary in connection with such Lender’s compliance with “know your customer” laws or any similar regulations) ceases to be the Servicer.
“Servicer Expenses” means any accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Servicer (other than the Servicing Fee) under the Transaction Documents.
“Servicing Fee” means with respect to any Distribution Date, the senior fee payable to the Servicer or successor servicer (as applicable) for services rendered during the related Accrual

Period, which shall be equal to one-twelfth of the product of (i) the Servicing Fee Percentage multiplied by (ii) the average of the values of the Aggregate Eligible Collateral Obligation Amount on the first day and the last day of the related Accrual Period; provided that for so long as the Servicer is Vista Credit Strategic Lending Corp. or an Affiliate thereof appointed in accordance with this Agreement (and, in the case of an Affiliate, solely to the extent such Affiliate is receiving a management fee from the Equityholder), the Servicer shall be deemed to have waived its Servicing Fee (and no additional Servicing Fee shall be payable hereunder on any Distribution Date).
“Servicing Fee Percentage” means (i) for so long as Vista Credit Strategic Lending Corp. or an Affiliate thereof is the Servicer (and subject to the proviso in the definition of “Servicing Fee”), 0.00%, and (ii) thereafter, 0.50%.
“Servicing Standard” means, with respect to any Collateral Obligations, to service and administer such Collateral Obligations on behalf of the Borrower for the benefit of the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices which are consistent with the higher of: (i) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Collateral Obligations for its own account, and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.
“SIFMA Website” means the website of the Securities Industry and Financial Markets Association at https://www.sifma.org, or any successor source.
“SOFR” means a per annum rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SR Lender” means each Lender that is subject to the EU Securitization Rules.
“Standard & Poor’s” or “S&P” means S&P Global Ratings and any successor thereto.
“Structured Finance Obligation” means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.
“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or interests as have more than 50% of the ordinary voting power for the election of directors, managers or general partners, as applicable.

“Substituted Collateral Obligation” means, with respect to any Accrual Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.11 and the Sale Agreement.
“Supported QFC” has the meaning set forth in Section 17.21.
“Tangible Net Worth” means, with respect to any Person, the consolidated assets minus the consolidated liabilities of such Person and its consolidated Subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.
“Target Portfolio Amount” means $350,000,000 or the amount as increased or decreased from time to time in accordance with this Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, for any calculation with respect to an Advance (other than an Advance bearing interest at the Alternate Base Rate), the greater of (i) 0.50% and (ii) the Term SOFR Reference Rate for a tenor of three (3) months on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the relevant Accrual Period, as such rate is published by the Term SOFR Administrator.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Facility Agent in its reasonable discretion).
“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR” in this Section 1.1.
“Term SOFR Reference Rate” means the forward-looking term rate per annum based on SOFR as published by the Term SOFR Administrator.
“Transaction Documents” means this Agreement, the Notes, the Sale Agreement, the Collateral Agent and Collateral Custodian Fee Letter, each Fee Letter, the Account Control Agreement, any Joinder Agreement and the other documents to be executed and delivered in connection with this Agreement, specifically excluding from the foregoing, however, Underlying Instruments delivered in connection with this Agreement.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
“UK AIFM Regulations” means the UK Alternative Investment Fund Managers Regulations 2013.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.
“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Obligation has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.
“Undrawn Fee” means a fee payable pursuant to Section 3.1(b) for each day of the related Accrual Period equal to the product of (x) the difference between the aggregate Commitments on such day minus the aggregate principal amount of outstanding Advances on such day, multiplied by (y) the Undrawn Fee Rate multiplied by (z) 1/360.
“Undrawn Fee Rate” has the meaning set forth in the Fee Letter.
“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.
“Unmatured Servicer Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Servicer Default.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.
“U.S. Government Securities Business Day” means any day except for a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities as indicated on the SIFMA Website.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 17.21.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.3(f).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Warrant Asset” means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower as an “equity kicker” from the Obligor in connection with a Collateral Obligation.
“Warranty Collateral Obligation” has the meaning set forth in Section 7.11.
“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Collateral Obligations included in the Adjusted Aggregate Eligible Collateral Obligation Balance, the number obtained by dividing (i) the amount obtained by summing the products obtained by multiplying (a) the Advance Rate of each such Eligible Collateral Obligation by (b) such Eligible Collateral Obligation’s contribution to the Adjusted Aggregate Eligible Collateral Obligation Balance by (ii) the Adjusted Aggregate Eligible Collateral Obligation Balance, in each case, as of such date.
“Weighted Average Coupon” means, as of any day, the number expressed as a percentage obtained by dividing (i) the sum for each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that is a Fixed Rate Collateral Obligation of (x) the interest rate for each such Collateral Obligation minus Term SOFR multiplied by (y) the Collateral Obligation Amount of each such Collateral Obligation by (ii) the Adjusted Aggregate Eligible Collateral Obligation Balance for Fixed Rate Collateral Obligations.
“Weighted Average Life” means, as of any day with respect to all Eligible Collateral Obligations included in the Collateral, the number of years following such date obtained by dividing (i) the amount obtained by summing the products obtained by multiplying (a) the Average Life at such time of each such Eligible Collateral Obligation by (b) the Collateral Obligation Amount of such Collateral Obligation by (ii) the Aggregate Eligible Collateral Obligation Amount.
“Weighted Average Spread” means, as of any day, the number expressed as a percentage equal to (i) the Aggregate Funded Spread divided by (ii) the Aggregate Eligible Collateral Obligation Amount.
“Withholding Agent” means the Borrower, the Facility Agent, the Collateral Agent and the Servicer.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under the Bail-In Legislation that are related to or ancillary to any of those powers.
“written” or “in writing” (and other variations thereof) means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.
“Yield” means, with respect to any period, the daily interest accrued on Advances during such period as provided for in Article III.
Section 1.2Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto.
(b)Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.
(c)The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, the term “including” means “including without limitation,” and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.
(d)The following terms which are defined in the UCC in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Certificated Securities, Chattel Paper, Control, Deposit Account, Documents, Equipment, Financial Assets, Funds-Transfer System, General Intangibles, Indorse and Indorsed, Instruments, Inventory, Investment Property, Proceeds, Securities Account, Securities Intermediary, Security Certificates, Security Entitlements, Security Interest and Uncertificated Securities.
(e)For the avoidance of doubt, on each Measurement Date, the status of each Eligible Collateral Obligation shall be re-determined by the Servicer as of such date and, as a consequence thereof, (i) Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount calculated on such Measurement Date and (ii) Collateral Obligations that were previously excluded from the Aggregate Eligible Collateral Obligation Amount on a prior Measurement Date may be included in the Aggregate Eligible Collateral Obligation Amount calculated on such Measurement Date.

(f)Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Transaction Documents.
(g)Unless otherwise specified, each reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.
(h)All calculations required to be made hereunder with respect to the Collateral Obligations, the Maximum Availability and the Borrowing Base shall be made on a trade date basis and after giving effect to (x) all purchases or sales to be entered into on such trade date, (y) all Advances requested to be made on such trade date plus the balance of all unfunded Advances to be made in connection with the Borrower’s purchase of previously requested (and approved) Collateral Obligations and (z) the application of any Principal Collections on deposit in the Principal Collections Account necessary to settle all outstanding and unsettled assignments.
(i)Except as set forth herein, any use of the term “knowledge” or “actual knowledge” in this Agreement shall mean actual knowledge after reasonable inquiry.
(j)Unless otherwise specified herein, any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Facility Agent in its reasonable discretion.
(k)For purposes of this Agreement, an Event of Default or Servicer Default shall be deemed to be continuing until it is waived in accordance with Section 17.2.
(l)Notwithstanding anything to the contrary contained herein, the Borrower, the Servicer and/or the Equityholder may effect delivery to any party hereto of any notice, report, certificate or other documents required to be delivered by it hereunder by causing such to be posted in the Data Room, other than any notices provided under Section 7.8, Section 7.10, Section 10.4 or Section 13.2. Any information so delivered will be made available on a password protected basis to the parties entitled thereto under this Agreement.  Posting pursuant to the preceding sentence shall constitute valid delivery of the information for all purposes of this Agreement.
(m)Unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, Borrower and Facility Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall upon written request provide to the Facility Agent a written reconciliation in form and substance reasonably satisfactory to the Facility Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles.
Article II

THE FACILITY, ADVANCE PROCEDURES AND NOTES
Section 2.1Advances. (a)  On the terms and subject to the conditions set forth in this Agreement, each Lender Group hereby agrees to make advances to or on behalf of the Borrower (individually, an “Advance” and collectively the “Advances”) from time to time on any date (each such date on which an Advance is made, an “Advance Date”) during the period from the Closing Date to the end of the Revolving Period; provided that there shall be no more than three (3) Advance Dates during any calendar week.
(a)Under no circumstances shall any Lender make an Advance if, after giving effect to such Advance and any purchase of Eligible Collateral Obligations in connection therewith, the aggregate outstanding principal amount of all Advances would exceed the lowest of (i) the Facility Amount, (ii) the Borrowing Base and (iii) the Maximum Availability. Subject to the terms of this Agreement, during the Revolving Period, the Borrower may borrow, reborrow, repay and prepay (subject to the provisions of Section 2.4) one or more Advances.
Section 2.2Funding of Advances. (a)  Subject to the satisfaction of the conditions precedent set forth in Section 6.2, the Borrower may request Advances hereunder by giving notice to the Facility Agent, each Agent and the Collateral Agent of the proposed Advance at or prior to 11:00 a.m., New York City time, at least one (1) Business Day prior to the proposed Advance Date. Such notice (herein called the “Advance Request”) shall be substantially in the form of Exhibit C-1 and shall include (among other things) the proposed Advance Date and amount of such proposed Advance, and shall, if applicable, be accompanied by an Asset Approval Request setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Advance Date (if applicable). The amount of any Advance shall at least be equal to the least of (x) $250,000, (y) the (1) Borrowing Base on such day minus (2) the Advances outstanding on such day and (z) the (1) Facility Amount on such day minus (2) the Advances outstanding on such day before giving effect to the requested Advance as of such date. Any Advance Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower. The Facility Agent shall have no obligation to lend funds hereunder in its capacity as Facility Agent. Subject to receipt by the Collateral Agent of an Officer’s Certificate of the Borrower confirming the satisfaction of the conditions precedent set forth in Section 6.2, and the Collateral Agent’s timely receipt of the funds in respect of the Advances from the Lenders in immediately available funds on any Advance Date, the Collateral Agent shall make the proceeds of the Advances available to the

Borrower by deposit to such account as may be designated by the Borrower in writing to the Collateral Agent in same day funds no later than 3:00 p.m., New York City time, on such Advance Date.
(b)Committed Lender’s Commitment. At no time will any Uncommitted Lender have any obligation to fund an Advance. At all times on and after the Conduit Advance Termination Date for a Conduit Lender in a Lender Group, all Advances shall be made by the Committed Lenders in such Lender Group. At any time when any Uncommitted Lender has failed to or has rejected a request to fund an Advance, its Agent shall so notify the Related Committed Lender and such Related Committed Lender shall fund such Advance. Notwithstanding anything contained in this Section 2.2(b) or elsewhere in this Agreement to the contrary, no Committed Lender shall be obligated to provide its Agent or the Borrower with funds in connection with an Advance in an amount that would result in the portion of the Advances then funded by it exceeding its Commitment then in effect. The obligation of the Committed Lender in each Lender Group to remit any Advance shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Agent shall not relieve any other Committed Lender of its obligation hereunder.
Section 2.3Notes. The Borrower shall, upon request of any Lender Group, on or after such Lender Group becomes a party hereto (whether on the Closing Date or by assignment or otherwise), execute and deliver a Note evidencing the Advances of such Lender Group. Each such Note shall be payable to the Agent for such Lender Group in a face amount equal to the applicable Lender Group’s Commitment as of the Closing Date or the Closing Date on which such Lender Group becomes a party hereto, as applicable. The Borrower hereby irrevocably authorizes each Agent to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the option of such Agent, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Advances evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.
Section 2.4Repayment and Prepayments. (a) The Borrower shall repay the Advances outstanding (i) on each Distribution Date to the extent required to be paid hereunder and funds are available therefor pursuant to Section 8.3 and (ii) in full on the Facility Termination Date.
(b)Prior to the Facility Termination Date, the Borrower may, from time to time, make one or more voluntary prepayments, in whole or in part (without premium or penalty), of the outstanding principal amount of any Advance using Principal Collections on deposit in the Principal Collection Account or other funds available to the Borrower on such date; provided, that
(i)all such voluntary prepayments shall require prior written notice to the Facility Agent (with a copy to the Collateral Agent and each Agent) by 2:00 p.m. one (1) Business Day prior to such voluntary prepayment, which notice (herein called the “Prepayment

Notice”) shall be substantially in the form of Exhibit C-4 and shall include (among other things) the proposed date of such prepayment and the amount and allocation of such prepayment;
(ii)each such voluntary partial prepayment shall be in a minimum amount of $500,000; and
(iii)each prepayment shall be applied on the Business Day received by the Facility Agent if received by 3:00 p.m., New York City time, on such day as Amount Available constituting Principal Collections pursuant to Section 8.3(a) as if (x) the date of such prepayment were a Distribution Date and (y) such prepayment occurred during the Accrual Period to which such Distribution Date relates.
Each such prepayment shall be subject to the payment of any amounts required by Section 2.5(b) (if any) resulting from a prepayment or payment.
Section 2.5Permanent Reduction of Facility Amount. (a) The Borrower may at any time and upon three Business Days’ prior written notice to the Facility Agent, without any penalty or premium except as set forth in this Section 2.5, permanently reduce the Facility Amount (i) in whole or in part upon payment in full (in accordance with Section 2.4) of the aggregate outstanding principal amount of all Advances or (ii) in part by any pro rata amount that the Facility Amount exceeds the aggregate outstanding principal amount of all Advances (after giving effect to any concurrent prepayment thereof). In connection with any permanent reduction of the Facility Amount under this Section 2.5(a), the Commitment of each Committed Lender shall automatically, and without any further action by any party, be reduced pro rata with all other Committed Lenders such that the sum of all Commitments will equal the newly reduced Facility Amount.
(b)As a condition precedent to any permanent reduction of the Facility Amount pursuant to Section 2.5(a), the Borrower shall pay to the Facility Agent, for the respective accounts of the Lenders, any applicable Prepayment Fee; provided that, for the avoidance of doubt, no Prepayment Fee shall be payable to any Lender in the event such Lender (or the Facility Agent on behalf of such Lender) has, prior to the date of such permanent reduction in whole or in part, (i) declined a request for extension of the Revolving Period under Section 2.6 on substantially the same terms as already set forth herein, (ii) charged the Borrower interest on any Advances at the Base Rate, (iii) demanded the Borrower pay any Taxes or Increased Cost pursuant to Section 4.3 or Section 5.1, respectively, (iv) demanded an indemnity payment pursuant to Article XVI, or (v) required any amendment pursuant to the third paragraph of Section 17.2 which adversely affects the Borrower, as applicable. Notwithstanding anything to the contrary herein, no Prepayment Fee shall be due in respect of any prepayment or permanent reduction of the Facility Amount after the end of the Revolving Period.
Section 2.6Extension of Revolving Period. The Borrower may, at any time after the first anniversary of the Closing Date and prior to the date that is 30 days prior to the last day of the then effective Revolving Period, deliver a written notice to each Lender (with a copy to the Facility Agent and the Collateral Agent) requesting an extension of the Revolving Period for an additional twelve months (each qualifying request, an “Extension Request”). Each Lender may approve or decline (each such declining Lender, a “Non-Extending Lender”) an Extension Request in its sole discretion; provided, that the Lenders shall respond to an Extension Request in writing not later than 30 days following receipt of such Extension Request, and if any Lender does not respond in writing by the end of such 30-day period it shall be deemed to have denied such Extension Request. Each Lender shall promptly notify the Facility Agent (with a copy to the Collateral Agent) of any approved Extension Request. All Extension Requests must be approved by all Lenders and the Facility Agent to be effective, except for any Non-Extending Lender which has been or is expected to be repaid in full by June 26, 2029.
Section 2.7Calculation of Discount Factor.
(a)In connection with the purchase of each Collateral Obligation and prior to such Collateral Obligation being purchased by the Borrower and included in the Collateral, the Facility Agent will assign (in its sole discretion) a Discount Factor for such Collateral Obligation, which Discount Factor shall remain effective for such Collateral Obligation except as provided in clauses (b) through (d) below (and will provide written notice of such Discount Factor to the Servicer).
(b)If a Revaluation Event occurs with respect to any Collateral Obligation, the Discount Factor of such Collateral Obligation may be amended by the Facility Agent, in its sole discretion; provided, that in the event of a Revaluation Event pursuant to clause (j) of the definition thereof, then (x) if such Collateral Obligation was sold at a price (as a percentage of par) greater than 70% and there has been no other Revaluation Event for such Collateral Obligation, the Discount Factor of such Collateral Obligation shall be decreased to no less than the price (as a percentage of par) at which the relevant portion of such Collateral Obligation was sold and (y) if such Collateral Obligation was sold at a price (as a percentage of par) less than or equal 70%, the Discount Factor of such Collateral Obligation may be amended by the Facility Agent in its sole discretion.
(c)The Facility Agent will provide written notice of the revised Discount Factor to the Borrower and the Servicer. To the extent the Servicer has actual knowledge or has received notice of any Revaluation Event with respect to any Collateral Obligation, the Servicer shall give prompt notice thereof to the Facility Agent (but, in any event, not later than two Business Days after it receives notice or gains actual knowledge thereof).
(d)If a Revaluation Event set forth in clause (g) of the definition thereof occurs as a result of a 1.0x increase in the Leverage Multiple for any Collateral Obligation (and the then-current Leverage Multiple is less than 2.0x higher than the Original Leverage Multiple), the Facility Agent may (regardless of any criteria set forth in clause (b)) decide to decrease the Discount Factor by up to a percentage equal to (x) 1.0 minus (y)(A) the Original Leverage Multiple divided by (B) the then-current Leverage Multiple of such Collateral Obligation. Following the occurrence of any other Revaluation Event including another 1.0x increase in the Leverage Multiple (after the occurrence of the first Revaluation Event as described above), the Facility Agent in its sole discretion shall determine the Discount Factor of the applicable Collateral Obligation.

(e)If the circumstances with respect to any Collateral Obligation change, the Servicer may provide written notice of such changed circumstance to the Facility Agent, and if no Revaluation Event shall then be continuing for such Collateral Obligation, the Facility Agent shall in its sole discretion re-evaluate the Discount Factor for such Collateral Obligation.
Section 2.8Increase in Facility Amount. The Borrower may, with the prior written consent of the Facility Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion), (i) increase the Commitment of the existing Lender Groups (pro rata) by an amount up to an additional $300,000,000, (ii) increase the Commitment of any Lender Group, and/or (iii) add additional Lender Groups, in each case which shall increase the Facility Amount by the amount of the Commitment of each such existing or additional Lender Group. Any increase pursuant to this Section 2.8 shall be attempted in good faith first pursuant to clause (i), second pursuant to clause (ii) and third pursuant to clause (iii) above.
Section 2.9Defaulting Lenders.
(a)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)any payment of principal, interest, fees or other amounts received by the Collateral Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Facility Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Facility Agent hereunder; second, as the Borrower may request (so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Facility Agent in its sole discretion)), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Facility Agent; third, if so determined by the Facility Agent or the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund future Advances under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Facility Agent in its sole discretion), to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.9 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and
(ii)for any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Undrawn Fee for any period during which that Lender is a Defaulting Lender (and under no circumstance shall Borrower retroactively be or become required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(b)If the Facility Agent and the Borrower determine in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Facility Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of Advances outstanding of the other Lenders or take such other actions as the Facility Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Article III

YIELD, UNDRAWN FEE, ETC.
Section 3.1Yield and Undrawn Fee. (a)  The Borrower hereby promises to pay, on the dates specified in Section 3.2, Yield on the outstanding amount of each Advance (or each portion thereof) for the period commencing on the applicable Advance Date until such Advance is paid in full. No provision of this Agreement or the Notes shall require the payment or permit the collection of Yield in excess of the maximum amount permitted by Applicable Law.
(a)The Borrower shall pay the Undrawn Fee relating to any relevant period occurring during the Revolving Period on the dates specified in Section 3.2.
Section 3.2Yield and Undrawn Fee Distribution Dates. Yield accrued on each Advance (including any previously accrued and unpaid Yield) and the Undrawn Fee (as applicable) shall be payable, without duplication:
(a)on the Facility Termination Date;

(b)on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Advance; and
(c)on each Distribution Date;
▪    provided, that no Undrawn Fee shall accrue for any period after the last date of the Revolving Period.
Section 3.3Yield Calculation. Each Note shall bear interest on each day during each Accrual Period at a rate per annum equal to the product of (a) the Interest Rate for such Accrual Period multiplied by (b) the outstanding amount of Advances attributable to such Note on such day. All Yield shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Yield is payable over a year comprised of 360 days (other than Yield accruing at the Alternate Base Rate, which shall be computed over a year comprised of 365/366 days).
Section 3.4Computation of Yield, Fees, Etc. Each Agent (on behalf of its respective Lender Group) and the Facility Agent shall determine the applicable Yield and all Fees to be paid by the Borrower on each Distribution Date for the related Accrual Period and shall advise the Collateral Agent thereof in writing no later than the Determination Date immediately prior to such Distribution Date. Such reporting may also include an accounting of any amounts due and payable pursuant to Sections 4.3 and 5.1.
Article IV

PAYMENTS; TAXES
Section 4.1Making of Payments. Subject to, and in accordance with, the provisions hereof and Section 2.4 or Section 8.3(a), as applicable, all payments of principal of or Yield on the Advances and other amounts due to the Lenders shall be made pursuant to Section 8.3(a) no later than 3:00 p.m., New York City time, on the day when due in lawful money of the United States of America in immediately available funds. Payments received by any Lender or Agent after 3:00 p.m., New York City time, on any day will be deemed to have been received by such Lender or Agent on the next following Business Day. The respective Agent for each Lender Group shall allocate to the Lenders in its Lender Group each payment in respect of the Advances received by the respective Agent as provided by Section 8.3(a) or Section 2.4, as applicable. Payments in reduction of the principal amount of the Advances shall be allocated and applied to Lenders pro rata based on their respective portions of such Advances, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Agent and the Borrower. Payments of Yield and Undrawn Fee shall be allocated and applied to Lenders pro rata based upon the respective amounts of such Yield and Undrawn Fee due and payable to them.
Section 4.2Due Date Extension. If any payment of principal or Yield with respect to any Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Yield shall accrue and be payable for the period of such extension at the rate applicable to such Advance.
Section 4.3Taxes. (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Official Body in accordance with Applicable Law, or at the option of the Facility Agent timely reimburse it for the payment of, any Other Taxes.
(c)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Facility Agent), or by the Facility Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Facility Agent, within ten (10) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.9 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Facility Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Facility Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Facility Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Facility Agent to the Lender from any other source against any amount due to the Facility Agent under this Section 4.3(d).
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to an Official Body pursuant to this Section 4.3, the Borrower shall deliver to the Facility Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower, the Collateral Agent and the Facility Agent, at the time or times reasonably requested by the Borrower or the Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower, the Collateral Agent or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, the Collateral Agent or the Facility Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower, the Collateral Agent or the Facility Agent as will enable the Borrower, the Collateral Agent or the Facility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.3(f)(ii)(A), Section 4.3(f)(ii)(B) and Section 4.3(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Facility Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) properly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is entitled to do so under Applicable Law, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form of each), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form of each), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    properly completed and executed copies of IRS Form W-8ECI (or successor form);
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form of each), as applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, properly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form of each), as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner (or successor form of each of the following certifications), as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is entitled to do so under Applicable Law, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent) executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Facility Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Facility Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Facility Agent as may be necessary for the Borrower and the Facility Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Facility Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it is eligible to receive or has received a refund (for this purpose, including credits elected by such party in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.3(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.3(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.3(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.3(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Facility Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
(i)Defined Terms. For the avoidance of doubt, for purposes of this Section 4.3, the term “Applicable Law” includes FATCA.
Article V

INCREASED COSTS, ETC.
Section 5.1Increased Costs, Capital Adequacy. (a) If, due to either (i) the introduction of or any change following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application arising following the date hereof of any Applicable Law, in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Official Body (whether or not having the force of law), (A) there shall be any increase in the cost (other than Taxes) to the Facility Agent, any Agent, any Lender, or any successor or assign thereof (each of which shall be an “Affected Person”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Person hereunder), as the case may be, (B) there shall be any reduction in the amount of any sum received or receivable by an Affected Person under this Agreement or under any other Transaction Document (other than by reason of Taxes), or (C) any Recipient is subject to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, in each case, the Borrower shall, from time to time, after written demand by the Facility Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Person, pay to the Facility Agent, on behalf of such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs or reduced payments within thirty (30) days after such demand; provided, that the amounts payable under this Section 5.1 shall be (i) without duplication of amounts payable under Section 4.3 and (ii) due and payable on any given date only to the extent there are amounts available therefor pursuant to Section 8.3.

(b)If either (i) the introduction of or any change following the date hereof in or in the interpretation, administration or application arising following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Person with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Official Body or agency, including, without limitation, compliance by an Affected Person with any request or directive regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of any Affected Person, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Person could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Person with respect to capital adequacy), by an amount deemed by such Affected Person to be material, then, from time to time, within thirty (30) days after demand by the Facility Agent on behalf of such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Facility Agent on behalf of such Affected Person such additional amounts as will compensate such Affected Person for such reduction but only to the extent there are amounts available therefore on any given day pursuant to Section 8.3(a).
(c)If an Affected Person shall at any time (without regard to whether any Basel III Regulations are then in effect) suffer or incur (i) any explicit or implicit charge, assessment, cost or expense by reason of the amount or type of assets, capital or supply of funding such Affected Person or any of its Affiliates is required or expected to maintain in connection with the transactions contemplated herein, without regard to (A) whether such charge, assessment, cost or expense is imposed or recognized internally, externally or inter-company or (B) whether it is determined in reference to a reduction in the rate of return on such Affected Person’s or Affiliate’s assets or capital, an inherent cost of the establishment or maintenance of a reserve of stable funding, a reduction in the amount of any sum received or receivable by such Affected Person or its Affiliates or otherwise, or (ii) any other imputed cost or expense arising by reason of the actual or anticipated compliance by such Affected Person or any of its Affiliates with the Basel III Regulations, then, within thirty (30) days after demand by the Facility Agent on behalf of such Affected Person, the Borrower shall pay to the Facility Agent, for the benefit of such Affected Person, such amount as will, in the determination of such Affected Person, compensate such Affected Person therefor but only to the extent there are amounts available therefor on any given day pursuant to Section 8.3(a). A certificate of the applicable Affected Person setting forth the amount or amounts necessary to compensate the Affected Person under this Section 5.1(c) shall be delivered to the Borrower and shall be conclusive absent manifest error.
(d)In determining any amount provided for in this Section 5.1, the Affected Person may use any reasonable averaging and attribution methods. The Facility Agent, on behalf of any Affected Person making a claim under this Section 5.1, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

(e)Any demand for compensation under this Section 5.1 must be made within 270 days of the date the related cost, damage, loss or expense is incurred by the applicable Affected Person and the Borrower shall not be the only Borrower or customer that such Affected Person is charging for similar costs, damages, losses or expenses at such time. Following such demand for compensation, the Borrower shall not be subject to any applicable Prepayment Fee or other premium.
Article VI

EFFECTIVENESS; CONDITIONS TO ADVANCES
Section 6.1Effectiveness. This Agreement shall become effective on the Closing Date, on which the Facility Agent, on behalf of the Lenders, shall have received the following, each in form and substance reasonably satisfactory to the Facility Agent:
(a)Transaction Documents. This Agreement and each other Transaction Document, to be executed on the Closing Date, in each case duly executed by each party thereto;
(b)Notes. For each Lender Group that has requested the same, a Note duly completed and executed by the Borrower and payable to the Agent for such Lender Group;
(c)Establishment of Accounts. Evidence that each Account has been established;
(d)Resolutions. Certified copies of the resolutions of the board of managers or directors, as applicable, (or similar items) of the Borrower, the Equityholder and the Servicer approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;
(e)Organizational Documents. Copies of the Constituent Documents of each of the Borrower, the Equityholder, and the Servicer;
(f)Good Standing Certificates. Good standing certificates for each of the Borrower, the Equityholder, and the Servicer issued by the applicable Official Body of its jurisdiction of organization;
(g)Incumbency. A certificate of the secretary or assistant secretary of each of the Borrower, the Equityholder, and the Servicer certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it;
(h)Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Facility Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder;
(i)Opinions. Legal opinions of Winston & Strawn LLP and Venable LLP, counsel for the Borrower, the Equityholder and the Servicer and Nixon Peabody LLP, counsel for the Collateral Agent, each in form and substance reasonably satisfactory to the Facility Agent covering such matters as the Facility Agent may reasonably request;
(j)No Event of Default, etc. Each of the Transaction Documents is in full force and effect and no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the issuance of the Notes and the borrowing hereunder;
(k)Liens. The Facility Agent shall have received (i) the results of a recent search by a Person satisfactory to the Facility Agent, of the UCC, judgment, security interest and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Facility Agent and (ii) filed UCC termination statements, if any, necessary to release all security interests and other rights of any Person in any Collateral previously granted by the Borrower and the Equityholder, and any executed pay-off letters reasonably requested by the Facility Agent;
(l)[Reserved].
(m)Payment of Fees. The Facility Agent shall have received evidence, to its sole satisfaction, that all Fees due to the Lenders on the Closing Date have been paid in full;
(n)No Material Adverse Effect. No Material Adverse Effect shall have occurred since the formation date of the Equityholder and no litigation shall have commenced which, if successful, could reasonably be expected to have a Material Adverse Effect;
(o)Financial Statements. The Facility Agent has received the most recently available copies of the financial statements and reports described in Section 7.5(k) certified by a Responsible Officer of the Equityholder to be true and correct and such financial statements fairly present in all material respects the financial condition of such Person as of the applicable date of issuance;
(p)Compliance. The Collateral Agent, Facility Agent and the Lenders shall have received sufficiently in advance of the Closing Date, all documents and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56;
(q)Equity Contribution. The Facility Agent shall have received satisfactory evidence that the Equityholder has contributed Eligible Collateral Obligations with an aggregate Collateral Obligation Amount and/or cash credited to the Principal Collection Account in an aggregate amount of at least $25,000,000;
(r)Other. Such other approvals, documents, opinions, certificates and reports as the Facility Agent may reasonably request;
(s)Beneficial Ownership Certification. The Facility Agent shall have received the Beneficial Ownership Certification in respect of the Borrower; and
(t)Borrowing Base Model. The Borrower, Servicer and Facility Agent shall have agreed to a form of Borrowing Base model (in Excel format).
Section 6.2Advances and Reinvestments. The making of any Advance (including the initial Advance hereunder) and any Reinvestment are all subject to the condition that the Closing Date shall have occurred and to the following further conditions precedent that:
(a)No Event of Default, Etc. Each of the Transaction Documents shall be in full force and effect (unless terminated in accordance with the terms of the Transaction Documents) and (i) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or will result from the making of such Advance or Reinvestment, (ii) no Servicer Default or Unmatured Servicer Default shall have occurred and be continuing or will result from the making of such Advance or Reinvestment, (iii) the representations and warranties of the Borrower and the Servicer contained herein and in the other Transaction Documents shall be true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) as of the related Funding Date (or if such representation and warranty specifically refers to an earlier date, such earlier date), with the same effect as though made on the date of (and after giving effect to) such Advance or Reinvestment (or, if applicable, such earlier specified date), and (iv) after giving effect to such Advance or Reinvestment (and any purchase of Eligible Collateral Obligations in connection therewith), the aggregate outstanding principal balance of the Advances will not exceed the Borrowing Base, the Maximum Availability or the Facility Amount;
(b)Requests. (i) In connection with the funding of any Advance pursuant to Section 2.2(a), the Collateral Agent, each Agent and the Facility Agent shall have received the Advance Request for such Advance in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith and (ii) in connection with any Reinvestment, the Collateral Agent, each Agent and the Facility Agent shall have received the Reinvestment Request for such Reinvestment in accordance with Section 8.3(b), together with all items required to be delivered in connection therewith;
(c)Revolving Period. The Revolving Period shall not have ended;

(d)Document Checklist. The Facility Agent shall have received a Document Checklist for each Eligible Collateral Obligation to be added to the Collateral on the related Funding Date;
(e)Borrowing Base Confirmation. The Collateral Agent and the Facility Agent shall have received an Officer’s Certificate of the Borrower or the Servicer (which may be included as part of the Advance Request or Reinvestment Request) computed as of the date of such request and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such date (if any), demonstrating that the aggregate principal amount of all Advances outstanding shall not exceed the Borrowing Base, the Maximum Availability or the Facility Amount, calculated as of the Funding Date as if the Collateral Obligations purchased by the Borrower on such Funding Date were owned by the Borrower;
(f)Collateral Quality Tests, Minimum Equity Test. The Collateral Agent and the Facility Agent shall have received an Officer’s Certificate (which may be included as part of the Advance Request or Reinvestment Request) computed as of the proposed Funding Date and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such Funding Date, demonstrating that all of the Collateral Quality Tests (other than Minimum Diversity Test) are satisfied (or if not satisfied, will be maintained or improved), and the Minimum Equity Test and Minimum Diversity Test are satisfied;
(g)Hedging Agreements. The Facility Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that the Borrower has entered into Hedging Agreements to the extent required by, and satisfying the requirements of, Section 10.6;
(h)Facility Agent Approval. In connection with the acquisition of any Collateral Obligation by the Borrower or the incremental pledge of any Collateral Obligation owned by the Borrower, (1) the Borrower shall have received an Asset Approval Notice with respect to such Collateral Obligation from the Facility Agent (who shall forward a copy to the Collateral Agent and each Agent) and (2) the Borrower (or the Servicer on its behalf) shall have given electronic notice back to the Facility Agent that it acknowledges and agrees to the terms set forth in the related Asset Approval Notice;
(i)Permitted Use. The proceeds of any Advance or Reinvestment will be used solely by the Borrower (A) to acquire Collateral Obligations as identified on the applicable Asset Approval Request, or (B) to make a distribution pursuant to Section 10.16;
(j)Appraised Value. In connection with the acquisition of each Asset Based Loan and within the time periods set forth below, the Borrower or the Servicer (on behalf of the Borrower) shall have retained or shall have caused the Obligor to retain an Approved Valuation Firm to calculate the Appraised Value of (A) with respect to any such Collateral Obligation that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Collateral Obligation within twelve (12) months prior to the acquisition of such Collateral Obligation and inclusion into the Collateral and (B) with respect to all other Asset Based Loans, the collateral securing such Collateral Obligation within six (6) months prior to the acquisition of such Collateral Obligation and inclusion into the Collateral. The Servicer shall report the Approved Valuation Firm, appraisal metric and Appraised Value for such Collateral Obligation to the Facility Agent in the Advance Request related to such Collateral Obligation;
(k)Borrower’s Certification. The Borrower shall have delivered to the Collateral Agent and the Facility Agent an Officer’s Certificate (which may be included as part of the Advance Request or Reinvestment Request) dated the date of such requested Advance or Reinvestment certifying that the conditions described in Sections 6.2(a) through (j) have been satisfied; and
(l)Other. The Facility Agent shall have received such other approvals, documents, opinions, certificates and reports as it may request, which request is reasonable as to scope, content and timing.
Section 6.3Transfer of Collateral Obligations and Permitted Investments. (a)  The Collateral Custodian shall hold all Certificated Securities (whether Collateral Obligations or Permitted Investments) and Instruments delivered to it in physical form at DTCC Newport Office Center, 570 Washington Blvd Jersey City, NJ 07310, Attn: 5th floor/NY Window/Robert Mendez, FBO: State Street Bank & Trust for account VTYD (SSB Fund Number).
(b)On the Closing Date (with respect to each Collateral Obligation and Permitted Investment owned by the Borrower on such date) and each time that the Borrower or the Servicer shall direct or cause the acquisition of any Collateral Obligation or Permitted Investment, the Borrower or the Servicer shall, if such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation has not already been delivered to the Collateral Custodian in accordance with the requirements set forth in Section 18.3(a), cause the delivery of such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation in accordance with the requirements set forth in Section 18.3(a) to the Collateral Custodian to be credited by the Collateral Custodian to the Collection Account in accordance with the terms of this Agreement.
(c)The Borrower or the Servicer shall cause all Collateral Obligations or Permitted Investments acquired by the Borrower to be transferred to the Collateral Custodian for credit by it to the Collection Account, and shall cause all Collateral Obligations and Permitted Investments acquired by the Borrower to be delivered to the Collateral Custodian by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Collateral Agent a valid security interest in each Collateral Obligation and Permitted Investment (in each case, whether now existing or hereafter acquired), which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower):

(i)in the case of an Instrument or a Certificated Security in registered form by having it Indorsed to the Collateral Custodian or in blank by an effective Indorsement or registered in the name of the Collateral Custodian and by (A) delivering such Instrument or Certificated Security to the Collateral Custodian at the Corporate Trust Office and (B) causing the Collateral Custodian to maintain (on behalf of the Collateral Agent for the benefit of the Secured Parties) continuous possession of such Instrument or Certificated Security at DTCC Newport Office Center, 570 Washington Blvd Jersey City, NJ 07310, Attn: 5th floor/NY Window/Robert Mendez, FBO: State Street Bank & Trust for account VTYD (SSB Fund Number);
(ii)in the case of an Uncertificated Security, by (A) causing the Collateral Custodian to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;
(iii)in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to an Account;
(iv)in the case of General Intangibles (including any Collateral Obligation or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the Collateral Obligation or Permitted Investment (or a description of “all assets” of the Borrower) as the collateral at the filing office of the Secretary of State of Delaware; and
(v)in the case of the Collateral Obligation Files, by delivering each to the Collateral Custodian in accordance with the terms of Section 18.3.
Article VII

ADMINISTRATION AND SERVICING OF COLLATERAL OBLIGATIONS
Section 7.1Retention and Termination of the Servicer. The servicing, administering and collection of the Collateral Obligations shall be conducted by the Person designated as Servicer from time to time in accordance with this Section 7.1. Subject to early termination due to the occurrence of a Servicer Default or as otherwise provided below in this Article VII, the Borrower hereby designates Vista Credit Strategic Lending Corp., and Vista Credit Strategic Lending Corp. hereby agrees to serve, as Servicer until the termination of this Agreement. For the avoidance of doubt, the Servicer is not an agent of the Facility Agent, any Agent or any Lender.
Section 7.2Resignation and Removal of the Servicer; Appointment of Successor Servicer. (a)  If a Servicer Default shall occur and be continuing, the Facility Agent by written notice given to the Servicer, may terminate all of the rights and obligations of the Servicer and appoint a successor pursuant to the terms hereof. In addition, if the Servicer is terminated upon the occurrence of a Servicer Default, the Servicer shall, if so requested by the Facility Agent, acting at the direction of the Required Lenders, deliver to any successor servicer copies of its Records within seven (7) Business Days after demand therefor and a computer tape or diskette (or any other means of electronic transmission acceptable to such successor servicer) containing as of the close of business on the date of demand all of the data maintained by the Servicer in computer format in connection with servicing the Collateral Obligations.
(b)The Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer, except (subject to Section 7.2(d)) upon a reasonable determination by it that, by reason of a change in Applicable Law, the performance of its duties hereunder would cause it to be in violation of such legal requirements. Any such determination permitting the resignation of the Servicer pursuant to this Section 7.2(b) shall be evidenced by an Officer’s Certificate to such effect delivered and acceptable to the Facility Agent.
(c)Any Person (i) into which the Servicer may be merged or consolidated in accordance with the terms of this Agreement, (ii) resulting from any merger or consolidation to which the Servicer shall be a party, (iii) acquiring by conveyance, transfer or lease substantially all of the assets of the Servicer, or (iv) succeeding to the business of the Servicer in any of the foregoing cases, shall execute an agreement of assumption to perform every obligation of the Servicer under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding.
(d)Subject to the last sentence of this Section 7.2(d), until a successor Servicer has commenced servicing activities in the place of Vista Credit Strategic Lending Corp., Vista Credit Strategic Lending Corp. shall continue to perform the obligations of the Servicer hereunder. On and after the termination of the Servicer pursuant to this Section 7.2, the successor servicer appointed by the Facility Agent shall be the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for in this Agreement and shall be subject to all the rights, responsibilities, restrictions, duties, liabilities and termination provisions relating thereto placed on the Servicer by the terms and provisions of this Agreement. The Servicer agrees to cooperate and use reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral Obligations, including the transfer to any successor servicer for the administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Collateral Obligations and the delivery to any successor servicer in an orderly and timely fashion of all files and records in its possession or reasonably obtainable by it with respect to the Collateral Obligations containing all information necessary to enable the successor servicer to service the Collateral Obligations. Notwithstanding anything contained herein to the contrary and to the extent permitted by Applicable Law without causing the Servicer to have liability, the termination of the Servicer shall not become effective until an entity acceptable to the Facility Agent in its sole discretion shall have assumed the responsibilities and obligations of the Servicer.

(e)At any time, the Facility Agent or any Lender may irrevocably waive any rights granted to such party under Section 7.2(a). Any such waiver shall be in writing and executed by such party that is waiving its rights hereunder. A copy of such waiver shall be promptly delivered by the waiving party to the Servicer and the Facility Agent.
(f)The Servicer, in its capacity as Servicer only and not in any other capacity, does hereby delegate to the Management Company, and the Management Company may execute any or all of the duties assigned to the Servicer hereunder; provided that (x) the Servicer shall not be relieved of any of its duties hereunder as a result of such delegation to or employment of the Management Company and shall be liable for acts and omissions of the Management Company to the same extent (including the same standard of care) as if such acts and omissions were acts or omissions of the Servicer and (y) the Servicer will be solely responsible for the fees and expenses payable to the Management Company. For the avoidance of doubt, any duty or obligation to be performed by the Servicer hereunder or under any other Transaction Document may be performed by the Servicer and/or the Management Company so designated in accordance with this Section. In the event of any dispute or conflicting instructions between the Servicer and/or the Management Company, the parties shall be entitled to exclusively rely on the instructions to the Servicer without any liability therefor.
Section 7.3Duties of the Servicer. The Servicer shall manage, service, administer and make collections on the Collateral Obligations and perform the other actions required to be taken by the Servicer in accordance with the terms and provisions of this Agreement and the Servicing Standard.
(a)The Servicer shall take or cause to be taken all such actions, as may be reasonably necessary or advisable to attempt to recover Collections from time to time, all in accordance with (i) Applicable Law, (ii) the applicable Collateral Obligation and its Underlying Instruments, and (iii) the Servicing Standard. The Borrower hereby appoints the Servicer, from time to time designated pursuant to Section 7.1, as agent for itself and in its name to enforce and administer its rights and interests in the Collections and the related Collateral Obligations.
(b)The Servicer shall administer the Collections in accordance with the procedures described herein. The Servicer shall (i) instruct all Obligors (and related agents) to deposit Collections directly into the Collection Account, (ii) deposit all Collections received directly by it into the Collection Account by the close of business on the second Business Day following the date such Collections are received and (iii) cause the Servicer and each administrative agent that is Affiliated with it to deposit all Collections received directly by the Servicer or Affiliate into the Collection Account by the close of business on the second Business Day following the date such Collections are received. The Servicer shall identify all Collections as either Principal Collections or Interest Collections, as applicable. The Servicer shall make such deposits or payments by electronic funds transfer through the Automated Clearing House system, or by wire transfer.

(c)The Servicer shall maintain for the Borrower and the Secured Parties in accordance with their respective interests all Records that evidence or relate to the Collections not previously delivered to the Collateral Agent and shall, as soon as reasonably practicable upon reasonable demand of the Facility Agent, make available, or, upon the Facility Agent’s demand following the occurrence and during the continuation of a Servicer Default, deliver to the Facility Agent copies of all Records in its possession which evidence or relate to the Collections.
(d)The Servicer shall, as soon as practicable following receipt thereof, turn over to the applicable Person any cash collections or other cash proceeds received with respect to each Collateral Obligation that do not constitute Collections or were paid in connection with a Retained Interest.
(e)The Servicer may, with the prior written consent of the Facility Agent (such consent not to be unreasonably withheld or delayed), execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys in fact; provided that, it shall remain liable for all such duties as if it performed such duties itself.
Section 7.4Representations and Warranties of the Servicer. The Servicer represents and warrants as of the Closing Date and each Funding Date as to itself:
(a)Organization and Good Standing. It has been duly formed and is validly existing as a Maryland corporation in good standing under the laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted;
(b)Due Qualification. It is duly qualified to do business as a Maryland corporation in good standing and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would have a Material Adverse Effect;
(c)Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; and the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary partnership action;
(d)Binding Obligations. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Servicer and, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing;

(e)No Violation. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party (in any capacity), the consummation of the transactions contemplated thereby and the fulfillment of the terms thereof do not (A) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its Constituent Documents, or any material indenture, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it or its properties are bound, or (B) violate in any material respect any Applicable Law except, in the case of this subclause (B), to the extent that such conflict or violation would not reasonably be expected to have a Material Adverse Effect;
(f)No Proceedings. There are no proceedings or investigations pending or, to the best of the Servicer’s knowledge, threatened against it, before any Official Body having jurisdiction over it or its properties (A) asserting the invalidity of any of the Transaction Documents, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by the Transaction Documents or (C) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect;
(g)No Consents. No consent, license, approval, authorization or order of, or registration, declaration or filing with, any Official Body having jurisdiction over it or any of its properties is required to be made in connection with the execution, delivery or performance of this Agreement and the Transaction Documents to which it is a party or the consummation of the transactions contemplated thereby, in each case other than (A) consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof and (B) where the lack of such consents, licenses, approvals, authorizations, orders, registrations, declarations or filings would not have a Material Adverse Effect;
(h)Investment Company Status. It is a “business development company” within the meaning of the 1940 Act.
(i)Information True and Correct. All information (other than projections and forward-looking information) heretofore furnished by or on behalf of the Servicer in writing to any Lender, the Collateral Agent, any Agent or the Facility Agent in connection with this Agreement or any transaction contemplated hereby (including, without limitation, prior to the Closing Date) is (when taken as a whole) true and correct in all material respects (or, if not prepared by or under the direction of the Servicer, true and correct in all material respects to the knowledge of the Servicer after reasonable inquiry) and does not and will not omit to state a material fact necessary to make the statements contained therein (when taken as a whole) not misleading (or, if not prepared by or under the direction of the Servicer, does not omit to state such a fact to the knowledge of the Servicer after reasonable inquiry). Any projections or forward-looking information provided by or on behalf of the Servicer were prepared in good faith based on assumptions believed by the Servicer to be reasonable at the time so prepared.
(j)Financial Statements. The Equityholder has delivered to each Lender complete and correct copies of (A) the audited consolidated financial statements of the Equityholder for the fiscal year most recently ended and (B) the unaudited consolidated financial statements of the Equityholder for the fiscal quarter most recently ended, in each case when required to be delivered under Section 7.5(k). Such financial statements (including the related notes) fairly present the financial condition of the Equityholder as of the respective dates thereof and the results of operations for the periods covered thereby, each in accordance with GAAP, except in the case of unaudited financial statements. There has been no material adverse change in the business, operations, financial condition, properties or assets of the Equityholder since the most recent Determination Date with respect to the most recently delivered financial statements under this clause (j);
(k)Eligibility of Collateral Obligations. All Collateral Obligations included as Eligible Collateral Obligations in the most recent calculation of any Borrowing Base required to be determined hereunder were Eligible Collateral Obligations as of the date of such Borrowing Base calculation;
(l)Collections. The Servicer acknowledges that all Collections with respect to the Collateral received by it or its Affiliates (other than any Excluded Amount) are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account;
(m)Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer;
(n)Solvency. The Servicer is not the subject of any Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not solvent;
(o)Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II;
(p)No Injunctions. No injunction, writ, restraining order or other order of any nature materially adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party;
(q)Indebtedness. As of the Closing Date, the Equityholder has no outstanding Indebtedness for borrowed money other than in the form of a capital call line not to exceed $200,000,000 (the “Capital Call Line”) secured primarily by uncalled capital commitments of the underlying investors of the Equityholder and related assets;
(r)Allocation of Charges. There is not any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Facility Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; and
(s)Selection Procedures. In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed by the Servicer which are intended to be adverse to the interests of any Agent or Lender.
Section 7.5Covenants of the Servicer. Until the date on or after the Facility Termination Date on which the Commitments have been terminated in full and the Obligations (other than contingent Obligations for which no claim has been made) shall have been repaid in full:
(a)Compliance with Agreements and Applicable Laws. The Servicer shall perform each of its obligations under this Agreement and the other Transaction Documents and comply with all Applicable Laws, including those applicable to the Collateral Obligations and all Collections thereof, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
(b)Maintenance of Existence and Conduct of Business. The Servicer shall: (i) do or cause to be done all things necessary to (A) preserve and keep in full force and effect its existence as a corporation and its rights and franchises in the jurisdiction of its formation and (B) qualify and remain qualified as a Maryland corporation in good standing and preserve its rights and franchises in each jurisdiction in which the failure to so qualify and remain qualified and preserve its rights and franchises would reasonably be expected to have a Material Adverse Effect; (ii) continue to conduct its business as permitted under its Constituent Documents; and (iii) at all times maintain, preserve and protect all of its licenses, permits, charters and registrations except where the failure to maintain, preserve and protect such licenses, permits, charters and registrations would not reasonably be expected to have a Material Adverse Effect.
(c)Books and Records. The Servicer shall keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Servicer in accordance with GAAP, maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Collateral Obligations.
(d)[Reserved].
(e)ERISA. The Servicer shall give the Facility Agent and each Lender prompt written notice of any event that results in the imposition of a Lien on the Collateral under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA. The Servicer shall not, and shall not cause or permit any of its Affiliates to, cause or permit to occur an event that results in the imposition of a Lien on the Collateral under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA.

(f)Compliance with Collateral Obligations and Servicing Standard. The Servicer shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under any Collateral Obligations (except, in the case of a successor Servicer, such material provisions, covenants and other provisions shall only include those provisions relating to the collection and servicing of the Collateral Obligations to the extent such obligations are set forth in a document included in the related Collateral Obligation File) and shall comply with the Servicing Standard in all material respects with respect to all Collateral Obligations; provided that in the event that a Collateral Obligation is cross-collateralized and cross-defaulted with another Loan by the same Obligor and the Servicer is collecting and distributing payments to lenders of record as administrative, paying and/or collateral agent with respect to such Loans, then the Servicer shall, at the request of the Facility Agent, exercise its commercially reasonable efforts to cause the creditors having interests in such Loans to execute a customary intercreditor agreement or other similar agreement, unless the Servicer determines in good faith and in a commercially reasonable manner (and the Facility Agent agrees in its reasonable discretion) that such intercreditor agreement or other similar agreement is not necessary or desirable, in which case this proviso shall be deemed to be satisfied for all purposes of this Agreement.
(g)Maintain Records of Collateral Obligations. The Servicer shall, at its own cost and expense, maintain reasonably satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. The Servicer shall maintain its computer systems so that, from and after the time of sale of any Collateral Obligation to the Borrower, the Servicer’s master computer records (including any back-up archives) that refer to such Collateral Obligation shall indicate the interest of the Borrower and the Collateral Agent in such Collateral Obligation and that such Collateral Obligation is owned by the Borrower and has been pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement.
(h)Liens. The Servicer shall not create, incur, assume or permit to exist any Lien on or with respect to any of its rights under any of the Transaction Documents, whether with respect to the Collateral Obligations or any other Collateral other than Permitted Liens.
(i)Mergers. The Servicer shall not directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of (other than in connection with the creation of any Subsidiary with respect to a related non-recourse financing), or otherwise combine with, any Person, except that the Servicer shall be allowed to merge with any entity so long as the Servicer remains the surviving entity of such merger and such merger does not result in a Change of Control. The Servicer shall give prior written notice of any merger to the Facility Agent.
(j)Servicing Obligations. The Servicer will not (i) agree to any amendment, waiver or other modification of any Transaction Document to which it is a party and to which the Facility Agent is not a party without the prior written consent of the Facility Agent, (ii)

agree or permit the Borrower to agree to a Material Modification during the continuance of an Event of Default with respect to any Collateral Obligation, (iii) approve any changes to the definition of “Revenue” or “Adjusted Revenue” in any Underlying Instrument without the prior consent of the Facility Agent (in its sole discretion), (iv) interpose any claims, offsets or defenses it may have as against the Borrower as a defense to its performance of its obligations in favor of any Affected Person hereunder or under any other Transaction Documents or (v) change its fiscal year so that the reports described in Section 7.5(k) would be delivered to the Facility Agent less frequently than every 12 months.
(k)Financial Reports. The Equityholder shall furnish, or cause to be furnished, to the Facility Agent:
(i)as soon as available and in any event within 120 days after the end of each fiscal year, a copy of the audited consolidated financial statements for the prior year for the Equityholder and its consolidated Subsidiaries, certified by Independent Accountants (the report of which shall be unqualified), with all such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except for changes in the application of GAAP approved by such accountants in accordance with GAAP and disclosed therein) (it being agreed that financial statements included in the Equityholder’s annual reports on Form 10-K for such fiscal year, as filed with the SEC, shall satisfy this Section 7.5(k)(i) with respect to such fiscal year so long as the Equityholder delivers such financial statements to the Facility Agent within the time period required above); and
(ii)as soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the Equityholder and its consolidated Subsidiaries as of the end of such fiscal quarter, and the unaudited consolidated statements of income, and of cash flow, of the Equityholder and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, certified by an Executive Officer of the Equityholder identifying such documents as being the documents described in this paragraph (ii) and stating that the information set forth therein fairly presents the financial condition of the Servicer and its consolidated Subsidiaries as of and for the periods then ended, subject to year-end adjustments and confirming that the Equityholder is in compliance with all financial covenants in the Transaction Documents (or, if the Equityholder is not in compliance, specifying the nature and status thereof) (it being agreed that financial statements included in the Equityholder’s quarterly reports on Form 10-Q for such fiscal quarter, as filed with the SEC, shall satisfy this Section 7.5(k)(ii) with respect to such fiscal quarter so long as the Equityholder delivers such financial statements to the Facility Agent within the time period required above).
(l)Obligor Reports. The Servicer shall furnish to the Facility Agent, with respect to each Obligor:
(i)within 10 Business Days of the completion of the Servicer’s portfolio review of such Obligor (which, for any individual Obligor, shall occur no less frequently than quarterly) (i) any financial reporting packages with respect to such Obligor and with respect to each Collateral Obligation for each Obligor (including any attached or included information, statements and calculations) received by the Borrower and/or the Servicer as of the date of the Servicer’s most recent portfolio review and (ii) the internal monitoring report prepared by the Servicer with respect to each Obligor. In no case, however, shall the Servicer be obligated hereunder to deliver such Obligor reports to the Facility Agent more than once per quarter; provided that, with respect to any watch list asset in which specific materials or information are available more frequently than quarterly, such Obligor report shall be delivered to the Facility Agent monthly. Upon demand by the Facility Agent, the Servicer will provide such other information as the Facility Agent may reasonably request with respect to any Collateral Obligation or Obligor (to the extent reasonably available to the Servicer); provided that no Borrower shall be required to cause the Servicer to provide any information with respect to any Obligor that is subject to confidentiality restrictions disclosed on the related Asset Approval Request; and
(ii)within 10 Business Days of each one-year anniversary of the date on which the related Collateral Obligation was acquired by the Borrower, updated Obligor Information for such Obligor (to the extent of any changes occurring therein) shall be posted in the Data Room.
(m)[Reserved].
(n)Commingling. The Servicer shall not, and shall not permit any of its Affiliates to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds of any Collateral Obligations into the Collection Account.
(o)Equity of the Borrower. The Equityholder shall neither pledge the equity interests of the Borrower nor otherwise permit any equity interests of the Borrower to be subject to a Lien.
(p)Limited Liability Formalities. The Equityholder will adhere to the limited liability company formalities of the Borrower in all transfers of assets and other transactions between the Equityholder and the Borrower. In general, the Equityholder observes the appropriate limited liability company formalities of the Borrower under Applicable Law.
(q)Indebtedness of the Equityholder. The Equityholder shall not create, incur, assume or suffer to exist any Indebtedness of the Equityholder that would result in the Equityholder’s Asset Coverage Ratio, as of the last day of its most recent fiscal quarter, to be less than the greater of (x) 150% and (y) the ratio required for a business development company under the 1940 Act. In addition, the Equityholder shall not enter into any agreement granting any other party the right to consent to any amendment, waiver or modification of this Agreement.
(r)Proceedings. The Servicer shall furnish to the Facility Agent, promptly and in any event within five (5) Business Days after any Responsible Officer of the Servicer receives notice or obtains actual knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Collateral Agent’s interest in the Collateral or the Servicer, in each case which could reasonably be expected to cause a material adverse effect.
Section 7.6Servicing Fees; Payment of Certain Expenses by Servicer. On each Distribution Date, to the extent not waived in the Servicer’s reasonable discretion or as provided in the definition of Servicing Fee, the Servicer shall be entitled to receive out of the Collection Account the Servicing Fee for the related Accrual Period pursuant to Section 8.3(a). The Servicer shall not be permitted to defer payment of any accrued but unpaid Servicing Fee. The Servicer shall be entitled to reimbursement of any Servicer Expenses in accordance with Section 8.3(a).
Section 7.7Collateral Reporting. The Servicer shall cooperate with the Collateral Agent in the performance of the Collateral Agent’s duties under Section 11.3. Without limiting the generality of the foregoing, the Servicer shall supply in a timely fashion any information maintained by it that the Collateral Agent may from time to time reasonably request with respect to the Collateral Obligations and reasonably necessary to complete the reports and certificates required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Agent to perform its obligations hereunder.
Section 7.8Notices. The Servicer shall deliver to the Facility Agent and the Collateral Agent, promptly after any of its Responsible Officers having obtained knowledge thereof, but in no event later than (a) two (2) Business Days thereafter, notice of any Event of Default or (b) four (4) Business Days thereafter, notice of any Servicer Default, Revaluation Event or Material Modification. The Servicer shall deliver to the Facility Agent and the Collateral Agent, promptly after having obtained knowledge thereof, but in no event later than two Business Days thereafter, written notice in an Officer’s Certificate of any Unmatured Servicer Default or Unmatured Event of Default. In addition, the Servicer shall deliver to the Facility Agent, within fifteen (15) days thereof, notice of any merger, acquisition or other restructuring of any Obligor that is not a Revaluation Event pursuant to clause (l) of the definition thereof.
Section 7.9Procedural Review of Collateral Obligations; Access to Servicer and Servicer’s Records. (a)  Each of the Borrower and the Servicer shall permit representatives of the Facility Agent at any time and from time to time as the Facility Agent shall reasonably request (x) to inspect and make copies of and abstracts from its records relating to the Collateral Obligations, and (y) to visit its properties in connection with the collection, processing or servicing of the Collateral Obligations for the purpose of examining such records, and to discuss matters relating to the Collateral Obligations or such Person’s performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters, in each case other than (x) material and affairs protected by the attorney-client privilege and (y) material which such Person may not disclose without violation of any Applicable Law. Each of the Borrower and the Servicer agrees to render to the Facility Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided, that such assistance shall not interfere in any material respect with the Servicer’s business and operations. So long as no Event of Default or Servicer Default has occurred and is continuing, such visits and inspections shall occur only (i) upon three (3) Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than twice in any calendar year. During the existence of an Event of Default or a Servicer Default, there shall be no limit on the timing or number of such inspections and no prior notice will be required before any inspection.
(b)The Borrower and the Servicer, as applicable, shall provide to the Facility Agent access to the Collateral Obligations and all other documents regarding the Collateral Obligations included as part of the Collateral and the Related Security in each case, in its possession, in such cases where the Facility Agent is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon three (3) Business Days’ prior written notice (so long as no Event of Default or Servicer Default has occurred and is continuing), (ii) during normal business hours and (iii) up to twice per calendar year (so long as no Event of Default or Servicer Default has occurred and is continuing). From and after the Closing Date and periodically thereafter at the reasonable discretion of the Facility Agent, the Facility Agent may review the Borrower’s and the Servicer’s collection and administration of the Collateral Obligations in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as this Agreement and may, no more than twice in any calendar year, conduct an audit of the Collateral Obligations and Records in conjunction with such review, subject to the limits set forth in Section 7.9(d).
(c)Nothing in this Section 7.9 shall derogate from the obligation of the Borrower and the Servicer to observe any Applicable Law prohibiting disclosure of information regarding the Obligors, and the failure of the Servicer to provide access as a result of such obligation shall not constitute a breach of this Section 7.9. In connection with the foregoing clauses (a) and (b) of Section 7.9, the Facility Agent and each applicable Lender shall comply with any applicable confidentiality provisions of any relevant Underlying Instrument.
(d)The Borrower shall bear the costs and expenses of all audits and inspections permitted by this Section 7.9 as well as Section 18.6 subject to a maximum aggregate amount of, so long as no Unmatured Event of Default or Event of Default has occurred, $100,000 per annum. Such amount shall be due pursuant to Section 8.3 on a pro forma basis, and if such amount is not available, then such costs and expenses shall constitute Servicer Expenses.

Section 7.10Optional Sales. (a) The Borrower shall have the right to sell all or a portion of the Collateral Obligations (each, an “Optional Sale”), subject to the following terms and conditions:
(i)immediately after giving effect to such Optional Sale:
(A)each Collateral Quality Test is maintained or improved (with the exception of the Minimum Diversity Test which must be satisfied);
(B)the Minimum Equity Test is satisfied;
(C)the Advances outstanding shall not exceed the Borrowing Base or the Maximum Availability;
(D)no Event of Default or Unmatured Event of Default shall have occurred and be continuing; provided, however, that no Event of Default shall have existed prior to such Optional Sale; and
(E)the Aggregate Eligible Collateral Obligation Amount of all Collateral Obligations sold by the Borrower during the then-current calendar year does not exceed 20% of the highest Aggregate Eligible Collateral Obligation Amount on any day of such calendar year; provided that this clause (E) shall not apply to:
(1) any repurchase or substitution of Warranty Collateral Obligations pursuant to Section 6.1 of the Sale Agreement;
(2) any Optional Sale made to cure one or more Collateral Quality Tests, reduce the Advances outstanding to be less than the Borrowing Base or the Maximum Availability or the Minimum Equity Test (so long as (I) each Collateral Quality Test and the Minimum Equity Test are passing and (II) the Advances outstanding do not exceed either the Borrowing Base or the Maximum Availability following such sale);
(3) any Optional Sale of any Credit Risk Obligation or any Collateral Obligation with a Discount Factor less than par, so long as such Collateral Obligation is sold for not less than (I) during the Revolving Period, the Discount Factor; provided that such Optional Sale is (i) completed on an arm’s length basis and (ii) for only up to 10% of the highest Aggregate Eligible Collateral Obligation Amount, and (II) otherwise, par;
(4) any Optional Sale made, directly or indirectly, to one or more affiliates of the Borrower under one or more credit facilities for which the Facility Agent or one of its Affiliates acts as the principal agent or principal lender thereon;
(5) any Optional Sale of a Collateral Obligation that has a Collateral Obligation Amount of zero;
(6) any Optional Sale of any portion of a Collateral Obligation constituting an Excess Concentration Amount; and
(7)    any Optional Sale made in connection with an Eligible Securitization.
Notwithstanding the foregoing in this subclause (E), if (i) such Optional Sale will (x) be for a price below 80% or, for any Collateral Obligation that has a Collateral Obligation Amount of zero, 60% of par or (y) result in an increase of the Effective Advance Rate or (ii) the Aggregate Eligible Collateral Obligation Amount of all Collateral Obligations sold by the Borrower during the then-current calendar year exceeds 20% of the highest Aggregate Eligible Collateral Obligation Amount on any day of such calendar year, in each case the Facility Agent shall have consented thereto in its sole discretion.
(ii)at least one (1) Business Day prior to the date of any Optional Sale, the Servicer, on behalf of the Borrower, shall give the Facility Agent, the Lenders, the Collateral Custodian and the Collateral Agent written notice of such Optional Sale, which notice shall identify the related Collateral subject to such Optional Sale and the expected proceeds from such Optional Sale and include (x) an Officer’s Certificate computed as of the date of such request and after giving effect to such Optional Sale, demonstrating that the Borrowing Base is greater than or equal to the Advances outstanding and (y) a certificate of the Servicer substantially in the form of Exhibit F-3 requesting the release of the related Collateral Obligation File in connection with such Optional Sale;
(iii)such Optional Sale shall be made by the Servicer, on behalf of the Borrower (A) in accordance with the Servicing Standard, (B) reflecting arm’s length market terms and (C) in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type);
(iv)if such Optional Sale is to an Affiliate of the Borrower or the Servicer, the Facility Agent has given its prior written consent (if such Optional Sale is for a purchase price less than par); provided, that the aggregate Principal Balance of all Collateral Obligations and any Collateral Obligations for which a Revaluation Event as set forth in clauses (a), (b), (c) or (d) of the definition thereof shall have occurred, sold pursuant to Optional Sales to an Affiliate of the Borrower or the Servicer from and after the Closing Date shall not exceed 15% of the highest Aggregate Eligible Collateral Obligation Amount in effect; provided further that the Principal Balance of all Collateral Obligation that are Defaulted Collateral Obligations sold pursuant to Optional Sales to an Affiliate of the Borrower or the Servicer from and after the Closing Date shall not exceed 10% of the highest Aggregate Eligible Collateral Obligation Amount in effect. Solely for the purposes of the provisos set forth in this clause, the Principal Balance shall be determined without respect to any provision of this Agreement which would deem the value of such Collateral Obligation to be zero; and
(v)on the date of such Optional Sale, all proceeds from such Optional Sale will be deposited directly into the Collection Account.
(b)In connection with any Optional Sale, following deposit of all proceeds from such Optional Sale into the Collection Account, the Collateral Agent shall be deemed to release and transfer to the Borrower without recourse, representation or warranty all of the right, title and interest of the Collateral Agent for the benefit of the Secured Parties in, to and under such Collateral Obligation(s) and related Collateral subject to such Optional Sale and such portion of the Collateral so transferred shall be released from the Lien of this Agreement.
(c)The Borrower hereby agrees to pay the reasonable and documented outside counsel legal fees and out-of-pocket expenses of the Facility Agent, the Collateral Agent, the Collateral Custodian, each Agent and each Lender in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral in connection with such Optional Sale).
(d)In connection with any Optional Sale, the Collateral Agent shall, at the sole expense of the Borrower, execute such instruments of release with respect to the portion of the Collateral subject to such Optional Sale to the Borrower, in recordable form if necessary, as the Borrower may reasonably request.
(e) Notwithstanding anything in this Agreement to the contrary, Optional Sales shall be permitted with the consent of the Facility Agent in connection with an Eligible Securitization.
Section 7.11Repurchase or Substitution of Warranty Collateral Obligations. In the event of (A) a breach of Section 9.5, Section 9.13 or Section 9.26 or (B) a material breach of any other representation, warranty, undertaking or covenant set forth in Section 7.4(k), Article IX, Article X, Section 18.3 or Section 18.5(b) with respect to a Collateral Obligation (or the Related Security and other related collateral constituting part of the Collateral related to such Collateral Obligation) in each case as of the trade date with respect thereto (each such Collateral Obligation, a “Warranty Collateral Obligation”), no later than 30 days after the earlier of (x) actual knowledge of such breach on the part of a Responsible Officer of the Equityholder or the Servicer and (y) receipt by the Equityholder or the Servicer of written notice thereof given by the Facility Agent, the Borrower shall either (a) repay Advances outstanding in an amount equal to the aggregate Repurchase Amount of such Warranty Collateral Obligation(s) to which such breach relates on the terms and conditions set forth below or (b) substitute for such Warranty Collateral Obligation one or more Eligible Collateral Obligations with an aggregate Collateral

Obligation Amount at least equal to the Repurchase Amount of the Warranty Collateral Obligation(s) being replaced; provided, that no such repayment or substitution shall be required to be made with respect to any Warranty Collateral Obligation (and such Collateral Obligation shall cease to be a Warranty Collateral Obligation) if, on or before the expiration of such 30 day period, the representations and warranties set forth in clause (A) above with respect to such Warranty Collateral Obligation shall be made true and correct and the representations, warranties, undertakings and covenants set forth in clause (B) above with respect to such Warranty Collateral Obligation shall be made true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) with respect to such Warranty Collateral Obligation as if such Warranty Collateral Obligation had become part of the Collateral on such day or if the Advances outstanding do not exceed the Borrowing Base. Notwithstanding the foregoing or anything to the contrary contained herein, any breach of a representation or warranty as set forth in the first sentence of this Section 7.11 shall not constitute an Event of Default if the Servicer otherwise complies with this Section 7.11.
Section 7.12Servicing of REO Assets. (a) If, in the reasonable business judgment of the Servicer, it becomes necessary to convert any Collateral Obligation that is secured by real property into an REO Asset, the Servicer shall first cause the Borrower to transfer and assign such Collateral Obligation (or the portion thereof owned by the Borrower) to a special purpose vehicle (the “REO Asset Owner”) using a contribution agreement reasonably acceptable to the Facility Agent. All equity interests of the REO Asset Owner acquired by the Borrower shall immediately become a part of the Collateral and be subject to the grant of a security interest under Section 12.1 and shall be promptly delivered to the Collateral Agent, each undated and duly indorsed in blank. Notwithstanding anything to the contrary contained in any Transaction Document, the Borrower shall not be required to grant a security interest in more than sixty-five percent (65%) of the stock entitled to vote (within the meaning of United States Treasury Regulation Section 1.956-2(c)(2)) of any REO Asset Owner that is a “controlled foreign corporation” as defined in Section 957 of the Code. The REO Asset Owner shall be formed and operated pursuant to organizational documents reasonably acceptable to the Facility Agent. After execution thereof, the Servicer shall prevent the REO Asset Owner from agreeing to any amendment or other modification of the REO Asset Owner’s organizational documents without first obtaining the written consent of the Facility Agent. The Servicer shall cause each REO Asset to be serviced (i) in accordance with Applicable Law, (ii) with reasonable care and diligence, (iii) in accordance with the applicable REO Asset Owner’s operating agreement, and (iv) in accordance with the Servicing Standard (collectively, the “REO Servicing Standard”). The Servicer will cause all “Distributable Cash” (or comparable definition set forth in the REO Asset Owner’s organization documents) to be deposited into the Collection Account within three (3) Business Days of receipt thereof.
(b)In the event that title to any Related Property is acquired on behalf of the REO Asset Owner for the benefit of its members in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of a REO Asset Owner. The Servicer shall cause the REO Asset Owner to manage, conserve, protect and operate each REO Asset for its members solely for the purpose of its prompt disposition and sale.
(c)Notwithstanding any provision to the contrary contained in this Agreement, the Servicer shall not (and shall not permit the REO Asset Owner to) obtain title to any Related Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Obligor pledged pursuant to a pledge agreement and thereby be the beneficial owner of Related Property, have a receiver of rents appointed with respect to, and shall not otherwise acquire possession of, or take any other action with respect to, any Related Property if, as a result of any such action, the REO Asset Owner would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Related Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable state or local Environmental Law, unless the Servicer has previously determined in accordance with the REO Servicing Standard, based on an updated Phase I environmental assessment report generally prepared in accordance with the ASTM Phase I Environmental Site Assessment Standard E 1527-05, as may be amended or, with respect to residential property, a property inspection and title report, that:
(i)such Related Property is in compliance in all material respects with applicable Environmental Laws, and
(ii)there are no circumstances present at such Related Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would reasonably be expected to be required by the owner, occupier or operator of the Related Property under applicable federal, state or local law or regulation.
(d)In the event that the Phase I or other environmental assessment first obtained by the Servicer with respect to Related Property indicates that such Related Property may not be in compliance with applicable Environmental Laws or that Hazardous Materials may be present but does not definitively establish such fact, the Servicer shall cause the Borrower to immediately sell the related Collateral Obligation in accordance with Section 7.10 to the extent permitted thereunder.
Article VIII

ACCOUNTS; PAYMENTS
Section 8.1Accounts. (a)  On or prior to the Closing Date, the Servicer shall establish each Account in the name of the Borrower and each Account shall be a segregated, non-interest bearing trust account established with the Securities Intermediary, who shall forward funds from the Collection Account to the Collateral Agent upon its request for application by the Collateral Agent pursuant to Section 8.3(a). If at any time a Responsible Officer of the Collateral Agent obtains actual knowledge that any Account ceases to be an Eligible Account (with notice to the

Servicer and the Facility Agent), then the Servicer shall transfer such account to another institution such that such account shall meet the requirements of an Eligible Account.
(b)All amounts held in any Account shall, to the extent permitted by Applicable Law, be invested by the Collateral Agent, as directed by the Servicer in writing (or, if the Servicer fails to provide such direction, such amounts shall remain uninvested), in Permitted Investments that mature with respect to the Collection Account, not later than one Business Day prior to the Distribution Date for the Accrual Period to which such amounts relate. Any such written direction shall certify that any such investment is authorized by this Section 8.1. Investments in Permitted Investments shall be made in the name of the Securities Intermediary, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity. If any amounts are needed for disbursement from the Collection Account and sufficient uninvested funds are not available therein to make such disbursement, the Collateral Agent shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement in accordance with and upon the written direction of the Servicer or, if the Servicer shall fail to give such direction, the Facility Agent. The Collateral Agent shall, upon written request, provide the Facility Agent with all information in its possession regarding transfer into and out of the Collection Account (including, but not limited to, the identity of the counterparty making or receiving such transfer). In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Servicer or the Facility Agent, as applicable, to timely provide investment instructions or disposition instructions, as applicable, to the Collateral Agent. To the extent agreed to by the Borrower or the Servicer, the Collateral Agent or the Collateral Custodian and their respective Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s or the Collateral Custodian’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using affiliates to effect transactions in certain Permitted Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.
(c)Neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in any Account, except to the extent explicitly set forth herein.
Subject to the other provisions hereof, the Collateral Agent shall have sole Control (within the meaning of the UCC) over each Account and each such investment and the income thereon, and any certificate or other instrument evidencing any such investment, if any, shall be delivered to the Collateral Agent or its agent, together with each document of transfer, if any, necessary to transfer title to such investment to the Collateral Agent in a manner that complies with this Section 8.1. All interest, dividends, gains upon sale and other income from, or earnings on, investments of funds in the Accounts shall be deposited or transferred to the Collection Account and distributed pursuant to Section 8.3(a).

For all U.S. federal income tax reporting purposes, all income earned on the funds invested and allocable to the Accounts is legally owned by the Borrower (and beneficially owned by the Borrower). The Borrower (or the regarded owner for the Borrower for U.S. federal income tax owner) is required to provide to State Street Bank and Trust Company in its capacity as Securities Intermediary (i) an IRS Form W-9 or applicable IRS Form W-8 no later than the Closing Date and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by Applicable Law or upon the reasonable request of the Securities Intermediary as may be necessary (a) to reduce or eliminate the imposition of U.S. withholding taxes and (b) to permit the Securities Intermediary to fulfill its tax reporting obligations under Applicable Law with respect to the Accounts or any amounts paid to the Borrower. The Borrower is further required to report to the Securities Intermediary any change in the legal or beneficial ownership of the income allocable to the Accounts. State Street Bank and Trust Company, both in its individual capacity and in its capacity as Securities Intermediary, shall have no liability to the Borrower or any other person in connection with any tax withholding amounts paid, or retained for payment, an Official Body from the Accounts arising from the Borrower’s failure to timely provide an accurate, correct and complete IRS Form W-9 or applicable IRS Form W-8 or such other documentation contemplated under this paragraph. For the avoidance of doubt, no funds shall be invested with respect to such Accounts absent the Securities Intermediary having first received (x) instructions with respect to the investment of such funds and (y) the forms and other documentation required by this paragraph.
(d)The Equityholder may, from time to time in its sole discretion (x) deposit amounts into the Principal Collection Account and/or (y) transfer Eligible Collateral Obligations as equity contributions to the Borrower for any purpose, including for the purpose of curing any Unmatured Event of Default, satisfying any Collateral Quality Test or the Minimum Equity Test, and enabling the acquisition or sale of any Collateral Obligation. A capital contribution may be made (a) in cash, (b) by assignment and contribution of one or more Eligible Collateral Obligations or (c) by assignment and contribution of Permitted Investments. All cash contributed to the Borrower shall be treated as Principal Collections, except to the extent that the Servicer specifies that such cash shall constitute Interest Collections, and shall be deposited into the Collection Account in accordance with Section 8.1 as designated by the Servicer. All such amounts will be included in each applicable compliance calculation under this Agreement, including, without limitation, calculation of the Borrowing Base, the Maximum Availability and the Minimum Equity Test.
Section 8.2Excluded Amounts. The Servicer may direct the Collateral Agent and the Securities Intermediary to withdraw from the applicable Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal, delivered to the Facility Agent and the Collateral Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Facility Agent, which report shall include a brief description of the facts and circumstances supporting such request and designate a date for the payment of such reimbursement, which date shall not be earlier than one (1) Business Day following delivery of such notice (provided such notice is received by 11:00 a.m. (New York time) on such date (otherwise such notice will be deemed made on the next succeeding Business Day)).

Section 8.3Distributions, Reinvestment and Dividends. (a) On each Distribution Date, the Collateral Agent shall distribute from the Collection Account, in accordance with the applicable Monthly Report prepared by the Collateral Agent pursuant to Section 8.5, the Amount Available for such Distribution Date in the following order of priority:
(i)From the Interest Collection Account, the Amount Available constituting Interest Collections for such Distribution Date in the following order of priority:
(A)FIRST, to the payment of taxes, registration and governmental fees owing by the Borrower, if any, which expenses shall not exceed $100,000 in any calendar year;
(B)SECOND, first (1) to the Collateral Agent, the Securities Intermediary and the Collateral Custodian, any accrued and unpaid Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses for the related Accrual Period, which expenses shall not exceed in the aggregate the amount of the Capped Fees/Expenses and second (2) to the Servicer, any accrued and unpaid Servicer Expenses, which Servicer Expenses shall not exceed either (x) $50,000 on any Distribution Date or (y) $100,000 in any calendar year;
(C)THIRD, to the extent not waived by the Servicer, to the Servicer, any accrued and unpaid Servicing Fee for the related Accrual Period;
(D)FOURTH, pro rata, based on the amounts owed to such Persons under this Section 8.3(a)(i)(D), (1) to the Lenders, an amount equal to the Yield on the Advances accrued during the Accrual Period with respect to such Distribution Date (and any Yield with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), (2) to the Facility Agent and the Agents on behalf of their respective Lenders, all accrued and unpaid Fees and Indemnified Amounts due to the Lenders, the Agents and the Facility Agent and (3) to the Hedge Counterparties, any amounts owed on the current and prior Distribution Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;
(E)FIFTH, to the Agents on behalf of their respective Lenders pro rata in accordance with the amount of the outstanding Advances (1) in the amount necessary to reduce the Advances outstanding to an amount not to exceed the lower of the Borrowing Base and the Maximum Availability, (2) if the Minimum Diversity Test is not satisfied on such Distribution Date, in the amount necessary to reduce the Advances outstanding to zero or (3) if the Minimum Equity Test is not satisfied on such Distribution Date, in the amount necessary to reduce the Advances outstanding until the Minimum Equity Test is satisfied; provided that if the Minimum Diversity Test is not satisfied and Reinvestment in additional Collateral Obligations pursuant to Section 8.3(b) would cause the Minimum Diversity Test to be satisfied, then the Borrower may withdraw from the Collection Account any Collections to be distributed pursuant to this clause

(E) to make a Reinvestment in additional Collateral Obligations until the Minimum Diversity Test is satisfied;
(F)SIXTH, after the end of the Revolving Period, first (1) if a Revaluation Diversion Event or any Event of Default has occurred, to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding in the amount necessary to reduce the Advances outstanding to zero and second (2) to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding, in an amount equal to the product of (a) the remaining Amount Available constituting Interest Collections and (b) the applicable Lender Allocation Percentage;
(G)SEVENTH, to any Affected Persons, any Increased Costs then due and owing;
(H)EIGHTH, pro rata based on amounts owed to such Persons under this Section 8.3(a)(i)(H), to the Hedge Counterparties, any unpaid Hedge Breakage Costs, together with interest accrued thereon;
(I)NINTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(A) above, to the payment of taxes and governmental fees owing by the Borrower, if any;
(J)TENTH, to the extent not previously paid by or on behalf of the Borrower, to each Indemnified Party, any Indemnified Amounts then due and owing to each such Indemnified Party;
(K)ELEVENTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) above, to the Collateral Agent and the Collateral Custodian, any Collateral Agent Fees and Expenses and Collateral Custodian Fees and Expenses due to the Collateral Agent and the Collateral Custodian;
(L)TWELFTH, to pay any other amounts due and payable by the Borrower under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a);
(M)THIRTEENTH, if an Unmatured Event of Default has occurred and is continuing, to remain in the Interest Collection Account as Interest Collections; and
(N)FOURTEENTH, the remaining Amount Available, to the Borrower or any nominee for any purpose, including making any Reinvestment, distribution or payment on account of the equity interests.
(ii)From the Principal Collection Account, the Amount Available constituting Principal Collections for such Distribution Date in the following order of priority:

(A)FIRST, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (A) through (E), in that order, but, in each case, only to the extent not paid in full thereunder;
(B)SECOND, after the end of the Revolving Period, (1) if the Diversity Score is less than or equal to 20, to the Agents on behalf of their respective Lenders pro rata to repay the Advances outstanding in the amount necessary to reduce the Advances outstanding to zero or (2) otherwise, the amount necessary to reduce the Advances outstanding such that the Effective Advance Rate is no greater than the lowest Effective Advance Rate as of any previous Distribution Date after the end of the Revolving Period;
(C)THIRD, prior to the Facility Termination Date, if on such Distribution Date an Unmatured Event of Default has occurred and is continuing, to remain in the Principal Collection Account as Principal Collections;
(D)FOURTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (G) and (H) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;
(E)FIFTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (I) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder
(F)SIXTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (J) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;
(G)SEVENTH, to the extent not previously paid pursuant to Section 8.3(a)(ii)(A) or Section 8.3(a)(i)(K), to the Collateral Agent and the Collateral Custodian, any costs and expenses due to the Collateral Agent and the Collateral Custodian under the Transaction Documents (other than Increased Costs and Indemnified Amounts);
(H)EIGHTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (L) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;
(I)NINTH, during the Revolving Period, at the election of the Borrower (or the Servicer on its behalf) to remain in the Principal Collection Account as Principal Collections; and
(J)TENTH, the remaining Amount Available to the Borrower or any nominee for any purpose, including making any Reinvestment, distribution or payment on account of the equity interests.

(b)During the Revolving Period, the Borrower may withdraw from the Collection Account any Principal Collections and apply such Principal Collections to (A) prepay the Advances outstanding in accordance with Section 2.4 or (B) acquire additional Collateral Obligations (each such reinvestment of Principal Collections, a “Reinvestment”), subject to the following conditions:
(i)the Borrower shall have given written notice to the Collateral Agent and the Facility Agent of the proposed Reinvestment at or prior to 11:00 a.m., New York City time, on the proposed date of such Reinvestment (the “Reinvestment Date”). Such notice (the “Reinvestment Request”) shall be in the form of Exhibit C-2 and shall include (among other things) the proposed Reinvestment Date, the amount of such proposed Reinvestment and a Schedule of Collateral Obligations setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Reinvestment Date (if applicable);
(ii)each condition precedent set forth in Section 6.2 shall be satisfied;
(iii)upon the written request of the Borrower (or the Servicer on the Borrower’s behalf) delivered to the Collateral Agent no later than 11:00 a.m. New York City time on the applicable Reinvestment Date, the Collateral Agent shall have provided to the Facility Agent by e-mail (to be received no later than 1:30 p.m. New York City time on that same day) a statement reflecting the total amount on deposit on such day in the Collection Account; and
(iv)any Reinvestment Request given by the Borrower pursuant to this Section 8.3(b), shall be irrevocable and binding on the Borrower.
During the Revolving Period, the Borrower may also withdraw from the Collection Account any Principal Collections and apply such Principal Collections to make a distribution to the extent permitted pursuant to Section 10.16(a).
Subject to the Collateral Agent’s receipt of an Officer’s Certificate of the Servicer as to the satisfaction of the conditions precedent set forth in Section 6.2 and this Section 8.3, the Collateral Agent will release funds from the Collection Account to the Borrower or its designee in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount of Collections on deposit in the Collection Account.
(c)    At any time, the Borrower may instruct the Collateral Agent to withdraw from the Principal Collection Account the proceeds of any Advance on deposit therein as may be needed to settle any pending acquisition of an Eligible Collateral Obligation and remit such funds pursuant to the written instructions of the Borrower.
Section 8.4Fees. The Borrower shall pay the Undrawn Fee, the Make-Whole Fee, the Prepayment Fee and any other fees (collectively, “Fees”) in the amounts and on the dates set forth herein or in one or more fee letter agreements, dated the date hereof (or dated the date any Lender and its related Lender Group becomes a party hereto pursuant to an assignment or otherwise), signed by the Borrower, the applicable Agent and the Facility Agent (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter”).
Section 8.5Monthly Report. The Collateral Agent shall prepare (based on information provided to it by the Servicer, the Equityholder, the Facility Agent and the Lenders as set forth herein) a Monthly Report in the form of Exhibit D determined as of the close of business on each Determination Date and make available such Monthly Report to the Facility Agent (including by electronic delivery to csg.india@db.com), the Borrower and the Servicer on each Reporting Date starting with the Reporting Date in August 2024. If any party receiving any Monthly Report disagrees with any items of such report, it shall contact the Collateral Agent and notify it of such disputed item and provide reasonably sufficient information to correct such item, with (if other than the Facility Agent) a copy of such notice and information to the Facility Agent and the Servicer. If the Collateral Agent agrees with any such correction and unless the Collateral Agent is otherwise timely directed by the Facility Agent, the Collateral Agent shall distribute a revised Monthly Report on the Business Day after it receives such information. If the Collateral Agent does not agree with any such correction or it is directed by the Facility Agent that the Collateral Agent should not make such correction, the Collateral Agent shall (within one Business Day) contact the Facility Agent and the Servicer and request instructions from the Facility Agent on how to proceed. The Facility Agent’s reasonable determination with regard to any disputed item in the Monthly Report shall be final.
The Servicer shall cooperate with the Collateral Agent in connection with the preparation of the Monthly Reports and any supplement thereto. Without limiting the generality of the foregoing, the Servicer shall supply any information maintained by it that the Collateral Agent may from time to time reasonably request with respect to the Collateral and reasonably needs to complete the reports, calculations and certificates required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Agent to perform its obligations hereunder. Without limiting the generality of the foregoing, in connection with the preparation of a Monthly Report, (i) the Servicer shall be responsible for providing the Collateral Agent the information required for parts (a) through (c) of Exhibit D for such Monthly Report and (ii) the Facility Agent and the Lenders shall be responsible for providing to the Collateral Agent the information required by Section 3.4 for part (d) of Exhibit D for such Monthly Report on which the Collateral Agent may conclusively rely. The Servicer shall review and verify the contents of the aforesaid reports (including the Monthly Report), instructions, statements and certificates. Upon receipt of approval from the Servicer, the Collateral Agent shall send such reports, instructions, statements and certificates to the Borrower and the Servicer for execution.
Article IX

REPRESENTATIONS AND WARRANTIES OF THE BORROWER
In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make Advances hereunder, the Borrower hereby represents and warrants to the

Facility Agent, the Agents and the Lenders as to itself, as of the Closing Date and each Funding Date, as follows:
Section 9.1Organization and Good Standing. It has been duly formed as a Delaware limited liability company and is validly existing under the laws of the jurisdiction of its formation, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted. It had at all relevant times and now has, power, authority and legal right (x) to acquire and own the Collateral Obligations and the Related Security, and to grant to the Collateral Agent a security interest in the Collateral Obligations and the Related Security and the other Collateral and (y) to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
Section 9.2Due Qualification. It is duly qualified to do business and has obtained all necessary licenses and approvals and made all necessary filings and registrations in all jurisdictions, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 9.3Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; it has full power, authority and legal right to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral Obligations and the other Collateral and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary action.
Section 9.4Binding Obligations. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by it and are enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing.
Section 9.5Security Interest. This Agreement creates a valid and continuing Lien on the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC (to the extent such security interest may be perfected by filing a UCC financing statement under such Article 9), and is enforceable as such against creditors of and purchasers from the Borrower; the Collateral is comprised of Instruments, Security Entitlements, General Intangibles, Certificated Securities, Uncertificated Securities, Securities Accounts, Investment Property and Proceeds and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations as set forth herein; with respect to Collateral that constitutes Security Entitlements (a) all of such Security Entitlements have been credited to the Accounts and the Securities Intermediary has agreed to treat all assets (other than cash) credited to the Accounts as Financial Assets and that any cash credited to the Accounts shall be held in the related Deposit Account that forms part of such Account and which the Securities Intermediary has agreed shall be maintained as, “deposit accounts” as defined in Section 9-102 of the UCC, (b) the Borrower has taken all steps necessary to enable the Collateral Agent to obtain Control with respect to the Accounts and (c) the Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Collateral Agent for the benefit of the Secured Parties; the Borrower has not instructed the Securities Intermediary to comply with the entitlement order of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a Notice of Exclusive Control (as defined in the Account Control Agreement), the Borrower may, or may cause the Servicer to cause cash in the Accounts to be invested or distributed in accordance with this Agreement; all Accounts constitute Securities Accounts; the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens); the Borrower has received all consents and approvals required by the terms of any Collateral Obligation to the transfer and granting of a security interest in the Collateral Obligations hereunder to the Collateral Agent, on behalf of the Secured Parties; the Borrower has taken all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC; all original executed copies of each underlying promissory note constituting or evidencing any Collateral Obligation have been or, subject to the delivery requirements contained herein and/or Section 18.3, will be delivered to the Collateral Custodian; the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding each underlying promissory note evidencing a Collateral Obligation solely on behalf of the Collateral Agent for the benefit of the Secured Parties; none of the underlying promissory notes that constitute or evidence the Collateral Obligations has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent on behalf of the Secured Parties; with respect to Collateral that constitutes a Certificated Security, such Certificated Security has been delivered to the Collateral Custodian and, if in registered form, has been specially Indorsed (within the meaning of the UCC) to the Collateral Custodian or in blank by an effective Indorsement or has been registered in the name of the Collateral Custodian upon original issue or registration of transfer by the Borrower of such Certificated Security, in each case to be held by the Collateral Custodian on behalf of the Collateral Agent for the benefit of the Secured Parties; and in the case of an Uncertificated Security, by (A) causing the Collateral Custodian to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective.
Section 9.6No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which it is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its Constituent Documents, or any indenture, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it is bound or any of its properties are subject, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, or violate in any material respect any Applicable Law or in any way materially adversely affect its ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party.
Section 9.7No Proceedings. There are no proceedings or investigations pending or, to its knowledge, threatened against it, before any Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by it of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (D) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on any of the Collateral or on the assignments and security interests granted by the Borrower in this Agreement.
Section 9.8No Consents. It is not required to obtain the material consent of any other Person or any material approval, authorization, consent, license, approval or authorization, or registration or declaration with, any Official Body having jurisdiction over it or its properties in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party, in each case other than consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof.
Section 9.9Solvency. It is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, it will have an adequate amount of capital to conduct its business in the foreseeable future.
Section 9.10Compliance with Laws. It has complied and will comply in all material respects with all Applicable Laws, judgments, agreements with Official Bodies, decrees and orders with respect to its business and properties and all Collateral.
Section 9.11Taxes. Assuming that the Obligations are properly treated as indebtedness for U.S. federal income tax purposes, the Borrower is, and always has been, an entity disregarded as separate from the Equityholder for U.S. federal income tax purposes. It has filed on a timely basis all U.S. federal income and other material Tax returns required to be filed, if any, and has paid all U.S. federal income and other material Taxes due and payable by it, or levied or imposed against it or any of its property (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). Any material Taxes payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of each Collateral Obligation and the Related Security to the Borrower have been paid or shall have been paid if and when due at or prior to the Closing Date or the Advance Date, as applicable.

Section 9.12Monthly Report. Each Monthly Report is accurate in all material respects as of the date thereof, subject, in the case of information contained therein received from any third party that is not an Affiliate, to the standard set forth in Section 9.14 with respect to information received from third parties that are not Affiliates.
Section 9.13No Liens, Etc. The Collateral owned by the Borrower and each part thereof is owned by the Borrower free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability (other than restrictions on transferability permitted by or contained in the applicable Underlying Instruments) and the Borrower has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in each Collateral Obligation and the other Collateral, free and clear of any Adverse Claim (other than Permitted Liens) or restrictions on transferability (other than customary restriction for property similar to such Collateral, including, in the case of the Collateral Obligations, the consent of any underlying agent and Obligor), to the extent (as to perfection and priority with respect to such other Collateral) that a security interest in such other Collateral may be perfected under the applicable UCC. The Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Borrower or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto or as necessary or advisable in connection with the Sale Agreement. There are no judgments or Liens for any material Taxes with respect to the Borrower and no claim has been asserted with respect to any material Taxes of the Borrower (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower).
Section 9.14Information True and Correct. All information (other than projections, forward-looking information or information relating to third parties that are not Affiliates of the Borrower, the Equityholder or the Servicer) heretofore furnished by or on behalf of the Borrower in writing to any Lender, the Collateral Agent or the Facility Agent in connection with this Agreement or any transaction contemplated hereby (including, without limitation, prior to the Closing Date but after taking into account all updates, modifications and supplements to such information) is (when taken as a whole) true and correct in all material respects (or if not prepared by or under the direction of the Borrower, is true and correct in all material respects to the Borrower’s knowledge) and does not omit to state a material fact necessary to make the statements contained therein (when taken as a whole) not misleading (or, if not prepared by or under the direction of the Borrower, does not omit to state such a fact to the Borrower’s knowledge). Any projections heretofore prepared by the Borrower or its Affiliates and furnished by or on behalf of the Borrower in writing to any Lender, the Collateral Agent or the Facility Agent in connection with this Agreement or any transaction contemplated hereby have been prepared in good faith based on assumptions that the Servicer or its Affiliates, as applicable, believes to be reasonable.

Section 9.15Bulk Sales. The grant of the security interest in the Collateral by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.
Section 9.16Collateral. Except as otherwise expressly permitted or required by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person.
Section 9.17Selection Procedures. In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of the Facility Agent, any Agent or any Lender.
Section 9.18Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.
Section 9.19No Injunctions. No injunction, writ, restraining order or other order of any nature could reasonably be expected to adversely affect the performance of its obligations under this Agreement or any Transaction Document to which it is a party.
Section 9.20No Subsidiaries. The Borrower has no Subsidiaries other than any REO Asset Owners.
Section 9.21ERISA Matters.
(a)The Borrower does not sponsor, maintain, or contribute to, and has never sponsored, maintained, or contributed to, and, except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate sponsors, maintains, contributes to, or has any liability in respect of, or has ever sponsored, maintained, contributed to, or had any liability in respect of, a Plan.
(b)No ERISA Event has occurred on or prior to the date that this representation is made or deemed made that, whether alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.
(c)The Borrower is not, and will not become at any time while any Obligations are outstanding, a Benefit Plan Investor. Either (x) the Borrower is not subject to any law or restriction substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (y) the execution, delivery, and performance of this Agreement and the transactions contemplated by the Transaction Documents do not violate any applicable Similar Law.

Section 9.22Investment Company Status. The Borrower is not an “investment company” or a company controlled by an “investment company,” as such terms are defined in the 1940 Act.
Section 9.23Set-Off, Etc. No Collateral Obligation included in the Borrowing Base has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by any Borrower or the Obligor thereof, and no Collateral Obligation included in the Borrowing Base is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Obligation or otherwise, by any Borrower or the Obligor with respect thereto, except, in each case, pursuant to the Transaction Documents and for amendments, extensions and modifications, if any, to such Collateral Obligation otherwise permitted or not prohibited hereby and in accordance with the Servicing Standard.
Section 9.24Collections. The Borrower acknowledges that (i) all Obligors (and related agents) have been directed to make all payments directly to the Collection Account and (ii) all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the applicable Collection Account in accordance with Section 10.10.
Section 9.25Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Equityholder in exchange for the purchase of the Collateral Obligations (or any number of them). No such transfer has been made for or on account of an antecedent debt and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
Section 9.26Use of Proceeds. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and none of the proceeds of the Advances will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the FRS Board from time to time.
Section 9.27Separate Existence. The Borrower is operated as an entity with assets and liabilities distinct from those of any of its Affiliates or any Affiliates of the Equityholder, and the Borrower hereby acknowledges that the Facility Agent, each of the Agents and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity. Since its formation, the Borrower has been (and will be) operated in such a manner as to comply with the covenants set forth in Section 10.5.
There is not now, nor will there be at any time in the future, any agreement or understanding between the Borrower and the Equityholder (other than as expressly set forth herein and the other Transaction Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

Section 9.28Transaction Documents. The Transaction Documents delivered, together with the Constituent Documents of the Borrower, to the Facility Agent represent all material agreements between the Equityholder, on the one hand, and the Borrower, on the other. Upon the purchase and/or contribution of each Collateral Obligation (or an interest in a Collateral Obligation) pursuant to this Agreement or the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral Obligation and all assets relating thereto, free and clear of any Adverse Claim (other than Permitted Liens). All such assets are transferred to the Borrower without recourse to the Equityholder except as described in the Sale Agreement. The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Equityholder, and no such assets shall constitute property of the Equityholder.
Section 9.29EEA Financial Institution. The Borrower is not an EEA Financial Institution.
Section 9.30Anti-Terrorism, Anti-Money Laundering. (a) None of the Borrower, the Equityholder nor, to the Borrower’s knowledge, any other Affiliate of the Borrower or any officer, employee or director, acting on behalf of the Borrower (i) is (A) a country, territory, organization, person or entity named on any sanctions list administered or imposed by the U.S. Government including, without limitation, the Office of Foreign Assets Control (“OFAC”) list, or any other list maintained for the purposes of sanctions enforcement by any of the United Nations, the European Union, His Majesty’s Treasury in the UK, Germany, Canada, Australia, and any other country or multilateral organization, as applicable (collectively, “Sanctions”), including but not limited to Afghanistan, Cuba, Iran, Syria, North Korea, the “Donetsk People’s Republic”, the “Luhansk People’s Republic”, the “Zaporizhzhia” region in Ukraine, the “Kherson” region in Ukraine and the Crimean region in Ukraine (the “Sanctioned Countries”); (B) a Person that resides, is organized or located in any of the Sanctioned Countries or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction or any Sanctioned Countries; or (C) owned 50% or more or otherwise controlled, directly or indirectly by, or acting on behalf of, one or more Persons defined in either of the preceding clauses (A) or (B) (such Persons defined in clauses (A), (B) and (C) collectively, a “Sanction Target”); (ii) is a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iii) is a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. The Borrower is and each Affiliate, officer, employee or director, acting on behalf of the Borrower is (and is taking no action which would result in any such Person not being) in compliance with (a) all OFAC rules and regulations, (b) all United States of America, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other sanctions, embargos and trade restrictions that the Borrower or any of its Affiliates is subject and (c) the Anti-Money Laundering Laws. In addition, the described purpose (“trade related business activities”) does not include any kind of activities or business of or with any Person or in any country or territory that is subject to or the target of any sanctions administered by the U.S. Government, OFAC, the United Kingdom, the European Union, Germany, Canada, Australia or the United Nations Security Council (including the Sanctioned Countries) and does not involve commodities or services of a Sanctioned Country origin or shipped to, through or from a Sanctioned Country, or on vessels or aircrafts owned or registered by a Sanctioned Country, or financed or subsidized any of the foregoing.
(b)The Borrower has complied, in all material respects, with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act (collectively, the “Anti-Money Laundering Laws”). No actions, suits, proceedings or investigations by any court, governmental, or regulatory agency are ongoing or pending against the Borrower, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Money Laundering Laws, or, to the knowledge of the Borrower, threatened.
Section 9.31Anti-Bribery and Corruption. (a)  Neither the Borrower nor, to the best of the Borrower’s knowledge, any director, officer, employee, or anyone acting on behalf of the Borrower has engaged in any activity, or will take any action, directly or indirectly, which would breach applicable anti-bribery and corruption laws and regulations, including but not limited to the US Foreign and Corrupt Practices Act 1977, as amended, and the Bribery Act 2010 of the United Kingdom (the “Anti-Bribery and Corruption Laws”).
(b)The Borrower, any Subsidiary of the Borrower, the Equityholder and the Servicer have each conducted their businesses in compliance with Anti-Bribery and Corruption Laws and have instituted and maintain policies and procedures reasonably designed to promote and ensure continued compliance with all Anti-Bribery and Corruption Laws and with the representation and warranty contained herein.
(c)No actions, suits, proceedings or investigations by any court, governmental, or regulatory agency are ongoing or pending against the Borrower, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Bribery and Corruption Laws, or, to the knowledge of the Borrower, threatened.
(d)The Borrower will not directly or indirectly use, lend or contribute the proceeds of the Advances for any purpose that would breach the Anti-Bribery and Corruption Laws.
Section 9.32Volcker Rule. To the best of the Borrower’s knowledge and belief, the Advances do not constitute an “ownership interest” in the Borrower for purposes of the Volcker Rule.
Section 9.33AIFMD and UK AIFM Regulation. The Borrower is not (i) an AIFM or an AIF managed by an AIFM (as such term is defined in the AIFMD) required to be authorized or registered in accordance with AIFMD; or (ii) an AIFM or an AIF managed by an AIFM (as such term is defined in the UK AIFM Regulations) required to be authorized or registered in accordance with the UK AIFM Regulations.
Article X

COVENANTS
From the date hereof until the first day following the Facility Termination Date on which all Obligations shall have been finally and fully paid and performed (other than contingent indemnification obligations and as expressly survive the termination of this Agreement), the Borrower hereby covenants and agrees with the Lenders, the Agents and the Facility Agent that:
Section 10.1Protection of Security Interest of the Secured Parties. (a)  At or prior to the Closing Date, the Borrower shall have filed or caused to be filed a UCC-1 financing statement, naming the Borrower as debtor and the Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the Collateral, with the office of the Secretary of State of Delaware. From time to time thereafter, the Borrower shall file such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by Applicable Law fully to preserve, maintain and protect the interest of the Collateral Agent in favor of the Secured Parties under this Agreement in the Collateral and in the proceeds thereof. The Borrower shall deliver (or cause to be delivered) to the Collateral Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. In the event that the Borrower fails to perform its obligations under this subsection, the Collateral Agent or the Facility Agent may (but shall have no obligation to) do so, in each case at the expense of the Borrower, however neither the Collateral Agent nor the Facility Agent shall have any liability in connection therewith.
(b)The Borrower shall not change its name, jurisdiction, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by or on behalf of the Borrower in accordance with Section 10.1(a) above seriously misleading or change its jurisdiction of organization, unless the Borrower shall have given the Facility Agent and the Collateral Agent at least 30 days’ prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Facility Agent together with an Officer’s Certificate to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed).
(c)The Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Advance under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Collateral indicate clearly that such Collateral is subject to the first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties. Indication of the Collateral Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms, upon such Collateral Obligation becoming a Repurchased Collateral Obligation or Substituted Collateral Obligation, or otherwise as expressly permitted by this Agreement.
(d)Without limiting any of the other provisions hereof, if at any time the Borrower shall propose to sell, grant a security interest in, or otherwise transfer any interest in loan receivables to any prospective lender or other transferee, the Borrower shall give to such prospective lender or other transferee computer tapes, records, or print-outs (including any restored from archives) that, if they shall refer in any manner whatsoever to any Collateral shall indicate clearly that such Collateral is subject to a first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties.
Section 10.2Other Liens or Interests. Except for the security interest granted hereunder and as otherwise permitted pursuant to Sections 7.10, 7.11 and 10.16, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).
Section 10.3Costs and Expenses. The Borrower shall pay (or cause to be paid) all of its reasonable costs and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.
Section 10.4Reporting Requirements. The Borrower (or the Servicer on its behalf) shall furnish, or cause to be furnished, to the Facility Agent, the Collateral Agent and each Lender:
(a)as soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Borrower shall have knowledge of the occurrence of an Event of Default, Unmatured Event of Default, Servicer Default or Unmatured Servicer Default, the statement of a Responsible Officer of the Borrower or the Servicer setting forth reasonably sufficient details of such event and the action which the Borrower has taken, is taking and proposes to take with respect thereto;
(b)promptly, from time to time, such other information, documents, records or reports respecting the Collateral Obligations or the Related Security, the other Collateral or the condition or operations, financial or otherwise, of the Borrower as such Person may, from time to time, reasonably request;
(c)promptly, after a Responsible Officer having knowledge thereof in reasonable detail notice, (i) of any Adverse Claim (other than Permitted Liens) known to it that is made or asserted against any of the Collateral and (ii) any Material Modification;
(d)promptly, in reasonable detail, any new or updated information reasonably requested by a Lender that is necessary in connection with such Lender’s compliance with “know your customer” laws or any similar regulations;

(e)promptly after a Responsible Officer of the Borrower or the Servicer obtains the actual knowledge thereof, written notice to the Facility Agent that the term of the Equityholder has been extended;
(f)promptly following any request therefor by the Facility Agent, and in any event within thirty (30) days of the same being sent to the shareholders of the Equityholder, copies of quarterly investor letters (to the extent provided to investors generally) that may, among other items, highlight portfolio holdings of the Equityholder and provide market updates; provided that any materials may be withheld or redacted (or the relevant portions thereof withheld or redacted) if Equityholder reasonably determines that such exclusion is necessary to avoid breaching any applicable law or contractual obligation binding on it or any of its Affiliates, or to protect attorney-client or similar privilege or to the extent the Equityholder wishes to preserve the confidentiality of the materials or information contained therein; and
(g)promptly following any request therefor, the Borrower shall deliver to the Facility Agent information and documentation reasonably requested by the Facility Agent for purposes of compliance with its Beneficial Ownership Certification.
Section 10.5Separate Existence. (a)  The Borrower shall conduct its business solely in its own name through its duly authorized officers or agents so as not to mislead others as to the identity of the entity with which such persons are concerned, and shall use its best efforts to avoid the appearance that it is conducting business on behalf of any Affiliate thereof or that the assets of the Borrower are available to pay the creditors of any of its equityholders or any Affiliate thereof.
(b)It shall maintain records and books of account separate from those of any other Person.
(c)It shall pay its own operating expenses and liabilities from its own funds.
(d)It shall ensure that the annual financial statements of the Borrower and the Equityholder shall disclose the effects of the transactions contemplated hereby in accordance with GAAP.
(e)It shall not hold itself out as being liable for the debts of any other Person. It shall not pledge its assets to secure the obligations of any other Person. It shall not guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit or assets as being available to pay the obligations of any other Person.
(f)It shall keep its assets and liabilities separate from those of all other entities. Except as expressly contemplated herein with respect to Excluded Amounts, it shall not commingle its assets with assets of any other Person.

(g)It shall maintain bank accounts or other depository accounts separate from any other person or entity, including any Affiliate.
(h)To the extent required under GAAP, it shall ensure that any consolidated financial statements including the Borrower, if any, have notes to the effect that the Borrower is a separate entity whose creditors have a claim on its assets prior to those assets becoming available to its equityholders.
(i)It shall not (A) amend, supplement or otherwise modify its Constituent Documents, except in accordance therewith and with the prior written consent of the Facility Agent (which consent shall not be unreasonably withheld, delayed or conditioned) or (B) divide or permit any division of itself.
(j)It shall at all times hold itself out to the public and all other Persons as separate from its Affiliates and from any other Person.
(k)It shall file its own tax returns separate from those of any other Person, except to the extent that it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under Applicable Law, and shall pay any federal and other material taxes required to be paid under Applicable Law.
(l)It shall conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence.
(m)It shall maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, that its assets may be included in a consolidated financial statement of its Affiliate so long as (i) appropriate notation shall be made on such consolidated financial statements (if any) to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on its own separate balance sheet.
(n)It shall not, except for capital contributions or capital distributions permitted under the terms and conditions of its Constituent Documents and properly reflected on its books and records and the transactions contemplated by the Transaction Documents, enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction.
(o)It shall maintain a sufficient number of employees (which number may be zero) in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds.
(p)It shall use separate invoices bearing its own name.

(q)It shall correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person.
(r)It shall maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require its equityholders to make additional capital contributions.
(s)It shall not acquire any obligation or securities of its members or of any Affiliate other than the Collateral in compliance with the Transaction Documents.
(t)It shall not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that it may invest in those investments permitted under the Transaction Documents and may hold the equity of REO Asset Owners.
(u)It shall not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or transfer of all or substantially all of its assets other than such activities as are expressly permitted pursuant to the Transaction Documents.
(v)It shall not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities), except as expressly contemplated by the Transaction Documents.
(w)Except as expressly permitted by the Transaction Documents (which permits, for the avoidance of doubt, the formation of REO Asset Owners), it shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity, other than any equity interests received in connection with any workout or exchange of any Collateral Obligation, or any insolvency of the related Obligor.
(x)It shall not own any asset or property other than Collateral and such other financial assets as permitted by the Transaction Documents.
(y)It shall not engage, directly or indirectly, in any business other than as required or permitted to be performed by the Transaction Documents.
(z)It shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, including for shared office space and for services performed by an employee of any Affiliate.
(aa)Neither the Borrower nor the Equityholder shall take any action contrary to the “Assumptions and Facts” section in the opinion or opinions of Winston & Strawn LLP, dated the date hereof, relating to certain nonconsolidation and true sale matters.
(bb)Neither the Servicer nor any other person shall be authorized or empowered, nor shall they permit the Borrower to take any Material Action without the prior unanimous written consent of one Independent Manager. The Constituent Documents of the Borrower shall include the following provisions: (i) at all times there shall be, and Borrower shall cause there to be, at least one Independent Managers; (ii) the Borrower shall not, without the prior written consent of one Independent Manager, on behalf of itself or Borrower, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Manager shall consider only the interests of the Borrower, including its creditors; and (iii) no Independent Manager of the Borrower may be removed or replaced unless the Borrower provides Lender with not less than five (5) Business Days’ prior written notice of (x) any proposed removal of an Independent Manager, together with a statement as to the reasons for such removal, and (y) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements set forth in the Constituent Documents of the Borrower for an Independent Manager. No resignation or removal of an Independent Manager shall be effective until a successor Independent Manager is appointed and has accepted his or her appointment. No Independent Manager may be removed other than for Cause.
Section 10.6Hedging Agreements. (a)  With respect to any Fixed Rate Collateral Obligation (other than any Fixed Rate Collateral Obligation (or portion thereof) not counted as “excess” pursuant to clause (d) of the definition of “Excess Concentration Amount”), the Borrower hereby covenants and agrees that, upon the direction of the Facility Agent in its sole discretion as notified to the Borrower and the Servicer on or prior to the related Funding Date for such Collateral Obligation, the Borrower shall obtain and deliver to the Collateral Agent (with a copy to the Facility Agent via the Collateral Agent’s website) one or more Hedging Agreements from qualified Hedge Counterparties having, singly or in the aggregate, an Aggregate Notional Amount not less than the amount determined by the Facility Agent in its reasonable discretion, which (1) shall each have a notional principal amount equal to or greater than lesser of (I) the Principal Balance of such Fixed Rate Collateral Obligation and (II) $1,000,000, (2) may provide for reductions of the Aggregate Notional Amount on each Distribution Date on an amortization schedule for such Aggregate Notional Amount assuming a 0.0 ABS prepayment speed (or such other ABS prepayment speed as may be approved in writing by the Facility Agent) and zero losses, and (3) shall have other terms and conditions and be represented by Hedging Agreements otherwise acceptable to the Facility Agent in its sole discretion.
(b)In the event that any Hedge Counterparty defaults in its obligation to make a payment to the Borrower under one or more Hedging Agreements on any date on which payments are due pursuant to a Hedging Agreement, the Borrower shall make a demand no later than the Business Day following such default on such Hedge Counterparty, or any guarantor, if applicable, demanding payment under the applicable Hedging Agreement in accordance with the terms of such Hedging Agreement. The Borrower shall give notice to the Lenders upon the continuing failure by any Hedge Counterparty to perform its obligations during the two Business Days following a demand made by the Borrower on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed by the Facility Agent.

(c)In the event that any Hedge Counterparty no longer maintains the ratings specified in the definition of “Hedge Counterparty,” then within 30 days after receiving notice of such decline in the creditworthiness of such Hedge Counterparty as determined by any Rating Agency, the Borrower shall provide the Hedge Counterparty notice of the potential termination event resulting from such downgrade and, if the Hedge Counterparty fails to cure such potential termination event within the time frame specified in the related Hedging Agreement, the Borrower shall, at the written direction of the Facility Agent, (i) provided that a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of Section 10.6(d) has been obtained, (A) provide written notice to such Hedge Counterparty (with a copy to the Collateral Agent and the Facility Agent) of its intention to terminate the applicable Hedging Agreement within the 30-day period following the expiration of the cure period set forth in the applicable Hedging Agreement and (B) terminate the applicable Hedging Agreement within such 30-day period, request the payment to it of all amounts due to the Borrower under the applicable Hedging Agreement through the termination date and deposit any such amounts so received, on the day of receipt, to the Collection Account, or (ii) establish any other arrangement (including an arrangement or arrangements in addition to or in substitution for any prior arrangement made in accordance with the provisions of this Section 10.6(c)) with the written consent (in its sole discretion) of the Facility Agent (a “Qualified Substitute Arrangement”); provided, that in the event at any time any alternative arrangement established pursuant to the above shall cease to be satisfactory to the Facility Agent, then the provisions of this Section 10.6(c), shall again be applied and in connection therewith the 30-day period referred to above shall commence on the date the Borrower receives notice of such cessation or termination, as the case may be.
(d)Unless an alternative arrangement pursuant to Section 10.6(c) is being established, the Borrower shall use its best efforts to obtain a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of this Section 10.6 during the 30-day period following the expiration of the cure period set forth in the applicable Hedging Agreement. The Borrower shall not terminate the Hedging Agreement unless, prior to the expiration of such 30-day period, the Borrower delivers to the Collateral Agent (with a copy to the Facility Agent via the Collateral Agent’s website) (i) a Replacement Hedging Agreement or Qualified Substitute Arrangement, (ii) to the extent applicable, an Opinion of Counsel reasonably satisfactory to the Facility Agent as to the due authorization, execution and delivery and validity and enforceability of such Replacement Hedging Agreement or Qualified Substitute Arrangement, as the case may be, and (iii) evidence that the Facility Agent has consented in writing to the termination of the applicable Hedging Agreement and its replacement with such Replacement Hedging Agreement or Qualified Substitute Arrangement.
(e)The Servicer or the Borrower shall notify the Facility Agent and the Collateral Agent within five Business Days after a Responsible Officer of such Person shall obtain knowledge that the senior unsecured debt rating of a Hedge Counterparty has been withdrawn or reduced by any Rating Agency.
(f)The Borrower may at any time obtain a Replacement Hedging Agreement with the consent (in its sole discretion) of the Facility Agent.

(g)The Borrower shall not agree to any amendment to any Hedging Agreement without the consent (in its sole discretion) of the Facility Agent.
(h)The Borrower shall notify the Facility Agent and the Collateral Agent after a Responsible Officer of the Borrower shall obtain actual knowledge of the transfer by the related Hedge Counterparty of any Hedging Agreement, or any interest or obligation thereunder.
(i)The Borrower, with the consent of the Facility Agent in its sole discretion, may sell all or a portion of the Hedging Agreements. The Borrower shall have the duty of obtaining a fair market value price for the sale of any Hedging Agreement, notifying the Facility Agent and the Collateral Agent of prospective purchasers and bids, and selecting the purchaser of such Hedging Agreement. The Borrower and, at the Borrower’s request, the Collateral Agent, upon receipt of the purchase price in the Collection Account shall, with the prior written consent of the Facility Agent, execute all documentation necessary to release the Lien of the Collateral Agent on such Hedging Agreement and proceeds thereof.
Notwithstanding anything to the contrary in this Section 10.6, the parties hereto agree that should the Borrower fail to observe or perform any of its obligations under this Section 10.6 with respect to any Hedging Agreement, the sole result will be that the Collateral Obligation or Collateral Obligations that are the subject of such Hedging Agreement shall immediately cease to be Eligible Collateral Obligations for all purposes under this Agreement.
Section 10.7Tangible Net Worth. The Borrower shall maintain at all times a positive Tangible Net Worth.
Section 10.8Taxes. Assuming that the Obligations will be properly treated as indebtedness for U.S. federal income tax purposes, the Borrower will be an entity disregarded as separate from the Equityholder for U.S. federal income tax purposes. The Borrower will file on a timely basis all U.S. federal income and other material Tax returns required to be filed, if any, and will pay all U.S. federal income and other material Taxes due and payable by it and any assessments made against it or any of its property (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the Borrower).
Section 10.9Merger, Consolidation, Etc. The Borrower shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Facility Agent in its sole discretion.
Section 10.10Deposit of Collections. The Borrower shall transfer, or cause to be transferred, all Collections to the Collection Account by the close of business on the second Business Day following the date such Collections are received by the Borrower, the Equityholder, the Servicer or any of their respective Affiliates.

Section 10.11Indebtedness; Guarantees. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted under the Transaction Documents. The Borrower shall incur no Indebtedness secured by the Collateral other than the Obligations. The Borrower shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital, other than as expressly permitted under the Transaction Documents.
Section 10.12Limitation on Purchases from Affiliates. Other than pursuant to the Sale Agreement, the Borrower shall not purchase any asset from the Equityholder or the Servicer or any Affiliate of the Borrower, the Equityholder or the Servicer.
Section 10.13Documents. Except as otherwise expressly permitted herein, it shall not cancel or terminate any of the Transaction Documents to which it is party (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or amend or otherwise modify any term or condition of any of the Transaction Documents to which it is party (in any capacity) or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Transaction Documents to which it is party (in any capacity) or take any other action under any such agreement not required or permitted by the terms thereof, in each case if the Facility Agent determines that such action would adversely affect the interest of the Secured Parties under the Transaction Documents, unless (in each case) the Facility Agent shall have consented thereto in its sole discretion.
Section 10.14Preservation of Existence. The Borrower shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights and franchises in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect.
Section 10.15Limitation on Investments. The Borrower shall not form, or cause to be formed, any Subsidiaries other than REO Asset Owners; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Transaction Documents.
Section 10.16Distributions. (a) The Borrower shall not declare or make (i) payment of any distribution on or in respect of any equity interests, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such equity interests; provided that the Borrower may make one or more distributions of (A) Principal Collections if, after giving effect to such distribution, (v) as certified in writing by the Borrower and Servicer to the Facility Agent, the Collateral Agent and the Collateral Custodian (with a copy to each Agent), sufficient proceeds remain for all payments to be made pursuant to Section 8.3(a)(i) (other than clause (N) thereof) and Section 8.3(a)(ii) (other than clause (J)

thereof) on the next Distribution Date, (w) no Event of Default, Unmatured Event of Default, Unmatured Servicer Default or Servicer Default shall have occurred and be continuing, (x) each Collateral Quality Test is satisfied, (y) the Minimum Equity Test is satisfied and (z) the Advances Outstanding do not exceed the lower of the Borrowing Base and the Maximum Availability (as evidenced by delivery of a borrowing base certificate setting forth such calculation), (B) amounts paid to it pursuant to Section 8.3(a) on the applicable Distribution Date, (C) the proceeds of any Advance on the applicable Advance Date, but only if none of the proceeds from such Advance are needed by the Borrower to settle the acquisition of any Eligible Collateral Obligation and (D) any asset that the Borrower has been directed to divest pursuant to Section 10.28.
(b)Prior to foreclosure by the Facility Agent upon any Collateral pursuant to Section 13.3(c), nothing in this Section 10.16 or otherwise in this Agreement shall restrict (i) the Servicer from exercising any Warrant Assets issued to it by Obligors from time to time or (ii) Borrower from exercising any Warrant Assets issued to it by Obligors from time to time to the extent funds are available to Borrower under Section 8.3(a) or made available to Borrower.
Section 10.17Performance of Borrower Assigned Agreements. The Borrower shall (i) perform and observe in all material respects all the terms and provisions of the Transaction Documents (including each of the Borrower Assigned Agreements) to which it is a party to be performed or observed by it, maintain such Transaction Documents in full force and effect, and enforce such Transaction Documents in accordance with their terms, and (ii) upon reasonable request of the Facility Agent, make to any other party to such Transaction Documents such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder.
Section 10.18Further Assurances; Financing Statements. (a)  The Borrower agrees that at any time and from time to time, at its expense and upon reasonable request of the Facility Agent or the Collateral Agent (acting at the request of the Facility Agent), it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the assignments and security interests granted or purported to be granted by this Agreement or to enable the Collateral Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Collateral Agent (acting solely at the Facility Agent’s request) may reasonably request to protect and preserve the assignments and security interests granted by this Agreement. Such financing statements filed against the Borrower may describe the Collateral in the same manner specified in Section 12.1 or in any other manner as the Facility Agent may reasonably determine is necessary to ensure the perfection of such security interest (without disclosing the names of, or any information relating to, the Obligors thereunder), including describing such property as all assets or all personal property of the Borrower whether now owned or hereafter acquired.

(c)The Borrower and each Secured Party hereby severally authorize the Collateral Agent, upon receipt of written direction from the Facility Agent, to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral.
(d)It shall furnish to the Collateral Agent and the Facility Agent from time to time such statements and schedules further identifying and describing the Related Security and such other reports in connection with the Collateral as the Collateral Agent (acting solely at the Facility Agent’s request) or the Facility Agent may reasonably request, all in reasonable detail.
Section 10.19Obligor Payment Instructions. The Borrower acknowledges that the power of attorney granted in Section 13.10 to the Collateral Agent permits the Collateral Agent to send (at the Facility Agent’s written direction after the occurrence of an Event of Default) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Collateral Agent (at the written direction of the Facility Agent). The Borrower further agrees that it shall (or it shall cause the Servicer to) provide prompt notice to the Facility Agent of any misdirected or errant payments made by any Obligor with respect to any Collateral Obligation and direct such Obligor to make payments as required hereunder.
Section 10.20Delivery of Collateral Obligation Files. (a) The Borrower (or the Servicer on behalf of the Borrower) shall deliver to the Collateral Custodian (with a copy to the Facility Agent at the following e-mail addresses (for electronic copies): amit.patel@db.com, james.kwak@db.com, erica.flor@db.com and christina.flowers@db.com) the Collateral Obligation Files identified on the related Document Checklist promptly upon receipt but in no event later than five (5) Business Days of the related Funding Date; provided that any file-stamped document included in any Collateral Obligation File shall be delivered as soon as they are reasonably available (even if not within five (5)Business Days of the related Funding Date); provided, further, that in accordance with Section 1.2(l), the foregoing deliveries may be satisfied by the Borrower (or the Servicer on behalf of the Borrower) by posting such Collateral Obligation Files to the Data Room. In addition, upon request therefor by the Facility Agent, promptly following the occurrence of an Event of Default, the Borrower shall deliver to the Collateral Custodian (with a copy to the Facility Agent at the email addresses set forth above) a fully executed assignment in blank for each Collateral Obligation for which the Servicer, the Equityholder, the Management Company or any of their respective Affiliates is the lead loan agent.
    (b)    The Borrower shall deliver the following: (i) all Asset Approval Requests to lenderfinance_collatreview@list.db.com, (ii) Monthly Reports delivered in connection with Section 8.5 to csg.india@db.com, abs.conduits@db.com, dbinvestor@list.db.com, amit.patel@db.com, james.kwak@db.com, erica.flor@db.com and christina.flowers@db.com, (iii) requests or notices delivered in accordance with Sections 2.2, 2.4 or 8.3(b), to abs.conduits@db.com, lenderfinance_collatreview@list.db.com, amit.patel@db.com, james.kwak@db.com, erica.flor@db.com and christina.flowers@db.com and (iv) obligor reports delivered in connection with Section 7.5(l) to gcrt.ratingrequests@db.com and lenderfinance_collatreview@list.db.com.
Section 10.21ERISA.
(a)The Borrower will not become a Benefit Plan Investor at any time while any Obligations are outstanding.
(b)The Borrower will not take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 406(a)(1)(B) of ERISA or Section 4975(c)(1)(B) of the Code that would subject any Lender to any tax, penalty, damages, or any other claim for relief under ERISA or the Code.
(c)The Borrower shall not sponsor, maintain, or contribute to, any Plan. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower shall not, and shall not permit any ERISA Affiliate to, permit to exist any occurrence of any ERISA Event, and (ii) the Borrower shall not permit any ERISA Affiliate to sponsor, maintain, contribute to, or incur any liability in respect of, any Plan.
Section 10.22Risk Retention.
(a)For so long as any Obligations are outstanding and any Lender is subject to the EU Securitization Rules, the Equityholder represents and undertakes that: (A) the Equityholder holds and will retain on an on-going basis, a material net economic interest in the transaction contemplated by this Agreement, which shall not be less than 5.0% of the aggregate nominal value of all the Collateral Obligations (the “Retained Economic Interest”) measured at the time of origination (being the occasion of each origination or acquisition of a Collateral Obligation by the Borrower); (B) the Retained Economic Interest takes the form of a first loss tranche in accordance with paragraph (d) of Article 6(3) of the EU Securitization Regulation, as represented by the Equityholder’s direct limited liability company interest in the Borrower (the “Equity Interests”); (C) the Equityholder directly holds, and will retain 100% of the Equity Interests; (D) the aggregate capital contributions made by the Equityholder with respect to the Equity Interests shall represent at least 5.0% of the aggregate of the nominal value of all the Collateral Obligations measured at the time of origination as described in (A) above; (E) the Equityholder shall not, and it will procure that its Affiliates (including without limitation, the Borrower) do not (x) short, hedge, or otherwise mitigate its credit risk arising from or associated with the Retained Economic Interest; or (y) sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from or associated with the Retained Economic Interest, except (in each case) as permitted by the EU Securitization Rules; and (F) greater than 50% of all of the Collateral Obligations will be Equityholder Originated Collateral Obligations, with such proportion of the Equityholder Originated Collateral Obligations being measured on the basis of the aggregate outstanding principal balance of the Collateral Obligations following the settlement of each acquisition or origination of a Collateral Obligation by the Borrower.

(b)Each Monthly Report shall contain or be accompanied by a certification from the Equityholder containing a representation that all of the obligations set forth in clause (a) above are being complied with in all material respects and have been complied with in all material respects up to and on each date of the related Accrual Period. The Equityholder shall, at the Equityholder’s own cost and expense, provide to the Facility Agent and/or any SR Lender: (A) prompt written notice of any breach of the obligations set forth in clause (a) above; (B) at the request of any SR Lender, confirmation in writing that all of the obligations set forth in clause (a) above continue to be complied with (x) in the event of a material change in the structure of the transaction contemplated by the Transaction Documents that could have a material adverse impact on the performance of the Advances, or the risk characteristics of the Collateral Obligations and the Advances with respect thereto; and (y) upon the occurrence of any Event of Default or becoming aware of any breach of the obligations contained in any Transaction Documents; and (C) all information, documents and reports that the SR Lender(s) may require in connection with its obligations under the EU Securitization Rules, including without limitation, any information, documentation or reports that the SR Lender requires for the purposes of Article 5(1)(e) of the EU Securitization Regulation, in such form, in such manner and at such times as prescribed by the Article 7 Transparency and Reporting Requirements; provided that the Equityholder shall only be required to provide notification of any significant event of the type specified by Article 7(1)(g) of the EU Securitization Regulation to the extent that a notification or report in respect of the relevant event has not otherwise been provided by any person pursuant to any other provision of any Transaction Document; provided further, that the Equityholder shall not be required to provide any information, documents or reports: (x) relating to any shareholder of the Equityholder; (y) that is/are the subject of contractual confidentiality requirements; or (z) that is/are subject to laws governing the protection of confidentiality of information and the processing of personal data (all such information being collectively referred to as “Restricted Information”), unless, if it is Restricted Information that cannot be anonymized or aggregated, and there is no existing confidentiality agreement permitting the disclosure of Restricted Information to the SR Lender(s), the Facility Agent and/or the SR Lender(s) enters into a confidentiality agreement reasonably acceptable to the Equityholder, with respect to such Restricted Information, so that it can be furnished to the Facility Agent and the SR Lender(s).
(c)The Equityholder further represents and undertakes that acting directly or indirectly through the Management Company, the Equityholder established the transaction contemplated by the Transaction Documents by: (A) causing the formation of the Borrower as a wholly-owned direct subsidiary that is consolidated with the Equityholder for accounting purposes; (B) approving the eligibility criteria for the Borrower’s origination and acquisition of the Collateral Obligations; (C) assuming the role of the Servicer under the terms and conditions of this Agreement; and (D) determining the transaction structure and negotiating and approving the Transaction Documents.
(d)The Equityholder believes that: (A) it was not established for, and does not operate for, the sole purpose of securitizing exposures; (B) it has, and reasonably expects to continue to have, a strategy and the capacity to meet its payment obligations consistent with a broader business model that involves material support from capital, assets, fees and sources of income, by virtue of which it does not rely on (x) the Collateral Obligations or other assets securitized by it; or (y) the Retained Economic Interest or any other interest retained or proposed to be retained by it for purposes of the EU Risk Retention Requirement, and in each case, any related corresponding income as its sole or predominant source of income; and (C) it has, and shall continue to retain, responsible decision makers with the necessary experience to enable the Equityholder to pursue its established business strategy, as well as an adequate corporate governance structure.
(e)The Equityholder represents and undertakes that (A) each Equityholder Originated Collateral Obligation originated or acquired by the Borrower on or prior to the Closing Date has been, and each Equityholder Originated Collateral Obligation originated or acquired by the Borrower after the Closing Date will be, originated pursuant to a sound and well-defined credit granting criteria and clearly established processes for approving, amending, renewing and financing those credits and that effective systems are in place to apply those criteria and processes to ensure that such credits are granted and approved based on a thorough assessment of the relevant Obligor’s creditworthiness; and (B) in relation to any other Collateral Obligation acquired by the Borrower, the Equityholder has verified that the entity that was, directly or indirectly, involved in the original agreement which created such Collateral Obligation applied a sound and well-defined credit granting criteria to the origination of the Collateral Obligation, and that it maintained clearly established processes for approving, amending, modifying, renewing and financing the Collateral Obligation and had effective systems in place to apply those criteria and processes to ensure that the Collateral Obligation was granted and approved based on a thorough assessment of the Obligor’s creditworthiness.
(f)For the avoidance of doubt, the Equityholder is, and will remain, ultimately responsible for its representations and the satisfaction of its covenants pursuant to this Section 10.22, regardless whether any actions are taken by the Management Company for or on behalf of the Equityholder in relation to the matters outlined in clause (c) above.
(g)Notwithstanding the foregoing, neither the Equityholder nor the Borrower makes any representation as to whether or not the Equityholder qualifies an “original lender”, an “originator” or a “sponsor” for the purposes of the EU Securitization Regulation, and neither the Equityholder nor the Borrower makes any representation as to the effect or sufficiency of this Section 10.22 for purposes of an SR Lender’s compliance with the EU Securitization Rules. Any Person accepting the benefits of this Section 10.22 shall be deemed to have agreed to the terms set forth in this paragraph.
Section 10.23Proceedings. As soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, the Borrower shall deliver to the Facility Agent and the Collateral Agent notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower Collateral (taken as a whole), the Transaction Documents, the Collateral Agent’s interest in the Collateral, or the Borrower; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral (taken as a whole), the Transaction Documents, the Collateral Agent’s interest in the Collateral, or the Borrower in excess of $100,000 or more shall be deemed to be material for purposes of this Section 10.24.
Section 10.24Revolving Loans. The Borrower shall not own or hold any Revolving Loan and shall not pledge as Collateral hereunder any Revolving Loan.
Section 10.25Policies and Procedures for Sanctions. The Borrower has instituted and will maintain policies and procedures designed to ensure compliance in all material respects with Sanctions.
Section 10.26Compliance with Sanctions. The Borrower shall not directly or indirectly use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture, partner or other Person or entity, to fund or facilitate (i) any activities of or business with any Sanction Target, (ii) any activities of or business in any Sanctioned Country or (iii) in any other manner that would result in a violation by any Person of Sanctions.
Section 10.27Compliance with Anti-Money Laundering. The Borrower shall comply in all material respects with all applicable Anti-Money Laundering Laws and shall provide notice to the Facility Agent, within five (5) Business Days, of the Borrower’s receipt of any Anti-Money Laundering Law regulatory notice or action involving the Borrower.
Section 10.28Ineligible Collateral. At the written or electronic request of the Facility Agent (in its sole discretion exercised in a manner consistent with other similar facilities), the Borrower shall (i) use commercially reasonable efforts to promptly divest any asset that does not satisfy the definition of “Eligible Collateral Obligation” or “Permitted Investment” and (ii) promptly divest any asset that does not satisfy the definition of “Eligible Collateral Obligation” or “Permitted Investment” to the extent that the Facility Agent determines in its sole discretion that the Borrower’s ownership of such asset is reasonably likely to (a) have materially adverse regulatory consequences on any Lender or (b) result in a materially unfavorable capital treatment for any Lender; provided that any such requested divestiture shall not be included in the limitation on sales set forth in Section 7.10(a)(E). The Facility Agent agrees to cooperate in good faith with any waivers necessary to permit such divestiture.
Article XI

THE COLLATERAL AGENT
Section 11.1Appointment of Collateral Agent. State Street Bank and Trust Company is hereby appointed as Collateral Agent pursuant to the terms hereof. The Secured Parties hereby appoint the Collateral Agent to act exclusively as the agent for purposes of perfection of a security interest in the Collateral and Collateral Agent of the Secured Parties to act as specified herein and in the other Transaction Documents to which the Collateral Agent is a party. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.
Section 11.2Monthly Reports. The Collateral Agent shall prepare the Monthly Report in accordance with Section 8.5 and distribute funds in accordance with such Monthly Report in accordance with Section 8.3(a).
Section 11.3Collateral Administration. The Collateral Agent shall maintain a database of certain characteristics of the Collateral on an ongoing basis, and provide to the Borrower, the Servicer and the Facility Agent (via the Collateral Agent’s website) certain reports, schedules and calculations, all as more particularly described in this Section 11.3, based upon information and data received from the Servicer pursuant to Section 7.7.
(a)In connection therewith, the Collateral Agent shall:
(i)within 15 days after the Closing Date, create a database with respect to the Collateral that has been pledged to the Collateral Agent for the benefit of the Secured Parties from time to time, comprised of the Collateral Obligations credited to the Accounts from time to time and Permitted Investments in which amounts held in the Accounts may be invested from time to time, as provided in this Agreement (the “Collateral Database”) based on and to the extent of information provided to it by the Servicer, the Facility Agent and the Lenders, as set forth herein;
(ii)update the Collateral Database on a periodic basis for changes and to reflect the sale or other disposition of assets included in the Collateral and any additional Collateral from time to time, in each case based upon, and to the extent of, information furnished to the Collateral Agent by the Borrower or the Servicer as may be reasonably required by the Collateral Agent from time to time or based upon notices received by the Collateral Agent from the issuer, or trustee or agent bank under an underlying instrument, or similar source;
(iii)track the receipt and allocation to the Collection Account of Principal Collections and Interest Collections and any withdrawals therefrom and, on each Business Day, provide to the Servicer and Facility Agent daily reports reflecting such actions to the accounts as of the close of business on the preceding Business Day and the Collateral Agent shall provide any such report to the Facility Agent upon its request therefor;
(iv)[reserved];
(v)prepare and deliver to the Facility Agent, the Borrower and the Servicer on each Reporting Date, the Monthly Report and any update pursuant to Section 8.5 when requested by the Servicer, the Borrower or the Facility Agent, on the basis of the information contained in the Collateral Database as of the applicable Determination Date, the information provided by each Lender and the Facility Agent pursuant to Section 3.4 and such other information as may be provided to the Collateral Agent by the Borrower, the Servicer, the Facility Agent or any Lender;
(vi)provide other such information contained in the Collateral Database with respect to the Collateral, if any, with respect to the Collateral granted to the Collateral Agent and not released as may be routinely maintained by the Collateral Agent in performing its ordinary Collateral Agent function pursuant hereunder, as the Borrower, the Servicer, the Facility Agent or any Lender may reasonably request from time to time;
(vii)upon the written request of the Servicer on any Business Day and within three hours after the Collateral Agent’s receipt of such request (provided such request is received by 12:00 p.m. (New York time) on such date otherwise such request will be deemed made on the next succeeding Business Day), the Collateral Agent shall perform the following functions: as of the date the Servicer commits on behalf of the Borrower to purchase Collateral Obligations to be included in the Collateral, perform a pro forma calculation of the tests and other requirements set forth in Sections 6.2(e) and (f), in each case, based upon information contained in the Collateral Database and report the results thereof to the Servicer in a mutually agreed format;
(viii)upon the Collateral Agent’s receipt on any Business Day of written notification from the Servicer of its intent to sell (in accordance with Section 7.10) Collateral Obligations, the Collateral Agent shall perform, within three hours after the Collateral Agent’s receipt of such request (provided such request is received by no later than 12:00 p.m. (New York time) on such date otherwise such request will be deemed made on the next succeeding Business Day) a pro forma calculation of the tests and other requirements set forth in Sections 7.10(i)(A), (B) and (C) based upon information contained in the Collateral Database and information furnished by the Servicer, compare the results thereof and report the results to the Servicer in a mutually agreed format; and
(ix)based solely on information contained in the Collateral Database from time to time, track the Principal Balance of each Collateral Obligation and report such balances to the Facility Agent and the Servicer no later than 12:00 Noon (New York City time) on each Business Day as of the close of business on the preceding Business Day.
(b)The Collateral Agent shall (i) distribute funds in accordance with each such Monthly Report in accordance with Section 8.3(a) and (ii) provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Collateral Obligations and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default or a Servicer Default or the Facility Agent, after the occurrence of an Event of Default or a Servicer Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(c)In addition to the above:
(i)The Facility Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Facility Agent) as its agent to execute and deliver all further instruments and documents, and take all further action (at the written direction of the Facility Agent) that the Facility Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution or filing by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral Obligations now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 11.3(c)(i) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 10.1. It is understood and agreed that any and all actions performed by the Collateral Agent in connection with this Section 11.3(c)(i) shall be at the written direction of the Facility Agent, and the Collateral Agent shall have no responsibility or liability in connection with determining any actions necessary or desirable to perfect, protect or more fully secure the security interest granted by the Borrower hereunder or to enable any Person to exercise or enforce any of their respective rights hereunder.
(ii)The Facility Agent may direct the Collateral Agent in writing to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Facility Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Facility Agent, any Secured Parties or otherwise if the taking of such action, in the determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Facility Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Facility Agent within 10 Business Days of its receipt of such request, then the Facility Agent shall be deemed to have declined to consent to the relevant action.
(iii)The Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it and unless and until (and to the extent) expressly so directed by the Facility Agent. The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Facility Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has actual knowledge of such matter or written notice thereof is received by the Collateral Agent.
(d)If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Facility Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two Business Days after it has requested them, then the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. Subject to the terms of this Agreement, the Collateral Agent shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions, and in each case the Collateral Agent shall not be liable taking such action. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and, without implied limitation, shall be deemed to have acted in good faith if it acts in accordance with such advice.
(e)Concurrently herewith, the Facility Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement, and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other related agreements in such capacity.
Section 11.4Removal or Resignation of Collateral Agent. (a)  The Collateral Agent may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Servicer, the Borrower and the Facility Agent; provided, that no resignation or removal of the Collateral Agent will be permitted unless a successor Collateral Agent has been appointed which successor Collateral Agent, so long as no Unmatured Servicer Default, Servicer Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer. Promptly after receipt of notice of the Collateral Agent’s resignation, the Facility Agent shall promptly appoint (subject to receipt of any required consents, as set forth above) a successor Collateral Agent by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Servicer, the resigning Collateral Agent and to the successor Collateral Agent. In the event no successor Collateral Agent shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Agent may petition any court of competent jurisdiction to appoint a successor Collateral Agent.

(b)The Facility Agent upon at least 60 days’ prior written notice to the Collateral Agent, may with or without cause remove and discharge the Collateral Agent or any successor Collateral Agent thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Agent, the Facility Agent shall appoint a successor Collateral Agent (which successor Collateral Agent, so long as no Unmatured Servicer Default, Servicer Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer), or petition a court of competent jurisdiction to appoint, a successor Collateral Agent, in accordance with the foregoing. Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Agent and the successor Collateral Agent, with a copy delivered to the Borrower and the Servicer.
Section 11.5Representations and Warranties. The Collateral Agent represents and warrants to the Borrower, the Facility Agent, the Lenders and Servicer that:
(a)the Collateral Agent has the corporate power and authority and the legal rights to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;
(b)no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Official Body and no consent of any other Person (including any stockholder or creditor of the Collateral Agent) is required in connection with the execution, delivery performance, validity or enforceability of this Agreement, as the same may be applicable to it; and
(c)this Agreement has been duly executed and delivered on behalf of the Collateral Agent and constitutes a legal, valid and binding obligation of the Collateral Agent enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).
Section 11.6No Adverse Interest of Collateral Agent. By execution of this Agreement, the Collateral Agent represents and warrants that it currently holds and during the existence of this Agreement shall hold, no adverse interest, by way of security or otherwise, in any Collateral Obligation or any document in the Collateral Obligation Files. Neither the Collateral Obligations nor any documents in the Collateral Obligation Files shall be subject to any security interest, lien or right of set-off by the Collateral Agent or any third party claiming through the Collateral Agent, and the Collateral Agent shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Collateral Obligations or documents in the Collateral Obligation Files, except that the preceding clause shall not apply to the Collateral Agent or the Collateral Custodian with respect to (i) the Collateral Agent Fees and Expenses or the Collateral Custodian Fees and Expenses, and (ii) in the case of any accounts, with respect to

(x) returned or charged-back items, (y) reversals or cancellations of payment orders and other electronic fund transfers, or (z) overdrafts in the Collection Account.
Section 11.7Reliance of Collateral Agent. In the absence of bad faith on the part of the Collateral Agent, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Collateral Agent, reasonably believed by the Collateral Agent to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Collateral Agent, the Collateral Agent shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that they conform on its face as to the form required by such provision. The Collateral Agent may rely conclusively on Borrowing Base calculations and Officer’s Certificates delivered by the Servicer or the Borrower. The Collateral Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.
Section 11.8Limitation of Liability and Collateral Agent Rights. (a)  The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (i) the written instructions of any designated officer of the Facility Agent or (ii) the verbal instructions of the Facility Agent.
(b)The Collateral Agent may consult counsel satisfactory to it with a national reputation in the applicable matter and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(c)The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties.
(d)The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral.

(e)The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and the other Transaction Documents to which it is a party and no covenants or obligations shall be implied in this Agreement against the Collateral Agent.
(f)The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.
(g)It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.
(h)In case any reasonable question arises as to its duties hereunder or under any other Transaction Document, the Collateral Agent may, prior to the occurrence of an Event of Default, request instructions from the Servicer and may, after the occurrence of an Event of Default, request instructions from the Facility Agent, and shall be entitled at all times to refrain from taking any action unless it has received written instructions from the Servicer or the Facility Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Facility Agent. In no event shall the Collateral Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)In the event that the Collateral Custodian is not the same entity as the Collateral Agent, the Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian.
(j)Without limiting the generality of any terms of this section, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Servicer, the Facility Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.
(k)The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Agent shall not be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer of the Collateral Agent. It is expressly acknowledged by the Borrower, the Servicer and the Facility Agent that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Servicer, the Facility Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral Obligation, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.
(l)The Collateral Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents or attorneys, and the Collateral Agent shall not be responsible for any misconduct or gross negligence on the part of any agent or attorney appointed hereunder with due care by it. Neither the Collateral Agent nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Servicer, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent constituting bad faith, willful misfeasance, negligence or reckless disregard of the Collateral Agent’s duties hereunder. The Collateral Agent shall not have any liability for the actions or omissions of the Borrower, the Servicer, the Facility Agent or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer, the Facility Agent or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s own bad faith, willful misfeasance, negligence or reckless disregard of its duties hereunder. The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Servicer, the Facility Agent or another Person in furnishing necessary, timely and accurate information to the Collateral Agent.
(m)Prior to exercising or honoring any of the rights or powers vested in it by this Agreement or other Transaction Document at the request or direction of the Facility Agent (or any other Person authorized or permitted to direct the Collateral Agent hereunder) pursuant to this Agreement or other Transaction Document that the Collateral Agent reasonably determines might in it incurring costs, expenses or liabilities, the Collateral Agent may request, and shall have no obligation to act upon such request or direction until it receives, security or indemnity reasonably acceptable to the Collateral Agent against such costs, expenses and liabilities (including any legal fees) that might reasonably be incurred by it in compliance with such request or direction and which are not otherwise paid to pursuant to Section 8.3(a)(i) or (ii).
(n)The Collateral Agent may (but shall not be obliged) in any instance to receive, except and rely in act upon, any instruction, request, direction, document or instrument delivered to it by electronic means (including without limitation PDF or other electronic transmission, and any digital signature provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider), without liability on its part.
Section 11.9Tax Reports. The Collateral Agent shall not be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of the Collateral Agent’s compensation or for reimbursement of expenses.
Section 11.10Merger or Consolidation. Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.
Section 11.11Collateral Agent Compensation. As compensation for its activities hereunder, the Collateral Agent (in each of its capacities hereunder and as Securities Intermediary under the Account Control Agreement) shall be entitled to its fees and reimbursement of its out-of-pocket, accrued and unpaid expenses from the Borrower as set forth in the Collateral Agent and Collateral Custodian Fee Letter and any other reasonable and documented out-of-pocket expenses, including reasonable fees and out-of-pocket costs and expenses of outside counsel (subject to the limitations with respect to Indemnified Amounts set forth in Article XVI) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Agent and the Securities Intermediary under the Transaction Documents (subject to the limitations with respect to Indemnified Amounts set forth in Article XVI) (collectively, the “Collateral Agent Fees and Expenses”). The Borrower agrees to reimburse the Collateral Agent in accordance with the provisions of Section 8.3 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents. The Collateral Agent’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of (i) its removal as Collateral Agent pursuant to Section 11.4 or (ii) the termination of this Agreement.
Section 11.12Compliance with Applicable Anti-Bribery and Corruption, Anti-Terrorism and Anti-Money Laundering Regulations. In order to comply with Applicable Banking Law, the Collateral Agent and the Collateral Custodian are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent and the Collateral Custodian. Accordingly, each of the parties agrees to provide to the Collateral Agent and the Collateral Custodian, upon their reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent and the Collateral Custodian to comply with Applicable Banking Law.

Article XII

GRANT OF SECURITY INTEREST
Section 12.1Borrower’s Grant of Security Interest. As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including Advances, Yield, all Fees and other amounts at any time owing by the Borrower hereunder), the Borrower hereby assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and lien upon the following (other than Retained Interests and Excluded Amounts), in each case whether now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Collateral”):
(a)all Collateral Obligations;
(b)all Related Security;
(c)this Agreement, the Sale Agreement and all other documents now or hereafter in effect to which the Borrower is a party (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (iv) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements;
(d)all of the following (the “Account Collateral”):
(i)each Account, all funds held in any Account (other than Excluded Amounts), and all certificates and instruments, if any, from time to time representing or evidencing any Account or such funds,
(ii)all investments from time to time of amounts in the Accounts and all certificates and instruments, if any, from time to time representing or evidencing such investments,
(iii)all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent or any Secured Party or any assignee or agent on behalf of the Collateral Agent or any Secured Party in substitution for or in addition to any of the then existing Account Collateral, and

(iv)all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Account Collateral;
(e)all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement;
(f)all Accounts, all Certificated Securities, all Chattel Paper, all Documents, all Equipment, all Financial Assets, all General Intangibles, all Instruments, all Investment Property, all Inventory, all Securities Accounts, all Security Certificates, all Security Entitlements and all Uncertificated Securities of the Borrower;
(g)each Hedging Agreement, including all rights of the Borrower to receive moneys due and to become due thereunder;
(h)all of the Borrower’s other personal property; and
(i)all Proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in clauses (a) through (h) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent or a Secured Party or any assignee or agent on behalf of the Collateral Agent or a Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.
Section 12.2Borrower Remains Liable. Notwithstanding anything in this Agreement, (a) except to the extent of the Servicer’s duties under the Transaction Documents, the Borrower shall remain liable under the Collateral Obligations, Borrower Assigned Agreements and other agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by a Secured Party or the Collateral Agent of any of its rights under this Agreement shall not release the Borrower or the Servicer from any of their respective duties or obligations under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral, (c) the Secured Parties and the Collateral Agent shall not have any obligation or liability under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral by reason of this Agreement, and (d) neither the Collateral Agent nor any of the Secured Parties shall be obligated to perform any of the obligations or duties of the Borrower or the Servicer under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.
Section 12.3Release of Collateral. Until the Obligations have been paid in full and the Commitments have been reduced to zero, the Collateral Agent may not release any Lien covering any Collateral except for (i) Collateral Obligations sold pursuant to and in accordance with the requirements set forth in Section 7.10 (which shall be released automatically from the Lien of the Collateral Agent without any additional required consents or other actions by the Collateral

Agent or any other Person), (ii) any Related Security identified by the Borrower (or the Servicer on behalf of the Borrower) to the Collateral Agent so long as the Facility Termination Date has not occurred or (iii) Repurchased Collateral Obligations or Substituted Collateral Obligations pursuant to Section 7.11.
In connection with the release of a Lien on any Collateral permitted pursuant to this Section 12.3 as requested by the Servicer, the Collateral Agent, on behalf of the Secured Parties, will, at the sole expense of the Servicer, execute and deliver to the Servicer or its designee any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Collateral; provided, that the Collateral Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.
Article XIII

EVENTS OF DEFAULT
Section 13.1Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
(a)the Borrower shall fail to pay any amount on the Obligations (x) on the Facility Termination Date or (y) as otherwise provided for in any Transaction Document when due (in all cases, whether on any Distribution Date, on the Facility Termination Date, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise) and, solely in the case of clause (y) and except as provided in clauses (e)(y) and (r)(y) below, such failure continues for two (2) Business Days;
(b)the Borrower or the Equityholder shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Transaction Document on its part to be performed or observed and, except in the case of the covenants and agreements contained in Section 10.7 (Tangible Net Worth), Section 10.9 (Merger, Consolidation, Etc.), Section 10.11 (Indebtedness, Guarantees), Section 10.12 (Limitation on Purchases from Affiliates), Section 10.14 (Preservation of Existence) and Section 10.21(a) (ERISA) as to each of which no grace period shall apply, any such failure shall remain unremedied for 30 days, or in the case of Section 10.16 (Distributions) which shall remain unremedied for five Business Days, after knowledge by the Borrower or the Equityholder thereof or after written notice thereof shall have been given by the Facility Agent to the Borrower or the Equityholder;
(c)any representation or warranty of the Borrower or the Equityholder made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of the Borrower or the Equityholder to the Facility Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document (including any Monthly Report) shall prove to have been false or incorrect in any material respect when made or deemed to have been made and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Equityholder, and (ii) the date on which a Responsible Officer of the Borrower or the Equityholder acquires knowledge thereof; provided, that no breach shall be deemed to occur hereunder in respect of any representation or warranty relating to the “eligibility” of any Collateral Obligation if the Borrower complies with its obligations in Section 7.11 with respect to such Collateral Obligation;
(d)an Insolvency Event shall have occurred and be continuing with respect to the Borrower, or the Equityholder;
(e)the aggregate principal amount of all Advances outstanding hereunder exceeds the Borrowing Base or the Maximum Availability, calculated in accordance with Section 1.2(h), and such condition continues unremedied for (x) two (2) consecutive Business Days or (y) if an Equity Cure Notice was delivered with respect to such event, ten (10) consecutive Business Days;
(f)the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any of the assets of the Borrower;
(g)an ERISA Event occurs that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;
(h)(i) any Transaction Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or (ii) the Borrower or the Servicer or any other Person shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document; or (iii) any security interest securing any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (except, as to priority, for Permitted Liens) except as permitted by Section 12.3;
(i)a Servicer Default shall have occurred and be continuing;
(j)failure of the Borrower to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $250,000, individually or in the aggregate; or the occurrence of any event or condition that gives rise to a right of acceleration with respect to such recourse debt in excess of $250,000;
(k)a Change of Control shall have occurred;
(l)either (i) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act or (ii) Vista Credit Strategic Lending Corp. ceases to be a “business development company” within the meaning of the 1940 Act;
(m)failure on the part of the Borrower or the Equityholder to (i) make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Principal Collections and Interest Collections or any other payment or deposit required to be made by the terms of the Transaction Documents) required by the terms of any Transaction Document in accordance with Section 7.3(b) and Section 10.10 or (ii) otherwise observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral, in either case, which failure shall continue for one (1) Business Day;
(n)(i) failure of the Borrower to maintain at least one Independent Manager or (ii) the removal of any Independent Manager without Cause or prior written notice to the Facility Agent (in each case as required by the Constituent Documents of the Borrower); provided that the Borrower shall have seven (7) Business Days to replace any Independent Manager upon the death or incapacitation of the current Independent Manager;
(o)the Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Facility Agent, which consent may be withheld in the exercise of its sole and absolute discretion;
(p)any court shall render a final, non-appealable judgment against the Borrower in an amount in excess of $250,000 (excluding, in each case, any amounts covered by insurance) which shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied within 30 days of the making thereof;
(q)the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that Winston & Strawn LLP or any other reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower; or
(r)at any time, the Minimum Equity Test is not satisfied and such condition continues unremedied (x) for two (2) consecutive Business Days or (y) if an Equity Cure Notice was delivered with respect to such event, ten (10) consecutive Business Days; or
(s)an “event of default” under the Constituent Documents of the Equityholder shall have occurred and be continuing (and is not waived or cured in accordance with the terms of the Constituent Documents).
Section 13.2Effect of Event of Default.
(a)Optional Termination. Upon notice by the Collateral Agent or the Facility Agent that an Event of Default (other than an Event of Default described in Section 13.1(d)) has occurred, the Revolving Period will automatically terminate and no Advances will thereafter be made, and the Collateral Agent (at the direction of the Facility Agent) may declare all or any portion of the outstanding principal amount of the Advances and other Obligations to be due and payable, whereupon the full unpaid amount of such Advances and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment (all of which are hereby expressly waived by the Borrower) and the Facility Termination Date shall be deemed to have occurred.
(b)Automatic Termination. Upon the occurrence of an Event of Default described in Section 13.1(d), the Facility Termination Date shall be deemed to have occurred automatically, and all outstanding Advances under this Agreement and all other Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower).
Section 13.3Rights upon Event of Default. If an Event of Default shall have occurred and be continuing, the Facility Agent may, in its sole discretion, direct the Collateral Agent to exercise any of the remedies specified herein in respect of the Collateral and the Collateral Agent shall promptly, at the written direction of the Facility Agent, also do one or more of the following (subject to Section 13.9):
(a)institute proceedings in its own name and on behalf of the Secured Parties as Collateral Agent for the collection of all Obligations, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Borrower and any other Obligor with respect thereto moneys adjudged due, for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Collateral Agent by Applicable Law or any Transaction Document;
(b)exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the right and remedies of the Collateral Agent and the Secured Parties which rights and remedies shall be cumulative; and
(c)require the Borrower and the Servicer, at the Servicer’s expense, to (1) assemble all or any part of the Collateral as directed by the Collateral Agent (at the direction of the Facility Agent) and make the same available to the Collateral Agent at a place to be designated by the Collateral Agent (at the direction of the Facility Agent) that is reasonably convenient to such parties and (2) without notice except as specified below, sell the Collateral (at the direction of the Facility Agent) or any part thereof in one or more parcels at a public or private sale, at any of the Collateral Agent’s or the Facility Agent’s offices or elsewhere in accordance with Applicable Law. The Borrower agrees that at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent (at the direction of the Facility Agent) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied against the outstanding Obligations pursuant to Section 4.1. For the avoidance of doubt, the Servicer, the Lenders and any of their respective Affiliates shall be permitted to participate in any such sale.
Section 13.4Collateral Agent May Enforce Claims Without Possession of Notes.  All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Collateral Agent (at the direction of the Facility Agent) without the possession of the Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Collateral Agent shall be brought in its own name as Collateral Agent and any recovery of judgment, subject to the payment of the reasonable, out-of-pocket and documented expenses, disbursements and compensation of the Collateral Agent, each predecessor Collateral Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of the Notes and other Secured Parties.
Section 13.5Collective Proceedings.  In any proceedings brought by the Collateral Agent to enforce the Liens under the Transaction Documents (and also any proceedings involving the interpretation of any provision of any Transaction Document), the Collateral Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.
Section 13.6Insolvency Proceedings.  In case there shall be pending, relative to the Borrower or any other Obligor upon the Notes or any Person having or claiming an ownership interest in the Collateral, proceedings under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Borrower, its property or such other Obligor or Person, or in case of any other comparable judicial proceedings relative to the Borrower or other Obligor upon the Notes, or to the creditors of property of the Borrower or such other Obligor, the Collateral Agent, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand pursuant to the provisions of this Section 13.6, shall be entitled and empowered but without any obligation, subject to Section 13.9(a), by intervention in such proceedings or otherwise:
(a)to file and prove a claim or claims for the whole amount of principal and Yield owing and unpaid in respect of the Notes, all other amounts owing to the Lenders and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent (including any claim for reimbursement of all reasonable and documented out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of outside counsel) and liabilities incurred, and all advances, if any, made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own gross negligence or willful misconduct) and of each of the other Secured Parties allowed in such proceedings;
(b)unless prohibited by Applicable Law and regulations, to vote (at the direction of the Facility Agent) on behalf of the holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;
(c)to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Secured Parties on their behalf; and
(d)to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent or the Secured Parties allowed in any judicial proceedings relative to the Borrower, its creditors and its property;
and any trustee, receiver, liquidator, collateral agent or trustee or other similar official in any such proceeding is hereby authorized by each of such Secured Parties to make payments to the Collateral Agent and, in the event that the Collateral Agent shall consent (at the direction of the Facility Agent) to the making of payments directly to such Secured Parties, to pay to the Collateral Agent such amounts as shall be sufficient to cover all reasonable and documented out-of-pocket expenses and liabilities incurred, and all advances made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own gross negligence or willful misconduct.
Section 13.7Delay or Omission Not Waiver.  No delay or omission of the Collateral Agent or of any other Secured Party to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article XIII or by law to the Collateral Agent or to the other Secured Parties may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Agent or by the other Secured Parties, as the case may be.
Section 13.8Waiver of Stay or Extension Laws.  The Borrower waives and covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefits or advantages of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 13.9Limitation on Duty of Collateral Agent in Respect of Collateral. (a) Beyond the safekeeping of the Collateral Obligation Files in accordance with Article XVIII, neither the Collateral Agent nor the Collateral Custodian shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Collateral Agent nor the Collateral Custodian shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Neither the Collateral Agent nor the Collateral Custodian shall be liable or responsible for any misconduct, negligence or loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent, attorney or bailee selected by the Collateral Agent or the Collateral Custodian in good faith and with due care hereunder.
(b)Neither the Collateral Agent nor the Collateral Custodian shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, or for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.
(c)Neither the Collateral Agent nor the Collateral Custodian shall have any duty to act outside of the United States in respect of any Collateral located in any jurisdiction other than the United States.
Section 13.10Power of Attorney. (a)  Each of the Borrower and the Servicer hereby irrevocably appoints the Collateral Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense (at the direction of the Facility Agent), in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent (at the direction of the Facility Agent), the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. The foregoing appointment and grant of authority shall not be construed to impose upon the Collateral Agent any duty, obligation or liability of the Borrower or Servicer, or to discharge or release the Borrower or Servicer from any duty, obligation or liability on its part to be performed.

(b)No person to whom this power of attorney is presented as authority for the Collateral Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower or the Servicer as to the authority of the Collateral Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Collateral Agent unconditionally the authority to take and perform the actions contemplated herein, and each of the Borrower and the Servicer irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest, is given as security for the performance of the Obligations owed herein and may not be revoked or canceled by the Borrower or the Servicer until all obligations of each of the Borrower and the Servicer under the Transaction Documents have been paid in full and the Collateral Agent has provided its written consent thereto.
(c)Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 13.10 shall only be effective after the occurrence of an Event of Default.
Section 13.11[Reserved].
Section 13.12Offset. In addition to the other rights granted to the Secured Parties, the Borrower hereby grants to each Secured Party a right of offset, after the occurrence of an Event of Default, to secure repayment of the Obligations, upon any and all monies, securities or other property of the Borrower, and the proceeds therefrom, now or hereafter held or received by or in transit to the Secured Parties, from or for the account of the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or specified) and credits of the Borrower and any and all claims of the Borrower, against the Secured Parties at any time existing. The Secured Parties are hereby authorized at any time and from time to time during the existence of an Event of Default, without notice to the Borrower, to offset, appropriate, apply and enforce such right of offset against any and all items referred to above against the Obligations. The Secured Parties shall give the Borrower prompt notice of any action taken pursuant to this Section 13.12, but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrower with respect to such action.
Section 13.13Agreement to Deliver Additional Collateral Documents; Offset. The Borrower or the Equityholder shall deliver such security agreements, financing statements, assignments and other collateral documents (all of which shall be deemed part of the Transaction Documents), in form and substance reasonably satisfactory to the Facility Agent, as the Facility Agent may request from time to time for the purpose of granting to, or maintaining or perfect in favor of the Collateral Agent, security interest in the Collateral with respect to which the Borrower is granting a security interest to the Collateral Agent, together with other assurances of the enforceability and of the Collateral Agent’s Liens and assurances of due recording and documentation of the Transaction Documents or copies thereof, as the Collateral Agent may reasonably require to avoid material impairment of the Liens and security interests granted or purported to be granted under this Article XIII.
Article XIV

THE FACILITY AGENT
Section 14.1Appointment. Each Lender and each Agent hereby irrevocably designates and appoints DBNY as Facility Agent hereunder and under the other Transaction Documents, and authorizes the Facility Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Facility Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Each Lender in each Lender Group hereby irrevocably designates and appoints the Agent for such Lender Group as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Facility Agent nor any Agent (the Facility Agent and each Agent being referred to in this Article XIV as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent.
Section 14.2Delegation of Duties. Each Note Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Note Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 14.3Exculpatory Provisions. No Note Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable to any Lender or any Agent for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 14.2 under or in connection with this Agreement or the other Transaction Documents or (b) responsible in any manner to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document. Except as otherwise expressly provided in this Agreement, no Note Agent shall be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Borrower or the Servicer.
Section 14.4Reliance by Note Agents. Each Note Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to each of the Lenders), Independent Accountants and other experts selected by such Note Agent. Each Note Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction (i) in the case of the Facility Agent, by the Lenders or (ii) in the case of an Agent, by the Lenders in its Lender Group, against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. The Facility Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Lender Group.
Section 14.5Notices. No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Event of Default unless it has received notice from the Servicer, the Borrower or any Lender, referring to this Agreement and describing such event. In the event any Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Facility Agent shall take such action with respect to such event as shall be reasonably directed in writing by the Required Lenders, and each Agent shall take such action with respect to such event as shall be reasonably directed by Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group; provided, that unless and until such Note Agent shall have received such directions, such Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.
Section 14.6Non-Reliance on Note Agents. The Lenders expressly acknowledge that no Note Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Note Agent hereafter taken, including any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such Note Agent to any Lender. Each Lender represents to each Note Agent that it has, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, and the Collateral Obligations and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, and the Collateral Obligations. Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower, the Servicer or the Lenders which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
In no event shall any Note Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such Note Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall any Note Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.
Section 14.7Indemnification. The Lenders agree to indemnify the Facility Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Servicer under the Transaction Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their Advances (or their Commitments, if no Advances are outstanding) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Facility Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Facility Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Facility Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith.

Section 14.8Successor Note Agent. If the Facility Agent shall resign as Facility Agent under this Agreement, then the Required Lenders with the consent of the Borrower (other than during the continuance of an Event of Default) shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Facility Agent, and the term “Facility Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Facility Agent’s rights, powers and duties as Facility Agent shall be terminated, without any other or further act or deed on the part of such former Facility Agent or any of the parties to this Agreement. Any Agent may resign as Agent upon ten days’ notice to the Lenders in its Lender Group and the Facility Agent (with a copy to the Borrower) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Agent pursuant to this Section 14.8. If an Agent shall resign as Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the outstanding Advances held by such Lender Group with the consent of the Borrower (other than during the continuance of an Event of Default) shall appoint a successor agent for such Lender Group. After any Note Agent’s resignation hereunder, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Note Agent under this Agreement. No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent hereunder; provided, that in the event a successor Note Agent is not appointed within 60 days after such notice of its resignation is given as permitted by this Section 14.8, the applicable Note Agent may petition a court for its removal.
Section 14.9Note Agents in their Individual Capacity. Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or the Servicer as though such Note Agent were not an agent hereunder. Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.
Section 14.10Borrower Audit. The Facility Agent shall, at the Borrower’s expense, retain Protiviti, Inc. (or another nationally recognized audit firm acceptable to the Facility Agent in its reasonable discretion) to conduct and complete a procedural review of the Collateral Obligations in compliance with the standards set forth on Exhibit B hereto (as such Exhibit B may be reasonably amended from time to time in the sole discretion of the Facility Agent by delivery of such amended Exhibit B by the Facility Agent to the Borrower), (i) within 120 days after the Closing Date and (ii) annually at the request of the Facility Agent thereafter; provided that there shall be no limits on the Facility Agent’s right to conduct audits (at the Borrower’s expense) during the occurrence of an Unmatured Event of Default or Event of Default. The Facility Agent shall promptly forward the results of such audit to the Servicer.
Section 14.11Compliance with Applicable Anti-Bribery and Corruption, Anti-Terrorism and Anti-Money Laundering Regulations. In order to comply with Applicable Banking Law, the Facility Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Facility Agent. Accordingly, each of the parties agree to provide to the Facility Agent, upon its reasonable request in writing from time to time such identifying information and documentation as may be available for such party in order to enable the Facility Agent to comply with Applicable Banking Law.
Article XV

ASSIGNMENTS
Section 15.1Restrictions on Assignments by the Borrower and the Servicer. Except as specifically provided herein, neither the Borrower nor the Servicer may assign any of their respective rights or obligations hereunder or any interest herein without the prior written consent of the Facility Agent and the Required Lenders in their respective sole discretion and any attempted assignment in violation of this Section 15.1 shall be null and void.
Section 15.2Documentation. In connection with any permitted assignment, each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Advance or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing such Advance. In the case of an assignment of any Commitment (or any portion thereof) or any Advance (or any portion thereof) the assignee shall execute and deliver to the Servicer, the Borrower, the Facility Agent and the Collateral Agent a fully executed assignment thereof or a Joinder Agreement substantially in the form of Exhibit E hereto.
Section 15.3Rights of Assignee. Upon the foreclosure of any assignment of any Advances made for security purposes, or upon any other assignment of any Advance from any Lender pursuant to this Article XV, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to such Advances and all references to the Lender or Lenders in Sections 4.3 or 5.1 shall be deemed to apply to such assignee.
Section 15.4Assignment by Lenders. Any Lender may assign an interest in, or sell a participation interest in any Advance (or portion thereof) or its Commitment (or any portion thereof) pursuant to any one of the following clauses (a) through (e); provided that the Lenders shall not assign any interest in, or sell a participation in any Advance (or portion thereof) or its Commitment (or any portion thereof), to the Equityholder or any Affiliate of the Equityholder:
(a)to any Person, if an Unmatured Event of Default, Event of Default, Unmatured Servicer Default or Servicer Default has occurred and is continuing;
(b)to an Affiliate of such Lender;
(c)to another Lender;

(d)upon notice to the Borrower, to any Person (which each Lender agrees to use reasonable efforts to make such assignment to a Person who is not a Competitor) if such Lender makes a determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule); or
(e)to any Person with the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned, it being understood that it shall not be deemed unreasonable for the Borrower to withhold consent to any assignment to a Competitor);
provided, that each Lender shall first offer to sell such interest(s) to (i) the Lender affiliated with the Facility Agent and, if such Lender does not accept such offer within 10 Business Day, then (ii) to each remaining Lender (pro rata) for a period of 10 Business Days prior to offering to any Person that is not an existing Lender.
Each Lender shall endorse the Notes to reflect any assignments made pursuant to this Article XV or otherwise. The assigning Lender shall provide prompt notice of any assignment to the Facility Agent, the Collateral Agent, the Borrower and the Servicer.
Section 15.5Registration; Registration of Transfer and Exchange. (a)  The Facility Agent, acting solely for this purpose as agent for the Borrower (and, in such capacity, the “Loan Registrar”), shall maintain a register for the recordation of the name and address of each Lender (including any assignees), and the principal amounts (and stated interest) owing to such Lender pursuant to the terms hereof from time to time (the “Loan Register”).  The entries in the Loan Register shall be conclusive absent manifest error, and the Borrower, the Collateral Agent, the Facility Agent, each Agent and each Lender shall treat each Person whose name is recorded in the Loan Register pursuant to the terms hereof as a Lender hereunder.  The Loan Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.
(b)Each Person who has or who acquired an interest in a Note shall be deemed by such acquisition to have agreed to be bound by the provisions of this Section 15.5(b). A Note may be exchanged (in accordance with Section 15.5(c)) and transferred to the holders (or their agents or nominees) of the Advances and to any assignee (in accordance with Section 15.1) (or its agent or nominee) of all or a portion of the Advances. The Loan Registrar shall not register (or cause to be registered) the transfer of such Note, unless the proposed transferee shall have delivered to the Loan Registrar either (i) an Opinion of Counsel that the transfer of such Note is exempt from registration or qualification under the Securities Act of 1933, as amended, and all applicable state securities laws and that the transfer does not constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code or (ii) an express agreement by the proposed transferee to be bound by and to abide by the provisions of this Section 15.5(b) and the restrictions noted on the face of such Note.
(c)At the option of the holder thereof, a Note may be exchanged for one or more new Notes of any authorized denominations and of a like class and aggregate principal amount at an office or agency of the Borrower. Whenever any Note is so surrendered for exchange, the Borrower shall execute and deliver (through the Loan Registrar) the new Note which the holder making the exchange is entitled to receive at the Loan Registrar’s office, located at DB Services Americas Inc., 5022 Gate Parkway, Suite 200, Jacksonville, Florida, 32256, Attention: Transfer Unit.
(d)Upon surrender for registration of transfer of any Note at an office or agency of the Borrower, the Borrower shall execute and deliver (through the Loan Registrar), in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like class and aggregate principal amount.
(e)All Notes issued upon any registration of transfer or exchange of any Note in accordance with the provisions of this Agreement shall be the valid obligations of the Borrower, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Note(s) surrendered upon such registration of transfer or exchange.
(f)Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Borrower or the Loan Registrar) be fully endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Loan Registrar, duly executed by the holder thereof or his attorney duly authorized in writing.
(g)No service charge shall be made for any registration of transfer or exchange of a Note, but the Borrower may require payment from the transferee holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of exchange of a Note.
(h)The holders of the Notes shall be bound by the terms and conditions of this Agreement.
Section 15.6Mutilated, Destroyed, Lost and Stolen Notes. (a)  If any mutilated Note is surrendered to the Loan Registrar, the Borrower shall execute and deliver (through the Loan Registrar) in exchange therefor a new Note of like class and tenor and principal amount and bearing a number not contemporaneously outstanding.
(b)If there shall be delivered to the Borrower and the Loan Registrar prior to the payment of the Notes (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Borrower or the Loan Registrar that such Note has been acquired by a bona fide Lender, the Borrower shall execute and deliver (through the Loan Registrar), in lieu of any such destroyed, lost or stolen Note, a new Note of like class, tenor and principal amount and bearing a number not contemporaneously outstanding.
(c)Upon the issuance of any new Note under this Section 15.6, the Borrower may require the payment from the transferor holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.
(d)Every new Note issued pursuant to this Section 15.6 and in accordance with the provisions of this Agreement, in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Borrower, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.
(e)The provisions of this Section 15.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of a mutilated, destroyed, lost or stolen Note.
Section 15.7Persons Deemed Owners. The Borrower, the Servicer, the Facility Agent, the Collateral Agent and any agent for any of the foregoing may treat the holder of any Note as the owner of such Note for all purposes whatsoever, whether or not such Note may be overdue, and none of Borrower, the Servicer, the Facility Agent, the Collateral Agent and any such agent shall be affected by notice to the contrary.
Section 15.8Cancellation. All Notes surrendered for payment or registration of transfer or exchange shall be promptly canceled. The Borrower shall promptly cancel and deliver to the Loan Registrar any Notes previously authenticated and delivered hereunder which the Borrower may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly canceled by the Borrower. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 15.8, except as expressly permitted by this Agreement.
Section 15.9Participations; Pledge. (a)  At any time and from time to time, each Lender may, in accordance with Applicable Law, grant participations in all or a portion of its Note and/or its interest in the Advances and other payments due to it under this Agreement to any Person (each, a “Participant”) other than, unless an Unmatured Event of Default or Event of Default has occurred, a Competitor. Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) none of the Borrower, the Servicer, the Facility Agent, any Lender, the Collateral Agent nor the Servicer shall have any obligation to have any communication or relationship with any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3 and Section 5.1 (subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Article XV; provided that such Participant (A) agrees to be subject to the provisions of Section 17.16 as if it were an assignee under this Article XV; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 5.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a change in any Applicable Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 17.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 17.1 as though it were a Lender.
(b)Notwithstanding anything in Section 15.9(a) to the contrary, each Lender may pledge its interest in the Advances and the Notes to any Federal Reserve Bank as collateral in accordance with Applicable Law without the prior written consent of any Person.
(c)Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Transaction Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Facility Agent (in its capacity as Facility Agent) shall have no responsibility for maintaining a Participant Register.
Section 15.10Reallocation of Advances. Any reallocation of Advances among Committed Lenders pursuant to an assignment executed by such Committed Lender and its assignee(s) and delivered pursuant to Article XV or pursuant to a Joinder Agreement executed and delivered pursuant to Article XV in each case shall be wired by the applicable purchasing Lender(s) to the Collateral Custodian pursuant to the wiring instructions provided by the Collateral Custodian; provided that the Collateral Custodian shall not fund such wire until it has received an executed assignment agreement or Joinder Agreement, as applicable.
Article XVI

INDEMNIFICATION
Section 16.1Borrower Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Borrower agrees to indemnify the Facility Agent, the Agents, the Lenders, the Loan Registrar, the Collateral Custodian and the Collateral Agent and each of their Affiliates, and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ and accountants’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated hereby or thereby (including the structuring and arranging of such transactions) or the use of proceeds therefrom by the Borrower, including in respect of the funding of any Advance or any breach of any representation, warranty or covenant of the Borrower or the Servicer in any Transaction Document or in any certificate or other written material delivered by any of them pursuant to any Transaction Document, excluding, however, Indemnified Amounts payable to an Indemnified Party (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party, (b) resulting from the performance of the Collateral Obligations and (c) on account of Excluded Taxes or Indemnified Taxes payable pursuant to Section 4.3.
Indemnification under this Section 16.1 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party and shall include reasonable and documented fees and out-of-pocket expenses of counsel and reasonable and documented out-of-pocket expenses of litigation. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Borrower will be obligated to pay any Indemnified Amount on any given day only to the extent there are amounts available therefor pursuant to Section 8.3(a).
Any amounts subject to the indemnification provisions of this Section 16.1 shall be paid by the Borrower to the applicable Indemnified Party (subject to Section 8.3) on the Distribution Date following such Person’s demand therefor, accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses. In no event shall the Borrower be liable for special, indirect, or punitive loss or damage of any kind whatsoever (including but not limited to lost profits).
Section 16.2Servicer Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Servicer agrees to indemnify the Indemnified Parties forthwith on demand, from and against any and all Indemnified Amounts incurred by such Indemnified Party resulting from (i) any act or omission by the Servicer in breach of its duties hereunder or under any other Transaction Document or (ii) any breach by the Servicer of any representation, warranty or covenant of the Servicer hereunder or under any other Transaction Document, excluding, however, Indemnified Amounts payable to an Indemnified Party (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party and (b) resulting from the performance of the Collateral Obligations.
Indemnification under this Section 16.2 shall survive the termination of this Agreement and the resignation or removal of any Indemnified Party and shall include reasonable and documented fees and out-of-pocket expenses of counsel and reasonable and documented out-of-pocket expenses of litigation.
The parties hereto agree that this Section 16.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of uncollectible or uncollected Collateral Obligations. In no event shall the Servicer be liable for special, indirect, or punitive loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action.
Section 16.3Contribution. (a)  If for any reason (other than the exclusions set forth in the first paragraph of Section 16.1) the indemnification provided above in Section 16.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Borrower and its Affiliates, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Borrower and its Affiliates, on the other hand, as well as any other relevant equitable considerations.
(b)If for any reason (other than the exclusions set forth in the first paragraph of Section 16.2) the indemnification provided above in Section 16.2 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Servicer agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Servicer and its Affiliates, on the other hand, but also the relative fault of such Indemnified Party, on the one hand, and the Servicer and its Affiliates, on the other hand, as well as any other relevant equitable considerations.
Section 16.4After-Tax Basis. Indemnification under Section 16.1 and Section 16.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder (or of the incurrence of the underlying damage, cost or expense), including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party (and the effect of any deduction or loss realized by the Indemnified Party), but in all cases subject to Section 4.3. Section 16.1 and Section 16.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
Article XVII

MISCELLANEOUS
Section 17.1No Waiver; Remedies. No failure on the part of any Lender, the Facility Agent, the Collateral Agent, the Collateral Custodian, any Indemnified Party or any Affected Person to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Lender is hereby authorized by the Borrower during the existence of an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower to the amounts owed by the Borrower under this Agreement, to the Facility Agent, the Collateral Agent, the Collateral Custodian, any Affected Person, any Indemnified Party or any Lender or their respective successors and assigns. Without limiting the foregoing, each Lender is hereby authorized by the Servicer during the existence of an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Servicer to the amounts owed by the Servicer under this Agreement, to the Facility Agent, the Collateral Agent, the Collateral Custodian, any Affected Person, any Indemnified Party, any Agent or any Lender or their respective successors and assigns.
Section 17.2Amendments, Waivers. This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 17.2.
The Borrower, the Servicer and the Facility Agent may, from time to time enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to an Advance or reduce the rate or extend the time of payment of Yield thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section 17.2 or Section 17.11, or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, (iii) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Agent, in each case without the prior written consent of the Collateral Agent and (iv) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Custodian, in each case without the prior written consent of the Collateral Custodian. Notwithstanding the foregoing, if the Facility Agent determines in its sole discretion that it can no longer support Term SOFR, or if Term SOFR ceases to exist or is reasonably expected to cease to exist within the succeeding three (3) months, the Borrower, the Servicer and the Facility Agent may (and such parties will reasonably cooperate with each other in good faith in order to) amend this Agreement to replace references herein to Term SOFR (and any associated terms and provisions) with any alternative floating reference rate (and any associated terms and provisions) that is then being generally used in U.S. credit markets for similar types of facilities. Upon execution of any amendments by the Borrower, the Servicer and the Facility Agent as provided herein, the Servicer shall deliver a copy of such amendment to the Collateral Agent. Any waiver of any provision of this Agreement shall be limited to the provisions specifically set forth therein for the period of time set forth therein and shall not be construed to be a waiver of any other provision of this Agreement.

Notwithstanding the foregoing, upon the reasonable determination by any Lender that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule), each of the Borrower, the Servicer, each Lender, each Agent, the Collateral Agent, the Collateral Custodian and the Facility Agent hereby agree to work in good faith to amend or amend and restate the commercial terms of this Agreement (including, if necessary, to re-document under a note purchase agreement or indenture) to ensure future compliance with such Applicable Law.
The Borrower and the Servicer each acknowledges that the Facility Agent may be communicating with other Lenders, Agents or potential lenders in connection with an amendment or syndication of this Agreement.
Section 17.3Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, electronic mail or postage prepaid, to the intended party at the address or e-mail of such party set forth under its name on Annex A or at such other address or e-mail as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by e-mail, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received.
Section 17.4Costs and Expenses. In addition to the rights of indemnification granted under Section 16.1, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Facility Agent, the Collateral Agent, and the Collateral Custodian in connection with the preparation, execution, delivery, syndication and administration of this Agreement, any liquidity support facility and the other documents and agreements to be delivered hereunder or with respect hereto, and, subject to any cap on such costs and expenses agreed upon in a separate letter agreement among the Borrower, the Servicer and the Facility Agent or the Collateral Agent and Collateral Custodian Fee Letter, as applicable, and the Borrower further agrees (i) to pay all reasonable and documented out-of-pocket costs and expenses (including reasonable outside counsel fees and expenses) of the Facility Agent, the Collateral Agent, the Collateral Custodian and the Lenders in connection with any amendments, waivers or consents executed in connection with this Agreement and with respect to advising the Facility Agent and the Lenders as to its rights and remedies under this Agreement, and (ii) to pay all reasonable, documented and out-of-pocket costs and expenses, if any (including reasonable outside counsel fees and expenses), of the Facility Agent, the Collateral Agent, the Collateral Custodian, the Agents and the Lenders, in connection with the enforcement against the Servicer or the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided that in the case of reimbursement of fees and expenses of counsel in each of clause (i) and clause (ii) above, such reimbursement shall be limited to one outside counsel to the Facility Agent, the Agents, the Lenders and their related Indemnified Parties, one outside counsel to the Collateral Agent, the Collateral Custodian and their related Indemnified Parties, one additional local counsel to the

Facility Agent, the Agents, the Lenders and their related Indemnified Parties in each applicable local jurisdiction, one additional local counsel to the Collateral Agent, the Collateral Custodian and their related Indemnified Parties in each applicable local jurisdiction, and one additional local counsel in each applicable local jurisdiction in the case of a conflict of interest. For the avoidance of doubt, the costs and expenses described in this Section 17.4 shall not include Taxes.
Section 17.5Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Facility Agent, the Servicer, the Collateral Agent, the Collateral Custodian and their respective successors and assigns, and the provisions of Section 4.3, Article V, and Article XVI shall inure to the benefit of the Affected Persons and the Indemnified Parties, respectively, and their respective successors and assigns; provided, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XV. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until (subject to the immediately following sentence) such time when all Obligations have been finally and fully paid in cash and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V and Article XVI and the provisions of Section 17.10, Section 17.11 and Section 17.12 shall be continuing and shall survive any termination of this Agreement and any termination of any Person’s rights to act as Servicer hereunder or under any other Transaction Document.
Section 17.6Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
Section 17.7Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 17.8GOVERNING LAW. THIS AGREEMENT, THE NOTES AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
Section 17.9Counterparts; Electronic Execution. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement. Delivery of this Agreement by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. The parties agree that this Agreement may be executed and delivered by electronic signatures and that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. This Agreement shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall be valid, binding and enforceable and shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.
Section 17.10WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, LITIGATION, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE EQUITYHOLDER, THE BORROWER, THE SERVICER, THE FACILITY AGENT, THE AGENTS, THE INVESTORS OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.
Section 17.11No Proceedings.
(a)Notwithstanding any other provision of this Agreement, each of the Servicer, the Collateral Agent, the Collateral Custodian, each Agent, each Lender and the Facility Agent hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any Advances or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Advances or other amounts shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.
(b)Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against any Conduit Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any commercial paper note issued by such applicable Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper notes shall be outstanding.
(c)The provisions of this Section 17.11 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 17.11 and the Facility Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws, or any similar laws. The provisions of this paragraph shall survive the termination of this Agreement.
Section 17.12Limited Recourse. No recourse under any obligation, covenant or agreement of a Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of a Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.
No recourse under any obligation, covenant or agreement of the Servicer, the Equityholder or the Borrower contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of the Servicer, the Equityholder or the Borrower or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise, other than the limited recourse against those assets pledged by the Borrower pursuant to this Agreement; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Servicer, the Equityholder and the Borrower, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any the Servicer, the Equityholder or the Borrower or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Servicer, the Equityholder or the Borrower contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Servicer or the Borrower of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.
Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents, the parties hereto acknowledge that the obligations of any Conduit Lender arising hereunder are limited recourse obligations payable solely from the unsecured assets of such Conduit Lender (the “Available Funds”) and, following the application of such Available Funds or the proceeds thereof, any claims of the parties hereto (and the obligations of such Conduit Lender) shall be extinguished. No recourse shall be had for the payment of any amount owing under this Agreement against any officer, member, director, employee, security holder or incorporator of any Conduit Lender or its successors or assigns, and no action may be brought against any officer, member, director, employee, security holder or incorporator of any Conduit Lender personally. The parties hereto agree that they will not petition a court, or take any action or commence any proceedings, for the liquidation or the winding-up of, or the appointment of an examiner to, any Conduit Lender or any other bankruptcy or insolvency proceedings with respect to such Conduit Lender; provided that nothing in this sentence shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this sentence that was instituted against any Conduit Lender by any Person other than such party. The provisions of this paragraph shall survive the termination of this Agreement.
Each Conduit Lender shall only be required to pay (a) any fees or liabilities that it may incur under this Agreement only to the extent such Conduit Lender has Excess Funds on the date of such determination and (b) any expenses, indemnities or other liabilities that it may incur under this Agreement or any fees, expenses, indemnities or other liabilities under any other Transaction Document only to the extent such Conduit Lender receives funds designated for such purposes or to the extent it has Excess Funds not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of all of its outstanding commercial paper notes as of the date of such determination. In addition, no amount owing by any Conduit Lender hereunder in excess of the liabilities that such Conduit Lender is required to pay in accordance with the preceding sentence shall constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against such Conduit Lender.
Section 17.13ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR

SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
Section 17.14Confidentiality. (a)  The Borrower, the Servicer, the Collateral Custodian and the Collateral Agent shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders, equity investors or representatives who shall be obligated to hold such information confidential, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, or (iv) to the extent the Borrower, the Servicer, the Collateral Custodian or the Collateral Agent or any Affiliate of any of them should be required by any law or regulation applicable to it (including securities laws) or requested by any Official Body to disclose such information.
(b)The Facility Agent, the Collateral Agent, the Collateral Custodian, each Agent and each Lender, severally and with respect to itself only, covenants and agrees that any information about the Borrower or its Affiliates or the Obligors, the Collateral Obligations, the Related Security or otherwise obtained by the Facility Agent, the Collateral Agent or such Lender pursuant to this Agreement (“Information”) shall be held in confidence (it being understood that documents provided to the Facility Agent hereunder may in all cases be distributed by the Facility Agent to the Lenders) except that the Facility Agent, the Collateral Agent, the Collateral Custodian or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives who shall be obligated to hold such information confidential, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Facility Agent, the Collateral Agent, the Collateral Custodian or such Lender, (iii) to the extent such information was available to the Facility Agent or such Lender on a non-confidential basis prior to its disclosure to the Facility Agent or such Lender hereunder, (iv) with the consent of the Servicer, (v) to the extent permitted by Article XV, or (vi) to the extent the Facility Agent or such Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Official Body to disclose such information; provided, that in the case of clause (vi) above, the Facility Agent or such Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Servicer of its intention to make any such disclosure prior to making any such disclosure.
(c)For the avoidance of doubt, nothing in this Section 17.14 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 17.14 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 17.15Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 17.15 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.
Section 17.16Replacement of Lenders.
(a)If any Lender requests compensation under Section 5.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Official Body for the account of any Lender pursuant to Section 4.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Obligations or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 5.1, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, that such reasonable costs and expenses cannot exceed the amounts requested as compensation under Section 5.1 or that the Borrower is or will be required to pay on account of Indemnified Taxes or additional amounts pursuant to Section 4.3.
(b)At any time there is more than one Lender, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender, except (i) the Facility Agent or (ii) any Lender which is administered by the Facility Agent or an Affiliate of the Facility Agent, that (a) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 4.3 or Section 5.1 or (b) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts pursuant to Section 4.3 or Section 5.1, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 17.16(a) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 4.3 or Section 5.1 or (c) that has delivered written notice to the Borrower that, in accordance with the definition of “Base Rate” the Yield payable to it shall be based upon the Alternate Base Rate rather than Term SOFR, (d) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 17.2 or (d) becomes a Defaulting Lender; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Advance, (ii) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii)  the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Facility Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.4(a), (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Taxes, as the case may be, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Facility Agent or any other Lender shall have against the replaced Lender, and (vii) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter and (viii) if such replacement is being effected as a result of a Lender requiring its Yield to be calculated based on the Alternate Base Rate rather than Term SOFR, such replacement, if effected, will result in all Yield continuing to be calculated based upon Term SOFR. Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.5(b) in connection with such removal or replacement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 17.17Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding, whether in contract, tort or otherwise and whether at law or in equity, arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding (whether in contract, tort or otherwise and whether at law or in equity). The parties hereto agree that a final judgment in any such action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 17.18Option to Acquire Rating. Each party hereto hereby acknowledges and agrees that the Facility Agent (on behalf and at the sole expense of the requesting Lender) may, at any time and in its sole discretion, obtain a public rating for this loan facility. The Borrower and the Servicer hereby agree (at the sole expense of the requesting Lender) to use commercially reasonable efforts, at the request of the Facility Agent, to cooperate with the acquisition and maintenance of any such rating.
Section 17.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-

Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 17.20Lender Representation. Each Lender hereby individually represents and warrants, as to itself, that (i) it is both (x) either a “qualified institutional buyer” under Rule 144A of the Securities Act of 1933, as amended, or an institutional “Accredited Investor” as defined in Rule 501(a)(1)–(3) or (7) under the Securities Act of 1933, as amended, and (y) a “qualified purchaser” as defined in Section 2(a)(51) of the 1940 Act, and (ii) it is making Advances and acquiring its Note, as applicable, for investment for its own account and not with a view to any distribution of such Advances or Note (but without prejudice to its right at all times to assign its interest in its Advances and/or its Note in accordance herewith).
Section 17.21Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Article XVIII

COLLATERAL CUSTODIAN
Section 18.1Designation of Collateral Custodian.
The role of Collateral Custodian with respect to the Collateral Obligation Files shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 18.1. State Street Bank and Trust Company is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.
Section 18.2Duties of the Collateral Custodian.
(a)Duties. The Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:
(i)The Collateral Custodian, as the duly appointed agent of the Secured Parties, shall take and retain custody of the Collateral Obligation Files delivered to it by, or on behalf of, the Borrower for each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Asset Approval Request. The Collateral Custodian acknowledges that in connection with any Asset Approval Request, additional Collateral Obligation Files (specified on an accompanying Schedule of Collateral Obligations supplement) may be delivered to the Collateral Custodian from time to time. Promptly upon the receipt of any such delivery of Collateral Obligation Files and without any review, the Collateral Custodian shall send notice of such receipt to the Servicer, the Borrower and the Facility Agent.
(ii)With respect to each Collateral Obligation File which has been or will be delivered to the Collateral Custodian, the Collateral Custodian shall act exclusively as the custodian of the Secured Parties, and has no instructions to hold any Collateral Obligation File for the benefit of any Person other than the Secured Parties and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. In so taking and retaining custody of the Collateral Obligation Files, the Collateral Custodian shall be deemed to be acting for the purpose of perfecting the Collateral Agent’s security interest therein under the UCC. Except as permitted by Section 18.5, no Collateral Obligation File or other document constituting a part of a Collateral Obligation File shall be released from the possession of the Collateral Custodian.
(iii)The Collateral Custodian shall maintain continuous custody of all Collateral Obligation Files in its possession in secure facilities in accordance with customary standards for such custody and shall reflect in its records the interest of the Secured Parties therein. Each Collateral Obligation File which comes into the possession of the Collateral Agent (other than documents delivered electronically) shall be maintained in cabinets at the office of the Collateral Custodian specified in Annex A or at such other offices as shall be specified to the Facility Agent and the Servicer in a written notice at least thirty (30) days prior to such change; provided that, any Collateral Obligation File that comes into the possession of the Collateral Agent in the form of a physical promissory note shall be maintained in fire-resistant vaults. Each Collateral Obligation File shall be marked with an appropriate identifying label and maintained in such manner so as to permit retrieval and access by the Collateral Custodian and the Facility Agent. The Collateral Custodian shall keep the Collateral Obligation Files clearly segregated from any other documents or instruments in its files.
(iv)With respect to the documents comprising each Collateral Obligation File, the Collateral Custodian shall (i) act exclusively as Collateral Custodian for the Secured Parties, (ii) hold all documents constituting such Collateral Obligation File received by it for the exclusive use and benefit of the Secured Parties and (iii) make disposition thereof only in accordance with the terms of this Agreement or with written instructions furnished by the Facility Agent; provided, that in the event of a conflict between the terms of this Agreement and the written instructions of the Facility Agent, the Facility Agent’s written instructions shall control.
(v)The Collateral Custodian shall accept only written instructions of an Executive Officer, in the case of the Borrower or the Servicer, or a Responsible Officer, in the case of the Facility Agent, concerning the use, handling and disposition of the Collateral Obligation Files.
(vi)In the event that (i) the Borrower, the Facility Agent, the Servicer, the Collateral Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Collateral Obligation File or a document included within a Collateral Obligation File or (ii) a third party shall institute any court proceeding by which any Collateral Obligation File or a document included within a Collateral Obligation File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Collateral Custodian shall, to the extent permitted by law, continue to hold and maintain all the

Collateral Obligation Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Collateral Custodian shall dispose of such Collateral Obligation File or a document included within such Collateral Obligation File as directed by the Facility Agent, which shall give a direction consistent with such determination. Expenses of the Collateral Custodian incurred as a result of such proceedings shall be borne by the Borrower.
(vii)The Facility Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Facility Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Facility Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability or expense hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Facility Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Facility Agent within ten (10) Business Days of its receipt of such request, then the Facility Agent shall be deemed to have declined to consent to the relevant action.
(viii)The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Facility Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has actual knowledge of such matter or written notice thereof is received by the Collateral Custodian.
(b)Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have or be deemed to have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Collateral Custodian shall not be deemed to assume any obligations or liabilities of the Borrower, Facility Agent or Collateral Agent hereunder or under any other Transaction Document.

Section 18.3Delivery of Collateral Obligation Files. (a)      The Servicer (on behalf of the Borrower) shall deliver, on or prior to the applicable Funding Date (but no more than five (5) Business Days after such Funding Date, except as set forth in Section 10.21) the Collateral Obligation Files (which may be in electronic form) for each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Asset Approval Request. In connection with each delivery of a Collateral Obligation File to the Collateral Custodian, the Servicer shall represent and warrant that the Collateral Obligation Files delivered to the Collateral Custodian include all of the documents listed in the related Document Checklist and all of such documents and the information contained in the Schedule of Collateral Obligations are complete in all material respects pursuant to a certification in the form of Exhibit H executed by an Executive Officer of the Servicer.
(b)From time to time, the Servicer, promptly following receipt, shall forward to the Collateral Custodian (as identified on an accompanying Schedule of Collateral Obligations supplement) additional documents evidencing any assumption, modification, consolidation or extension of a Collateral Obligation, and upon receipt of any such other documents, the Collateral Custodian shall hold such other documents as the Servicer shall deliver in writing from time to time.
(c)With respect to any documents comprising the Collateral Obligation File that have been delivered or are being delivered to recording offices for recording and have not been returned to the Borrower or the Servicer in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, the Borrower or the Servicer shall indicate such on a Schedule of Collateral Obligations supplement and deliver to the Collateral Custodian a true copy thereof. The Borrower or the Servicer shall deliver such original documents to the Collateral Custodian promptly when they are received.
Section 18.4Collateral Obligation File Certification. (a)  On or prior to each Funding Date, the Servicer shall provide a Schedule of Collateral Obligations and related Document Checklist dated as of such Funding Date to the Collateral Custodian, the Collateral Agent and the Facility Agent (such information contained in the Schedule of Collateral Obligations shall also be delivered in Microsoft Excel format or another format reasonably acceptable to the Collateral Custodian) with respect to the Collateral Obligations to be delivered to the Collateral Agent on such Funding Date.
(b)In connection with (and as a part of) each Monthly Report, with respect to the Collateral Obligation Files delivered at least three (3) Business Days’ prior to the related Reporting Date, the Collateral Custodian shall prepare a report (to be included as a part of each Monthly Report) in respect of each of the Collateral Obligations, to the effect that, as to each Collateral Obligation listed on the Schedule of Collateral Obligations attached to the related Advance Request or Reinvestment Request, based on the Collateral Custodian’s examination of the Collateral Obligation File for each Collateral Obligation and the related Document Checklist, except for variances from the documents identified in the Document Checklist with respect to the related Collateral Obligation Files (“Exceptions”), (i) all documents required to be delivered in respect of such Collateral Obligations pursuant to the

Document Checklist have been delivered and are in the possession of the Collateral Custodian as part of the Collateral Obligation File for such Collateral Obligation (other than those released pursuant to Section 18.5), and (ii) all such documents have been reviewed by the Collateral Custodian and appear on their face to relate to such Collateral Obligation. The Collateral Custodian shall also maintain records of the total number of Collateral Obligation Files that do not have the documents provided on the Document Checklist and will include such total in each Monthly Report. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review all documents required to be delivered in respect of Collateral Obligations pursuant to a Document Checklist shall be limited to reviewing such documents based on the information provided on the Document Checklist.
(c)Notwithstanding any language to the contrary herein, the Collateral Custodian shall make no representations as to, and shall not be responsible to verify, (i) the validity, legality, ownership, title, perfection, priority, enforceability, due authorization, recordability, sufficiency for any purpose, or genuineness of any of the documents contained in each Collateral Obligation File or (ii) the collectibility, insurability, effectiveness or suitability of any such Collateral Obligation.
Section 18.5Release of Collateral Obligation Files. (a)  Upon satisfaction of any of the conditions set forth in Section 12.3, the Servicer will provide an Officer’s Certificate to such effect to the Collateral Custodian (with a copy to the Collateral Agent) and shall request in writing delivery to it of the Collateral Obligation File and a copy thereof shall be sent concurrently by the Servicer to the Facility Agent. Upon receipt of such certification and request, unless it receives notice to the contrary from the Facility Agent, the Collateral Custodian shall within three Business Days release the related Collateral Obligation File to the Servicer and the Servicer will not be required to return the related Collateral Obligation File to the Collateral Custodian.
(b)From time to time and as appropriate for the servicing or foreclosure of any of the Collateral Obligations, including, for this purpose, collection under any insurance policy relating to the Collateral Obligations, the Collateral Custodian shall, upon receipt of a Request for Release and Receipt substantially in the form of Exhibit F-2 from an authorized representative of the Servicer (as listed on Exhibit F-1, as such exhibit may be amended from time to time by the Servicer with notice to the Collateral Custodian and the Facility Agent), release the related Collateral Obligation File or the documents set forth in such Request for Release and Receipt to the Servicer. In the event an Unmatured Event of Default, an Event of Default, an Unmatured Servicer Default or a Servicer Default has occurred and is continuing, the Servicer shall not make any such request with respect to any original documents unless the Facility Agent shall have consented in writing thereto (which consent may be evidenced by an executed counterpart to such request). The Servicer shall return each and every original document previously requested from the Collateral Obligation File to the Collateral Custodian when (x) the need therefor by the Servicer no longer exists or (y) the Collateral Obligation File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Related Security either judicially or non-judicially, the

Servicer shall deliver to the Collateral Custodian a certificate executed by an Executive Officer certifying as to the name and address of the Person to which such Collateral Obligation File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of the Servicer substantially in the form of Exhibit F-3, with a copy to the Facility Agent, stating that such Collateral Obligation was either (x) liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited have been so deposited, or (y) sold pursuant to an Optional Sale in accordance with Section 7.10, the Collateral Custodian shall within three (3) Business Days of receipt of the Request for Release and Receipt, release the requested Collateral Obligation File, and the Servicer will not be required to return the related Collateral Obligation File to the Collateral Custodian.
(c)Notwithstanding anything to the contrary set forth herein, the Servicer shall not, without the prior written consent of the Facility Agent, request any documents (other than copies thereof) held by the Collateral Custodian if the sum of the unpaid Principal Balances of all Collateral Obligations for which the Servicer is then in possession of the related Collateral Obligation File or any document comprising such Collateral Obligation File (other than for Collateral Obligations then held by the Servicer which have been sold, repurchased, paid off or liquidated in accordance with this Agreement) (including the documents to be requested) exceeds 5% of the Adjusted Aggregate Eligible Collateral Obligation Balance. The Servicer may hold, and hereby acknowledges that it shall hold, any documents and all other property included in the Collateral that it may from time to time receive hereunder as custodian for the Secured Parties solely at the will of the Collateral Custodian and the Secured Parties for the sole purpose of facilitating the servicing of the Collateral Obligations and such retention and possession shall be in a custodial capacity only. To the extent the Servicer, as agent of the Collateral Custodian and the Borrower, holds any Collateral, the Servicer shall do so in accordance with the Servicing Standard as such standard applies to servicers acting as custodial agent. The Servicer shall promptly report to the Collateral Custodian and the Facility Agent the loss by it of all or part of any Collateral Obligation File previously provided to it by the Collateral Custodian and shall promptly take appropriate action to remedy any such loss. The Servicer shall hold (in accordance with Section 9-313(C) of the UCC) all documents comprising the Collateral Obligation Files in its possession as agent of the Collateral Agent. In such custodial capacity, the Servicer shall have and perform the following powers and duties:
(i)hold the Collateral Obligation Files and any document comprising a Collateral Obligation File that it may from time to time have in its possession for the benefit of the Collateral Custodian, on behalf of the Secured Parties, maintain accurate records pertaining to each Collateral Obligation to enable it to comply with the terms and conditions of this Agreement, and maintain a current inventory thereof;
(ii)implement policies and procedures consistent with the Servicing Standard and requirements of this Agreement so that the integrity and physical possession of such Collateral Obligation Files will be maintained; and

(iii)take all other actions, in accordance with the Servicing Standard, in connection with maintaining custody of such Collateral Obligation Files on behalf of the Collateral Agent.
Acting as custodian of the Collateral Obligation Files pursuant to this Section 18.5, the Servicer agrees that it does not and will not have or assert any beneficial ownership interest in the Collateral Obligations or the Collateral Obligation Files.
Section 18.6Examination of Collateral Obligation Files. Upon reasonable prior notice to the Collateral Custodian, the Borrower, the Servicer and their agents, accountants, attorneys and auditors will be permitted during normal business hours to examine and make copies of the Collateral Obligation Files, documents, records and other papers in the possession of or under the control of the Collateral Custodian relating to any or all of the Collateral Obligations. Prior to the occurrence of an Unmatured Event of Default, an Event of Default, an Unmatured Servicer Default or a Servicer Default, upon the request of the Facility Agent and at the cost and expense of the Servicer, the Collateral Custodian shall promptly provide the Facility Agent with the Collateral Obligation Files or copies, as designated by the Facility Agent, subject to the cap on costs and expenses and other terms and conditions set forth in Section 7.9(d); provided, the Collateral Custodian shall not be required to provide such copies if it does not receive adequate assurance of payment.
Section 18.7Lost Note Affidavit. In the event that the Collateral Custodian fails to produce any original promissory note delivered to it related to a Collateral Obligation that was in its possession pursuant to Section 10.20 within five (5) Business Days after required or requested by the Facility Agent and provided that (a) the Collateral Custodian previously certified in writing to the Facility Agent that it had received such original promissory note and (b) such original promissory note is not outstanding pursuant to a Request for Release and Receipt, then the Collateral Custodian shall with respect to any missing original promissory note, promptly deliver to the Facility Agent upon request a lost note affidavit.
Section 18.8Transmission of Collateral Obligation Files. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Collateral Obligation Files in the performance of the Collateral Custodian’s duties hereunder shall be delivered by the Facility Agent or the Servicer to the Collateral Custodian prior to any shipment of any Collateral Obligation Files hereunder. In the event the Collateral Custodian does not receive such written instruction from the Facility Agent or the Servicer (as applicable), the Collateral Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Servicer shall arrange for the provision of such services at its sole cost and expense (or, at the Collateral Custodian’s option, reimburse the Collateral Custodian for all costs and expenses incurred by the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Collateral Obligation Files as the Servicer deems appropriate.
Section 18.9Merger or Consolidation. Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.
Section 18.10Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to its fees and reimbursement of its out-of-pocket, accrued and unpaid expenses from the Borrower as set forth in the Collateral Agent and Collateral Custodian Fee Letter and any other reasonable and documented out-of-pocket expenses, including reasonable fees and out-of-pocket costs and expenses of outside counsel and indemnity amounts (subject to the limitations with respect to Indemnified Amounts set forth in Article XVI) payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Custodian under the Transaction Documents (subject to the limitations with respect to Indemnified Amounts set forth in Article XVI) (collectively, the “Collateral Custodian Fees and Expenses”). The Borrower agrees to reimburse the Collateral Custodian in accordance with the provisions of Section 8.3(a) for all reasonable expenses, disbursements and advances incurred or made by the Collateral Custodian in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents. The Collateral Custodian’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease to accrue on the earlier to occur of: (i) its removal as Collateral Custodian and appointment and acceptance by the successor Collateral Custodian pursuant to Section 18.11 and the Collateral Custodian has ceased to hold any Collateral Obligation Files or (ii) the termination of this Agreement.
Section 18.11Removal or Resignation of Collateral Custodian. (a)  The Collateral Custodian may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Servicer, the Borrower and the Facility Agent; provided, that no resignation or removal of the Collateral Custodian will be permitted unless a successor Collateral Custodian has been appointed which successor Collateral Custodian, so long as no Unmatured Servicer Default, Servicer Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer. Promptly after receipt of notice of the Collateral Custodian’s resignation, the Facility Agent shall promptly appoint a successor Collateral Custodian by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Servicer, the resigning Collateral Custodian and to the successor Collateral Custodian. In the event no successor Collateral Custodian shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Custodian may petition any court of competent jurisdiction to appoint a successor Collateral Custodian.
(b)The Facility Agent upon at least 60 days’ prior written notice to the Collateral Custodian, may remove and discharge the Collateral Custodian or any successor Collateral Custodian thereafter appointed from the performance of its duties under this Agreement for cause. Promptly after giving notice of removal of the Collateral Custodian, the Facility Agent shall appoint a successor Collateral Custodian (which successor Collateral Custodian, so long as no Unmatured Servicer Default, Servicer Default, Unmatured Event of

Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer), or petition a court of competent jurisdiction to appoint, a successor Collateral Custodian. Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Custodian and the successor Collateral Custodian, with a copy delivered to the Borrower and the Servicer.
(c)In the event of any such resignation or removal, the Collateral Custodian shall, no later than five (5) Business Days after receipt of notice of the successor Collateral Custodian, transfer to the successor Collateral Custodian, as directed in writing by the Facility Agent, all the Collateral Obligation Files being administered under this Agreement. The cost of the shipment of Collateral Obligation Files arising out of the resignation of the Collateral Custodian pursuant to Section 18.11(a), or the termination for cause of the Collateral Custodian pursuant to Section 18.11(b), shall be at the expense of the Collateral Custodian. Any cost of shipment arising out of the removal or discharge of the Collateral Custodian without cause pursuant to Section 18.11(b) shall be at the expense of the Borrower.
Section 18.12Limitations on Liability. (a)  The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian shall not be bound to make any investigation into the facts or matters stated in any such certificate, instrument, opinion, notice, letter, telegram or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Custodian shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Facility Agent or (b) the verbal instructions of the Facility Agent, and no party shall have any right of action whatsoever against the Collateral Custodian as a result of the Collateral Custodian acting or (where so instructed) refraining from acting hereunder in accordance with the instructions of the Facility Agent.
(b)The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(c)Neither the Collateral Custodian nor any of its directors, officers, agents, or employees shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or negligent performance or omission of its duties and in the case of the negligent performance of its duties in taking and retaining custody of the Collateral Obligation Files; provided that, the Collateral Custodian hereby agrees that any failure of the Collateral Custodian to produce an original promissory note satisfying the conditions described in clauses (a) and (b) of Section 18.7 shall constitute negligence. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
(d)The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral.
(e)The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian. The duties, obligations and responsibilities of the Collateral Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Collateral Custodian. Any permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty.
(f)The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder. In no event shall the Collateral Custodian be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Collateral Custodian as contemplated by this Agreement.
(g)It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.
(h)In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Facility Termination Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Facility Termination Date, request instructions from the Facility Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Facility Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Facility Agent. In no event shall the Collateral Custodian be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)Beyond the safekeeping of the Collateral Obligation Files in accordance with Article XVIII, the Collateral Custodian shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Custodian shall not be liable or responsible for any misconduct, negligence or loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent, attorney or bailee selected by the Collateral Custodian in good faith and with due care hereunder.
(j)Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Section 11.7 and Section 11.8 shall be afforded to the Collateral Custodian.
Section 18.13Collateral Custodian as Agent of Collateral Agent. The Collateral Custodian agrees that, with respect to any Collateral Obligation File at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and custodian of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC. For so long as the Collateral Custodian is the same entity as the Collateral Agent, the Collateral Custodian shall be entitled to the same rights and protections afforded to the Collateral Agent hereunder.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
VCSL FUNDING 1 LLC, as Borrower

By:	/s/ Greg Galligan
Name: Greg Galligan
Title: Managing Member

    [Signature Page to Loan Financing and Servicing Agreement]

VISTA CREDIT STRATEGIC LENDING CORP., as Equityholder and as Servicer

By:	/s/ Greg Galligan
Name: Greg Galligan
Title: Managing Member

[Signature Page to Loan Financing and Servicing Agreement]

STATE STREET BANK AND TRUST COMPANY,
as Collateral Agent and as Collateral Custodian

By:	/s/ Brian Peterson
Name: Brian Peterson
Title: Vice President

[Signature Page to Loan Financing and Servicing Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

By:	/s/ Erica Flor
Name: Erica Flor
Title: VP

[Signature Page to Loan Financing and Servicing Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as an Agent and as a Committed Lender

By:	/s/ Amit Patel
Name: Amit Patel
Title: Managing Director

By:	/s/ Erica Flor
Name: Erica Flor
Title: VP

[Signature Page to Loan Financing and Servicing Agreement]